Exhibit 2.1
CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) TREATED AS PRIVATE OR CONFIDENTIAL BY THE REGISTRANT.

EXECUTION VERSION

EQUITY PURCHASE AGREEMENT
AMONG
TRIMAS CORPORATION,
TRIMAS COMPANY LLC,
TRIMAS INTERNATIONAL HOLDINGS LLC,
AERO PRODUCTS GROUP LLC,
RIEKE GERMANY GMBH & CO. KG,
AND
TAKEOFF BUYER, INC.
_______________________
Dated as of November 4, 2025

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Page

ARTICLE I DEFINITIONS    1
Section 1.1    Definitions    1
ARTICLE II PURCHASE AND SALE; PURCHASE PRICE; CLOSING    23
Section 2.1    Purchase and Sale    23
Section 2.2    Purchase Price    23
Section 2.3    Closing Date    23
Section 2.4    Closing Deliveries    23
Section 2.5    Post-Closing Adjustments    24
Section 2.6    Purchase Price Allocation    28
Section 2.7    Withholding    29
ARTICLE III REPRESENTATIONS AND WARRANTIES OF SELLERS    29
Section 3.1    Organization, Standing and Power    29
Section 3.2    Equity of Transferred Entities.    30
Section 3.3    Authority; Execution and Delivery; Enforceability    30
Section 3.4    No Conflicts; Consents; Governmental Authorization    31
Section 3.5    Financial Statements    31
Section 3.6    Absence of Undisclosed Liabilities    32
Section 3.7    Absence of Changes or Events    33
Section 3.8    Sufficiency of Assets    33
Section 3.9    Intellectual Property Rights    33
Section 3.10    Information Technology; Data Protection    34
Section 3.11    Real Property    35
Section 3.12    Contracts    36
Section 3.13    Compliance with Applicable Laws; Permits    38
Section 3.14    Environmental Matters    39
Section 3.15    Proceedings    40
Section 3.16    Taxes    40
Section 3.17    Labor Relations; Employees and Employee Benefit Plans    41
Section 3.18    Intercompany Agreements    46

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(continued)
Page

Section 3.19    Insurance    46
Section 3.20    Brokers    46
Section 3.21    Material Customers and Material Suppliers    46
Section 3.22    Government Contracts    47
Section 3.23    Quality, Safety and Salability of Products    47
Section 3.24    Exclusivity of Representations and Warranties    48
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PURCHASER    48
Section 4.1    Organization, Standing and Power    48
Section 4.2    Authority; Execution and Delivery; Enforceability    48
Section 4.3    No Conflicts; Consents; Governmental Authorization    49
Section 4.4    Sufficiency of Funds     49
Section 4.5    Financial Ability to Perform    49
Section 4.6    Guarantee    51
Section 4.7    Proceedings    51
Section 4.8    Brokers    51
Section 4.9    Investigation    51
Section 4.10    Securities Act    51
Section 4.11    Solvency    52
Section 4.12    [Reserved]    52
Section 4.13    CFIUS    52
Section 4.14    Exclusivity of Representations and Warranties    53
Section 4.15    Acknowledgment of No Other Representations or Warranties     53
ARTICLE V COVENANTS    54
Section 5.1    Efforts    54
Section 5.2    Covenants Relating to Conduct of Business    57
Section 5.3    Confidentiality    60
Section 5.4    Access to Information    61
Section 5.5    Publicity    62
Section 5.6    Employee Matters    63

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(continued)
Page

Section 5.7    [Reserved]    69
Section 5.8    Insurance    70
Section 5.9    Payments from Third Parties; Wrong Pockets    70
Section 5.10    Purchaser Approvals    71
Section 5.11    R&W Insurance Policy    72
Section 5.12    Termination of Intercompany Balances    72
Section 5.13    Directors’ and Officers’ Indemnification    73
Section 5.14    [Reserved]    74
Section 5.15    Financing Cooperation    74
Section 5.16    Acknowledgment of Pre-Closing Services    76
Section 5.17    Pre-Closing Reorganization    76
Section 5.18    Trademark Matters; Freedom to Operate License    76
Section 5.19    Non-Solicitation    78
Section 5.20    Restrictive Covenants    79
Section 5.21    Other Investors    80
Section 5.22    Litigation Support    80
Section 5.23    Profit and Loss Pooling Agreement.    80
Section 5.24    Further Assurances    81
ARTICLE VI CERTAIN TAX MATTERS    82
Section 6.1    Cooperation and Exchange of Information    82
Section 6.2    Transfer Taxes    82
Section 6.3    Tax Sharing Agreements    83
Section 6.4    Elections and Post-Closing Actions    83
Section 6.5    Tax Treatment    84
Section 6.6    Certain Tax Refunds    85
ARTICLE VII CONDITIONS PRECEDENT    86
Section 7.1    Conditions to Each Party’s Obligations to Close    86
Section 7.2    Conditions to Obligations of Purchaser to Close    86
Section 7.3    Conditions to Obligations of Sellers to Close    87

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(continued)
Page

ARTICLE VIII TERMINATION; EFFECT OF TERMINATION    87
Section 8.1    Termination    88
Section 8.2    Effect of Termination    88
Section 8.3    Notice of Termination    89
ARTICLE IX GENERAL PROVISIONS    89
Section 9.1    Survival    89
Section 9.2    Entire Agreement    90
Section 9.3    Assignment    90
Section 9.4    Amendments and Waivers    91
Section 9.5    No Third-Party Beneficiaries    91
Section 9.6    Notices    91
Section 9.7    Non-Recourse    92
Section 9.8    Specific Performance    93
Section 9.9    Governing Law and Jurisdiction    93
Section 9.10    Waiver of Jury Trial    94
Section 9.11    Severability    94
Section 9.12    Counterparts    95
Section 9.13    Expenses    95
Section 9.14    Interpretation; Absence of Presumption    95
Section 9.15    Waiver of Conflicts Regarding Representation; Nonassertion of Attorney-Client Privilege    96
Section 9.16    [Reserved]    97
Section 9.17    Disclosure Schedules    97
Section 9.18    Currency Adjustments    98
Section 9.19    Indemnification    98
Section 9.20    Indemnification Claims and Payment    98

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(continued)
Page

EXHIBITS
Exhibit A – Pre-Closing Reorganization
Exhibit B – Reference Balance Sheet
Exhibit C – Transaction Accounting Principles
Exhibit D – First-Tier Allocation Schedule
Exhibit E – Form of Transition Services Agreement
Exhibit F – Form of Equity Transfer Instrument
Exhibit G – Form of Resignation Letter
Exhibit H – German FDI Commitments

-v-

EQUITY PURCHASE AGREEMENT
This EQUITY PURCHASE AGREEMENT, dated as of November 4, 2025 (this “Agreement”), is being entered into among TriMas Corporation, a Delaware corporation (“Parent”), TriMas Company LLC, a Delaware limited liability company (“TriMas US”), Aero Products Group LLC, a Delaware limited liability company (“Aero”), TriMas International Holdings LLC, a Delaware limited liability company (“TriMas International”), Rieke Germany GmbH & Co. KG, a German limited partnership (“TriMas Germany” and together with Parent, TriMas US, TriMas International and Aero, “Sellers”), and Takeoff Buyer, Inc., a Delaware corporation (“Purchaser”). Each of Sellers and Purchaser are sometimes referred to in this Agreement as a “Party” and collectively as the “Parties.”
WHEREAS, each Seller is directly and indirectly engaged in, among other things, the Business;
WHEREAS, following the consummation of a series of transactions, as further described on Exhibit A to this Agreement (the transactions set forth thereon, the “Pre-Closing Reorganization”), the Transferred Entities and their Subsidiaries will be the only Subsidiaries of Sellers engaged in the Business; and
WHEREAS, Sellers desire to sell to Purchaser, and Purchaser desires to purchase from Sellers, the Purchased Entity Equity, upon the terms and subject to the conditions contained in this Agreement.
NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, on the terms and subject to the conditions of this Agreement, Sellers and Purchaser, intending to be legally bound, hereby agree as follows:
ARTICLE I
DEFINITIONS
Section 1.1 Definitions. As used herein, the following terms have the meanings set forth below when capitalized:
“414(l) Amount” means the assets of Seller’s Pension Plan allocated as of the Closing Date with respect to the Pension Participants under the rules of Section 414(l) of the Code and the regulations promulgated thereunder, as if the Seller’s Pension Plan had terminated and its assets were allocated to plan participants in accordance with 4044 of ERISA.
“Accrued Income Taxes” means an amount (which will not be less than zero in any jurisdiction or for any entity), whether or not accrued on the Business Balance Sheet as of the Closing Date, equal to the aggregate amount of unpaid income Taxes of the Transferred Entities for any Pre-Closing Tax Period the final income Tax Return for which is first required to be filed (including extensions) after, and is not filed as of, the Closing. The calculation of Accrued Income Taxes shall (A) exclude (i) any deferred Tax assets, (ii) any liabilities, accruals or reserves established or required to be established under GAAP methodologies with respect to contingent income Taxes or uncertain Tax positions, or (iii) any income Taxes for which any Seller Tax Group (and not any of the Transferred Entities, on a standalone basis), are primarily liable under applicable Law, (B) not take into account the effect of any of the transactions contemplated by this Agreement or any transaction or event occurring on the Closing Date after the Closing outside the ordinary course of business and not expressly contemplated by this Agreement, (C) take into account (i) all estimated Tax payments or other prepayments of Taxes with respect to such income Taxes made prior to the Closing to the extent they reduce (not below zero) the unpaid income Taxes of the Transferred Entities with respect to a Pre-Closing Tax Period and (ii) to the extent permitted by applicable Law at a “more likely than not” or higher level of comfort, all deductions or losses attributable to the payment or satisfaction of Transaction Expenses and Indebtedness in connection with the Closing, and (D) in the case of a Straddle Period, be determined in accordance with Section 6.7.

“Affiliate” means, with respect to any Person, as of the time at which determination of affiliation is being made, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person, provided, that, in no event shall Purchaser or any of its Subsidiaries (including, from and after the Closing, the Transferred Entities) be considered an Affiliate of any portfolio company or investment fund affiliated with Blackstone Inc. or Tinicum L.P. nor shall any portfolio company or investment fund affiliated with Blackstone Inc. or Tinicum L.P. be considered to be an Affiliate of Purchaser or any of its Subsidiaries (including from and after the Closing, the Transferred Entities). For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise. For the avoidance of doubt, (a) Sellers and their Affiliates shall not be deemed to be Affiliates of Purchaser or, from and after the Closing, of any of the Transferred Entities, and (b) from and after the Closing, the Transferred Entities shall be deemed to be Affiliates of Purchaser.
“Agreed Allocation Items” has the meaning set forth in Section 2.6(b).
“Agreement” has the meaning set forth in the Preamble.
“Affiliated Group” means (i) any “affiliated group” within the meaning of Code Section 1504(a) or (ii) any other affiliated, consolidated, combined, unitary or other group for state, local or non-U.S. Tax purposes.
“Allocation Objection Notice” has the meaning set forth in Section 2.6(b).
“Anti-Corruption Laws” means all applicable Laws to which any Transferred Entity is subject relating to the prevention of corruption and bribery, including the U.S. Foreign Corrupt Practices Act of 1977.

“Approval” means any approval, authorization or consent of, or the grant or issuance of any approval, authorization, confirmation, consent, license, order, Permit or waiver by any Person.
“Balance Sheet Date” has the meaning set forth in Section 3.5(a).
“Base Cash Consideration” means $1,451,000,000.
“Benefit Plan” means each (a) “employee benefit plan,” as defined in Section 3(3) of ERISA (whether or not subject to ERISA), and (b) employment, individual consulting, bonus, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, equity, equity-based, phantom equity, incentive, commission, separation pay, retention, severance, change-in-control, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, post-employment retirement benefits, welfare, nonqualified deferred compensation, fringe benefit or other benefit or compensation plans, policies, programs, Contracts, agreements or arrangements (x) entered into, sponsored, maintained or contributed to (or required to be contributed to) by the Transferred Entities, (y) entered into, sponsored, maintained or contributed to (or required to be contributed to) by Sellers or their Affiliates for the benefit of any of the Business Employees, any Former Business Employee, or any of their beneficiaries, or (z) otherwise with respect to which the Transferred Entities have any current or contingent liability or obligation, excluding any “multiemployer plan” as defined in Section 3(37) of ERISA or Section 414(f) of the Code and any plans, policies, or arrangements to which contributions by an employer are mandated by a Governmental Entity and by Law or which are maintained solely by a Governmental Entity (and, for the avoidance of doubt, excluding workers’ compensation insurance).
“BMWiE” has the meaning set forth in Section 5.1(c).
“Business” means the business of developing, qualifying, commercializing, licensing, marketing and manufacturing fasteners, tubular products and assemblies for air management and fluid conveyance, fabricated precision metal products, components and various machined, formed, and/or forged components, products and assemblies, in each case, for purposes of selling such fasteners, products and assemblies to customers operating in the aerospace, space and defense market, and industrial gas turbines markets, each as conducted by Sellers and their Subsidiaries during the 12 months immediately prior to Closing.
“Business Balance Sheet” has the meaning set forth in Section 3.5(a).
“Business Day” means any day, other than a Saturday, Sunday or day on which commercial banks are required or authorized to be closed in New York, New York.
“Business Employee” means each individual who is employed by any Transferred Entity as of immediately prior to Closing following the Pre-Closing Reorganization.
“Business Financial Statements” has the meaning set forth in Section 3.5(a).

“Business Mark” has the meaning set forth in Section 5.18(f).
“Business Material Adverse Effect” means any event, circumstance, condition, change, effect or development that individually or in the aggregate has or would reasonably be expected to have a material adverse effect on (x) the business, condition (financial or otherwise), assets, liabilities, or results of operations of the Transferred Entities or the Business, taken as a whole or (y) the ability of Sellers to consummate the Closing; provided that no such event, circumstance, condition, change, effect or development resulting or arising from or in connection with any of the following matters shall be deemed, either alone or in combination, to constitute or contribute to a Business Material Adverse Effect pursuant to clause (x) or otherwise be taken into account in determining whether a Business Material Adverse Effect pursuant to clause (x) has occurred: (a) the general conditions in the industries in which the Business operates, including competition in any of the geographic areas in which the Business operates; (b) political, economic, business, monetary, financial, securities, or capital or credit market conditions or trends (including inflation, deflation, or any changes in the rate of increase or decrease of inflation or deflation, interest or exchange rates or the price of commodities or raw materials), including with respect to government spending, budgets and related matters; (c) geopolitical conditions, trade wars, tariffs or sanctions, any act of civil unrest, war, sabotage or terrorism, including any geopolitical dispute and conflict between (i) the Russian Federation and Ukraine, (ii) Israel and Hamas or (iii) Israel and Iran and its proxies, and in each case any evolution or worsening thereof, and any outbreak or escalation of hostilities involving the United States or any other country or the declaration by the United States or any other country or jurisdiction of a national emergency or war; (d) any natural or manmade disasters or weather developments, including earthquakes, hurricanes, tsunamis, typhoons, lightning, hail storms, blizzards, tornadoes, droughts, floods, cyclones, arctic frosts, mudslides and wildfires, acts of God, or any Health Emergency or similar force majeure events, including any material worsening of such conditions; (e) the failure of the financial or operating performance of the Business to meet internal or Purchaser projections, forecasts, milestones, estimates, guidance or budgets or financial or operating predictions of revenue, earnings, cash flow or cash position for any period (provided that this clause (e) shall not be construed as implying that Sellers or any of their Affiliates is making any representation or warranty herein with respect to any projections, forecasts, milestones, estimates, guidance or budgets or financial or operating predictions of revenue, earnings, cash flow or cash position for any period and no such representations or warranties are being made; provided further that this clause (e) shall not prevent a determination that any event, circumstance, condition, change, effect or development underlying such failure has resulted in a Business Material Adverse Effect unless excluded by another clause in this definition); (f) [reserved]; (g)  any action taken or omitted to be taken by or at the written request of Purchaser or Purchaser unreasonably withholding, conditioning or delaying consent to the extent Sellers have requested such consent hereunder and Purchaser is prohibited from unreasonably withholding, conditioning or delaying consent hereunder; (h) the execution, announcement, pendency, performance or consummation, as applicable, of this Agreement and the other Transaction Documents, the Transaction (including, for the avoidance of doubt, the Pre-Closing Reorganization), or the identity of Purchaser or any of its Affiliates; (i) [reserved]; (j) changes in any Law (including any governmental or quasi-governmental action, including Health Measures, taken in connection with any Health Emergency or similar force majeure events, including any worsening of such conditions), or changes in GAAP; (k) [reserved]; (l) the availability or cost of any financing of any kind to Purchaser or its Affiliates; or (m) any breach of this Agreement by Purchaser or its Affiliates; provided, further, that any adverse events, changes, circumstance, condition, effects or developments resulting from the matters described in the foregoing clauses (a), (b), (c), (d), or (j) may be taken into account in determining whether there has been a Business Material Adverse Effect to the extent, and only to the extent that they have a materially disproportionate effect on the Business in the aggregate relative to similarly situated businesses in the industries in which the Business operates (in which case only such incremental materially disproportionate impact may be taken into account in determining whether there has been a Business Material Adverse Effect).
“Business Owned Intellectual Property” means any and all Intellectual Property Rights owned or purported to be owned by any Transferred Entity, as of the date hereof or, following the Pre-Closing Reorganization, as of the Closing, as applicable. For the avoidance of doubt, “Business Owned Intellectual Property” includes the Trademark “TAG” owned or purported to be owned by any Transferred Entity, but does not include any expansion of “TAG,” the Trademark “TriMas Aerospace Germany” or any individual word or combination of words thereof or any mark confusingly similar thereto.
“Business Registered Intellectual Property” has the meaning set forth in Section 3.9(a).
“Cash Amounts” means, of the Transferred Entities and as of any time, all cash and cash equivalents, including cash in bank accounts, deposits in transit, certificates of deposit, safe deposit boxes, demand accounts, time deposits, negotiable instruments, and marketable securities, in each case that are readily converted to known amounts of cash within 90 days of the Closing Date and are of such Transferred Entity as of such time, such amounts calculated without duplication in a manner consistent with the Transaction Accounting Principles; provided that Cash Amounts shall (a) include uncleared checks, wire transfers, ACH transfers and other electronic payments and deposits in transit to the Transferred Entities, in each case, except to the extent the receivables associated therewith are included in Working Capital, (b) be reduced for issued but uncleared checks, wire transfers, ACH transfers and other electronic payments from the Transferred Entities, in each case, except to the extent the payables associated therewith are included in Working Capital, and (c) shall exclude any restricted cash that is legally required to remain in escrow or pledged as collateral to a third party, or otherwise legally restricted from use by the applicable entity under applicable Law as of the Closing Date (for the avoidance of doubt, restricted cash shall not include cash subject to ordinary-course operational limitations, tax obligations, or costs associated with repatriation or distribution). For the avoidance of doubt, Cash Amounts, including any component thereof may be a negative number.
“Cash Consideration” means the Base Cash Consideration, plus (a) the Closing Cash Amounts, plus (b) the amount (if any) by which Closing Working Capital is in excess of the Working Capital Target, minus (c) the amount (if any) by which the Working Capital Target is in excess of Closing Working Capital, minus (d) the Closing Indebtedness, and minus (e) the Closing Transaction Expenses, in the case of each of clauses (a), (b), (c), (d), and (e) as finally determined pursuant to Section 2.5(d).

“Closing” has the meaning set forth in Section 2.3.

“Closing Cash Amounts” means an amount equal to the sum of the Cash Amounts of the Transferred Entities as of 12:01 a.m. (Eastern Time) on the Closing Date.

“Closing Date” has the meaning set forth in Section 2.3.
“Closing Indebtedness” means the aggregate amount of the Indebtedness of the Transferred Entities as of immediately prior to the Closing.
“Closing Performance Year” has the meaning set forth in Section 5.6(j).
“Closing Statement” has the meaning set forth in Section 2.5(b).
“Closing Transaction Expenses” means the aggregate amount of the Transaction Expenses of the Transferred Entities that remain unpaid as of immediately prior to the Closing.
“Closing Working Capital” means the Working Capital as of 12:01 a.m. (Eastern Time) on the Closing Date.
“Closing Year Annual Bonuses” has the meaning set forth in Section 5.6(j).
“Code” means the U.S. Internal Revenue Code of 1986, as amended.
“Collective Bargaining Agreement” means any collectively-bargained agreement or other Contract, including but not limited to, any side letters, memoranda of agreement and/or understanding and any other side agreement, with any labor union, trade union, works council, labor organization, employee association or representative, group of Business Employees or other agency certified or otherwise legally recognized for the purposes of bargaining collectively, or established for the purposes of consultation, on behalf of any group of employees.
“Commitment Letters” has the meaning set forth in Section 4.5(b)
“Competing Activity” has the meaning set forth in Section 5.20.
“Competition/Foreign Investment Law” means (a) the HSR Act, (b) any federal, state, or foreign antitrust, competition or trade regulation Law that prohibits, restricts or regulates actions having the purpose or effect of monopolization, restraint of trade or lessening or distortion of competition through merger or acquisition, or (c) any Laws that regulate transactions involving foreign investments, including such Laws that provide for review of national security matters.
“Confidentiality Agreement” means, collectively, (a) that certain Confidentiality Agreement, dated August 25, 2025, between Parent and Blackstone Management Partners L.L.C., (b) that certain Confidentiality Agreement, dated August 6, 2025, between Parent and Tinicum Incorporated, (c) that certain Project Takeoff – Highly Sensitive Information Agreement, dated October 15, 2025, between Parent and Blackstone Management Partners

L.L.C., and (d) that certain Project Takeoff – Clean Team Agreement, dated September 30, 2025, between Parent and Tinicum Incorporated.
“Contract” means any legally binding agreement, contract, commitment, credit agreement, indenture, license, instrument, lease or sublease or loan, other than a Permit, as amended and supplement from time to time and including all schedules, annexes and exhibits thereto.
“Copyrights” has the meaning set forth in the definition of Intellectual Property Rights.
“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions, variants or mutations thereof or related or associated epidemics, pandemics or disease outbreaks.
“Current Representation” has the meaning set forth in Section 9.15(a).
“D&O Releasee” has the meaning set forth in Section 5.13(a).
“Damages Cap” has the meaning set forth in Section 8.2(b).
“Data Requirements” means, collectively, all of the following to the extent relating to the protection or Processing of Personal Data, data privacy or cybersecurity in any relevant jurisdiction: (i) all applicable Laws; (ii) industry standards applicable to the industries in which the Transferred Entities or the Business operates and with which the Transferred Entities (or, with respect to the Business, Sellers or any of their Affiliates) purport to comply, including NIST Special Publication 800-53 and Cybersecurity Maturity Model Certification; (iii) any of the Transferred Entities’ public-facing written privacy or security policies; and (iv) Contracts into which any Transferred Entity has entered or by which it is otherwise contractually bound.
“Debt Financing” means secured credit facilities debt financing contemplated to be obtained by Purchaser in connection with the Transaction and the other transactions contemplated by this Agreement.
“Designated Person” has the meaning set forth in Section 9.15(a).
“Disclosure Schedules” means those certain Disclosure Schedules, dated as of the date hereof, provided by Sellers to Purchaser.
“Dispute Notice” has the meaning set forth in Section 2.5(d).
“Dispute Resolution Period” has the meaning set forth in Section 2.5(d).
“Disputed Calculations” has the meaning set forth in Section 5.6(m)(viii)(B).
“Environment” means ambient and indoor air, groundwater, land surface or subsurface strata, soil, stream sediment, drinking water, and surface water.

“Environmental Claim” means any Proceeding or Judgment alleging any actual or potential liability or violation under any Environmental Law.
“Environmental Law” means any Law concerning pollution, human health or safety with respect to exposure to Hazardous Materials or protection of the Environment or natural resources.
“Equity Commitment Letter” has the meaning set forth in Section 4.5(b)
“Equity Financing” has the meaning set forth in Section 4.5(b).
“Equity Investors” has the meaning set forth in Section 4.5(b).
“Equity Transfer Instrument” has the meaning set forth in Section 2.4(b)(v).
“ERISA” means the Employee Retirement Income Security Act of 1974.
“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is, or at any relevant time was, treated as a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is treated, or at any relevant time was treated, as a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.
“Estimated Cash Consideration” means the Base Cash Consideration, plus (a) the Estimated Closing Cash Amounts, plus (b) the amount (if any) by which Estimated Working Capital is in excess of the Working Capital Target, minus (c) the amount (if any) by which the Working Capital Target is in excess of Estimated Working Capital, minus (d) the Estimated Closing Indebtedness, and minus (e) the Estimated Closing Transaction Expenses.
“Estimated Closing Cash Amounts” has the meaning set forth in Section 2.5(b).
“Estimated Closing Indebtedness” has the meaning set forth in Section 2.5(b).
“Estimated Closing Transaction Expenses” has the meaning set forth in Section 2.5(b).
“Estimated Transfer Amount” has the meaning set forth in Section 5.6(m)(iii).
“Estimated Working Capital” has the meaning set forth in Section 2.5(b).
“Excess Amount” has the meaning set forth in Section 2.5(f).
“Excluded Liabilities” means (a) all Liabilities of Sellers or any Affiliate of Sellers (other than the Transferred Entities); (b) any Liabilities to the extent not related to the Business (including all Liabilities arising out of the Remaining Business); (c) any indebtedness of Sellers or any Affiliate of Sellers (other than the Transferred Entities and any Indebtedness); and (d) all intercompany Liabilities or intercompany payables between Sellers or any Affiliate of Sellers

(other than the Transferred Entities) on the one hand, and the Transferred Entities, on the other hand, of any kind or nature.
“Existing Stock” has the meaning set forth in Section 5.18(c).
“Fair Value” has the meaning set forth in Section 4.11.
“Final Allocations” has the meaning set forth in Section 2.6(b).
“Final Asset Allocation Schedule” has the meaning set forth in Section 2.6(b).
“Final Determination Date” has the meaning set forth in Section 5.6(m)(vii).
“Final Transfer Amount” has the meaning set forth in Section 5.6(m)(iii).
“Financing” has the meaning set forth in Section 4.5(b).
“Financing Parties” means any Persons that have committed to provide or arrange any Debt Financing or alternative Financing or otherwise have entered into agreements to do so pursuant to any commitment letter in connection with all or any part of the Debt Financing described therein in connection with the transactions contemplated by this Agreement and their respective Affiliates and such Persons’ (and their respective Affiliates’) respective officers, directors, general or limited partners, equityholders, members, employees, controlling persons, agents and representatives and their respective successors and assigns involved in the Debt Financing, including the financial institutions parties to any commitment letters, joinder agreements, indentures or credit agreements entered into pursuant thereto or relating thereto; provided that neither Purchaser nor any Affiliate of Purchaser shall be a Financing Party.
“First-Tier Allocation Schedule” has the meaning set forth in Section 2.6(a).
“Foreign Benefit Plan” has the meaning set forth in Section 3.17(i).
“Former Business Employee” means each individual who separated from employment prior to the Closing and was employed by a Transferred Entity.
“Fraud” means with respect to the representations and warranties expressly set forth in, as applicable, Article III (as modified by the Disclosure Schedules), Article IV, or any other Transaction Document, a false representation of a material fact made in such representations and warranties, (a) with actual knowledge that such representation or warranty is false, (b) with the intention to induce such Party to whom such representation or warranty is made to rely upon such representation or warranty, (c) causing such Party to whom such representation or warranty is made, in justifiable reliance upon such false representation or warranty, to enter into this Agreement to its detriment, and (d) that causes such Party to whom such representation or warranty is made to suffer Losses by reason of such reliance.

“GAAP” means U.S. generally accepted accounting principles as in effect (i) with respect to financial information for periods on or after the date hereof, as of the date hereof, and (ii) with respect to financial information for periods prior to the date hereof, as of such applicable time.
“German FDI Commitments” has the meaning set forth in Section 5.1(c).
“General Enforceability Exceptions” has the meaning set forth in Section 3.3.
“Government Contract” means any Contract between a Transferred Entity on the one hand, and (a) a Governmental Entity or (b) any prime contractor of a Governmental Entity that, to the Knowledge of Sellers, is acting in its capacity as a prime contractor; provided that a task, purchase, work or delivery order under a Government Contract shall not constitute a separate Government Contract, for purposes of this definition, but shall be part of the Government Contract to which it relates.
“Government Official” means (a) any officer or employee of a Governmental Entity or any department, agency or instrumentality thereof, including state-owned entities, or of a public organization, (b) any political party, political party official or candidate for political office or political campaign, or (c) any Person acting in an official capacity for or on behalf of any such government, department, agency, or instrumentality or on behalf of any such public organization.
“Governmental Entity” means any local, state, national or supranational government or any court or tribunal of competent jurisdiction, administrative agency or commission or other local, state, national or supranational governmental authority or instrumentality, or any mediator, arbitrator, arbitral body (public or private).
“Guarantees” has the meaning set forth in Section 4.6.
“Guaranty and Lien Releases” means guaranty and lien release documentation from the holders of all Closing Indebtedness (under clauses (a) and (b) of the defined term Indebtedness) that is guaranteed by any Transferred Entity or secured by a Lien on the assets of or equity interests in any Transferred Entity that (a) provide that at Closing (i) all such Liens and all guaranty and collateral documentation entered into in connection therewith shall automatically be released and terminated and be of no further force and effect and (ii) all collateral in the possession of the lenders (or agent therefor) in connection therewith shall be promptly returned to the members of the Transferred Entities or their respective designees and (b) attach all instruments and other documentation (in each case in a form and substance satisfactory to Purchaser), necessary or desirable to release all guarantees by the members of the Transferred Entities and any Liens on the assets and equity of each member of the Transferred Entities, including appropriate Uniform Commercial Code financing statement amendments (termination statements), intellectual property release filings and notices of termination with respect to control agreements, collateral access agreements and landlord access waivers.
“Hazardous Material” means any material, substance or waste that is listed or defined as a “hazardous substance,” “hazardous waste,” “toxic substance” or any other term of similar import, or for which liability or standards of conduct may be imposed, under any Environmental

Law, including petroleum products or byproducts, asbestos, per- and polyfluoroalkyl substances, radiation and polychlorinated biphenyls.
“Health Emergency” means any epidemic, pandemic or disease outbreak (including COVID-19).
“Health Measures” means any quarantine, “shelter in place,” “stay at home,” social or physical distancing, shutdown, closure, sequester, safety or similar Law, directive, guidelines or recommendations promulgated by any industry group, nationally or internationally recognized organization or any Governmental Entity, including the Centers for Disease Control and Prevention and the World Health Organization, or other reasonable actions taken, in each case, in connection with or in response to any Health Emergency.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.
“Indebtedness” means, of the Transferred Entities and as of any time, the aggregate amount of the following obligations (including any unpaid principal, accrued and unpaid interest, related expenses, breakage costs, penalties, premiums, “make-whole” amounts, consent or other fees, reimbursements, indemnities and all other amounts or similar contractual charges payable in connection therewith, that are contractually triggered and payable by the Transferred Entities solely as a direct result of the consummation of the transactions contemplated by this Agreement) of such Person as of such time, without duplication and calculated in a manner consistent with the Transaction Accounting Principles, as applicable: (a) the outstanding principal amount of any indebtedness for borrowed money (other than trade payables arising in the ordinary course of business to the extent reflected in Closing Working Capital), including unpaid interest accrued thereon; (b) the outstanding principal amount of all financial obligations evidenced by bonds, debentures, notes or similar instruments of indebtedness or debt securities, including unpaid interest accrued thereon; (c) all direct obligations under letters of credit, bankers’ acceptances and similar instruments, in each case solely to the extent drawn; (d) [reserved]; (e) [reserved]; (f) under leases (i) that are required by the Transaction Accounting Principles to be recorded as finance leases and (ii) under which such Person is liable as lessee; (g) for the deferred purchase price of property or services with respect to which such Person is liable, contingently or otherwise as obligor or otherwise , including earn-outs, holdbacks, deferred taxes and similar deferred payment obligations (other than trade payables in the ordinary course of business solely to the extent reflected in the calculation of Closing Working Capital); (h) due and owing under any future contracts, interest rate swaps, collars, caps, foreign currency exchange contracts, or other similar hedging obligations (in each case, determined after offsetting any asset positions against any liability) or drawn letters of credit as if such arrangements were terminated on the Closing Date; (i) obligations of the types described in the foregoing clauses (a) through (h) of another Person the payment of which is guaranteed by such Person or is secured by a Lien on any property or asset of such Person, but only to the extent such Person has assumed or is otherwise liable for such obligations, (j) to the extent not included in Working Capital or Transaction Expenses, any outstanding and unpaid severance benefits as a result of a termination of employment prior to the Closing, or underfunded or unfunded nonqualified deferred compensation obligations or payments, whether accrued or unaccrued, owed by a Transferred Entity to any Business Employee, Former Business Employee or any other current or former individual service provider of the Transferred Entities, in each case, together with the employer portion of any applicable payroll Taxes due with respect to any such payments and calculated as if all such amounts were paid on the Closing Date; (k) all Accrued Income Taxes; (l) all unfunded or underfunded liability with respect to any (x) statutory defined benefit pension (or defined benefit pension-like), gratuity, jubilee, indemnity, statutory severance or similar statutory obligations, and (y) post-retirement, and/or other post-employment health or welfare benefit plan obligations, determined in accordance with the Transaction Accounting Principles accounting and actuarial assumptions used for such purposes in the Business Financial Statements; and (m) the excess, if any, of the liabilities being transferred to Purchaser’s Pension Plan pursuant to Section 5.6(m)(ii) over the fair market value of the assets transferred from the trust of Seller’s Pension Plan to the trust of Purchaser’s Pension Plan pursuant to Section 5.6(m) (in each case, determined using the Transaction Accounting Principles accounting and actuarial assumptions used for such purposes in the Business Financial Statements); provided that in no event shall Indebtedness include (i) any liability to the extent actually reflected in the calculation of Working Capital or Transaction Expenses, (ii) obligations owed from one Transferred Entity to any other Transferred Entity, (iii) obligations of any Transferred Entity under any operating lease, or (iv) costs, fees or expenses allocated to Purchaser pursuant to Section 9.13.
“Independent Accounting Firm” has the meaning set forth in Section 2.5(d).
“Independent Actuary” has the meaning set forth in Section 5.6(m)(viii)(B).
“Intellectual Property Rights” means any and all common law or statutory intellectual property or proprietary rights anywhere in the world, including any such rights arising under or associated with: (a) patents, patent applications, registered designs, and similar or equivalent rights in inventions, discoveries or designs (“Patents”); (b) trademarks, service marks, trade dress, trade names and other designations of the source or origin of goods or services (together with all of the goodwill associated therewith) (“Trademarks”); (c) internet domain names, uniform resource locators, internet protocol addresses and other names, identifiers and locators associated with internet addresses, sites and services (“Internet Properties”); (d) copyrights (registered or unregistered) and any other equivalent rights in works of authorship (including rights in software as a work of authorship (whether or not copyrightable)) and any other related rights of authors (“Copyrights”); (e) confidential information, know-how, processes, methods, formulae, specifications, designs, source code, data and databases, customer and supplier lists and data, or other business or technical information that qualifies as a trade secret under applicable Laws (“Trade Secrets”); and (f) other similar or equivalent intellectual or industrial property rights.
“Intercompany Agreements” means all Contracts in effect as of the date of this Agreement that are solely between or among the Remaining Seller Group on the one hand, and any of the Transferred Entities, on the other hand, with respect to the conduct of the Business, other than the Organizational Documents of the Transferred Entities.
“International Trade Laws” means applicable Laws to which any Transferred Entity is subject relating to the regulation of imports, exports, re-exports, or transfers of goods,

technology, software or services, including (a) the International Traffic in Arms Regulations (ITAR), 22 C.F.R. Parts 120 et seq., (b) the Export Administration Regulations (EAR), 15 C.F.R. Parts 730 et seq., (c) economic sanctions administered by OFAC, (d) all applicable customs and import Laws, including the customs regulations set forth in Title 19 of the Code of Federal Regulations, the Tariff Act of 1930 and the Laws, regulations and programs administered or enforced by the U.S. Department of Commerce, U.S. International Trade Commission, U.S. Customs and Border Protection, U.S. Immigration and Customs Enforcement and their respective predecessor agencies, and (e) the antiboycott Laws administered by the U.S. Department of Commerce and U.S. Department of the Treasury’s Internal Revenue Service.
“Internet Properties” has the meaning set forth in the definition of Intellectual Property Rights.
“IRS” means the U.S. Internal Revenue Service.
“IT Assets” means the hardware, software, firmware, middleware, equipment, electronics, platforms, servers, workstations, routers, hubs, switches, interfaces, data, databases, data communication lines, network and telecommunications equipment, websites and Internet-related information technology infrastructure, wide area network and other data communications or information technology equipment, owned or leased by or licensed to the Transferred Entities.
“Judgment” means any temporary, permanent or preliminary injunction or other award, decree, judgment, order, stipulation, temporary restraining order, ruling or writ of any Governmental Entity.
“Knowledge of Purchaser” means the actual knowledge of any Person listed in Section 1.1(a) of the Purchaser Disclosure Schedules after due inquiry.
“Knowledge of Sellers” means the actual knowledge of any Person listed in Section 1.1(b) of the Disclosure Schedules after due inquiry.
“Law” means any common law, act, statute, code, Judgment, law, ordinance, regulation, rule, ruling or statute of any Governmental Entity.
“Leased Real Property” has the meaning set forth in Section 3.11(b).
“Lenders” has the meaning set forth in Section 4.5(a).
“Liability” means any liability, loss, penalty, commitment, debt, claim, demand, expense or obligation (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated and due or to become due).
“Lien” means any charge, easement, lien, option, right of first refusal or first offer, conditional sale, other title retention agreement, mortgage, pledge, security interest, licenses or similar encumbrance of any kind, other than (a) restrictions on transfer arising under applicable securities Laws or (b) non-exclusive licenses to Intellectual Property Rights granted in the ordinary course of business.

“Limited Action” means any action by Sellers, their Affiliates or any of their respective Representatives that could (a) require Sellers or any of their Affiliates or any Persons who are officers or directors of such entities to pass resolutions or consents to approve or authorize the execution of any transaction on Purchaser’s behalf or enter into, execute or deliver any certificate, document (other than customary executed authorization and management representation letters and ratings agency engagement letters), instrument or agreement or agree to any change or modification of any existing certificate, document (other than customary authorization letters), instrument or agreement, in each case, that is not contingent upon the Closing or that would be effective prior to the Closing, (b) cause any representation or warranty in Article III to be inaccurate, (c) require Sellers or any of their Affiliates to pay any commitment or other similar fee or incur or reimburse any other expense, liability or obligation, or give any indemnities or otherwise incur any obligation under any agreement, certificate, document or instrument, in each case, prior to the Closing (other than amounts reimbursed by Purchaser hereunder), (d) reasonably be expected to cause any Representative or equityholder of Sellers or any of their Affiliates to incur any personal liability, (e) reasonably be expected to conflict with the Organizational Documents of Sellers or any of their Affiliates or any Laws, (f) reasonably be expected to result in a violation or breach of, or a default (with or without notice, lapse of time, or both) under, any Contract to which Sellers or any of their Affiliates is a party, (g) provide access to or disclose information that Sellers or any of their Affiliates reasonably determines the provision or disclosure of which would jeopardize any attorney-client privilege, attorney work product or other applicable legal privilege or protection of Sellers or any of their Affiliates, (h) require the delivery of any opinion of counsel, (i) require Sellers or any of their Affiliates to prepare or deliver any pro forma financial statements or similar post-Closing information or other information that is not reasonably available to it without undue burden or expense not reimbursed by Purchaser hereunder, or (j) require Sellers or any of their Affiliates to provide any information the disclosure of which is prohibited by Law.
“Loss” means any and all claims, damages, deficiencies, fines, liabilities, losses, Liabilities, Taxes, payments (including those arising out of any settlement or Judgment relating to any Proceeding), penalties, costs, expenses and reasonable attorneys’ and accountants’ fees and disbursements.
“Loss Assumption Obligation Amount” has the meaning set forth in Section 5.23(c).
“Malicious Code” has the meaning set forth in Section 3.10(a).
“Material Contracts” has the meaning set forth in Section 3.12(a).
“Material Customers” means the top 15 customers (by revenue for the 12-month period ended December 31, 2024) of the Business, as set forth on Section 1.1(c) of the Disclosure Schedules.
“Material Suppliers” means the top 15 suppliers or vendors (by expenditures for the 12-month period ended December 31, 2024) of the Business, as set forth on Section 1.1(d) of the Disclosure Schedules.

“Non-Party Affiliate” has the meaning set forth in Section 9.7.
“OFAC” means the U.S. Department of the Treasury, Office of Foreign Assets Control.
“Organizational Documents” means, with respect to a Person, the certificate of incorporation or formation, bylaws or limited liability company agreement, or equivalent governing documents, as applicable, of such Person.
“Outside Date” means the date that is six months from the date of this Agreement; provided that, if the Closing shall not have occurred prior to such date and the conditions in Section 7.1(a) or Section 7.1(b) have not been satisfied, any Party may extend the Outside Date for an additional three months by providing notice to the other Parties.
“Owned Real Property” has the meaning set forth in Section 3.11(a).
“Parent” has the meaning set forth in the Preamble.
“Party” and “Parties” has the meaning set forth in the Preamble.
“Patents” has the meaning set forth in the definition of Intellectual Property Rights.
“Payoff Amounts” has the meaning set forth in “Payoff Letters”.
“Payoff Letters” means payoff letters from the holders of all Closing Indebtedness (under clauses (a) and (b) of the defined term Indebtedness) (other than Indebtedness arising under the TriMas Credit Agreement or the TriMas Indenture) that (a) confirm the aggregate outstanding amount required to be paid to fully satisfy all principal, interest, prepayment premiums, penalties, breakage costs or any other outstanding and unpaid obligations in respect of such Indebtedness as of the Closing Date (the “Payoff Amounts”), (b) provide that, upon payment in full of the Payoff Amounts indicated therein in immediately available funds, (i) all Liens granted to the lenders (or agent therefor) in connection therewith and all loan and collateral documentation entered into in connection therewith shall automatically be released and terminated and be of no further force and effect and (ii) all collateral in the possession of the lenders (or agent therefor) in connection therewith shall be promptly returned to the members of the Transferred Entities or their respective designees, (c) terminate all loan documentation (other than provisions thereof that expressly survive payment in full) and (d) attach all instruments and other documentation (in each case in a form and substance satisfactory to Purchaser), necessary or desirable to release all guarantees by the members of the Transferred Entities and any Liens on the assets and equity of each member of the Transferred Entities, including appropriate Uniform Commercial Code financing statement amendments (termination statements), intellectual property release filings and notices of termination with respect to control agreements, collateral access agreements and landlord access waivers. For the avoidance of doubt, Sellers shall have no obligation to deliver any Payoff Letter with respect to the TriMas Credit Agreement or the TriMas Indenture.
“Pension Participants” has the meaning set forth in Section 5.6(m)(i).

“Permits” means any approvals, authorizations, certificates, clearances, consents, licenses, permits or registrations issued by any Governmental Entity.
“Permitted Liens” means the following Liens: (a) Liens disclosed on or reflected in the Business Financial Statements for which adequate reserves or accruals have been made in the Business Financial Statements in accordance with GAAP; (b) Liens for Taxes, assessments or other governmental charges or levies that are not yet due and payable as of the Closing Date or that are being contested in good faith by appropriate Proceedings and for which an adequate reserve has been established and reflected in the Business Financial Statements in accordance with GAAP; (c) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen, workmen, repairmen and other similar Liens imposed by Law in the ordinary course of business that are not yet due and payable or that are being contested in good faith by appropriate Proceedings and for which an adequate reserve has been established and reflected in the Business Financial Statements; (including Liens in connection with workers’ compensation, unemployment insurance or other types of social security arising or incurred in the ordinary course of business for amounts that are not yet delinquent, are being contested by appropriate Proceedings or for which adequate reserves have been established); (d) other than licenses of Intellectual Property Rights, Liens incurred in the ordinary course of business securing liabilities that would not reasonably be expected to be material to the Business, taken as a whole; (e) with respect to any Owned Real Property or Leased Real Property: (i) easements, declarations, covenants, rights-of-way, restrictions and other charges, instruments or encumbrances of record affecting title to real estate and (ii) zoning ordinances, variances, conditional use permits and similar regulations, permits, approvals and conditions imposed by a Governmental Entity; (iii) Liens not created by Sellers or any of their Affiliates that affect the underlying fee interest of any Leased Real Property, including master leases or ground leases; (iv) any set of facts shown on any survey provided to Purchaser; and (v) any non-monetary matters of record disclosed in any title insurance policy or title commitment provided to Purchaser; provided that with respect to this clause (e), either item does not materially interfere with the ordinary conduct of the Business or current use of the Owned Real Property or Leased Real Property; (f) Liens set forth in the Organizational Documents of any Person; (g) Liens set forth on Section 1.1(g) of the Disclosure Schedules; (h) Liens deemed to be created by any of the Transaction Documents; and (i) Liens which will be released at the Closing pursuant to the Payoff Letters or Guaranty and Lien Releases.
“Person” means any individual, firm, corporation, limited liability company, partnership, trust, joint venture, Governmental Entity or other entity.
“Personal Data” means any information that (a) identifies or could reasonably be linked, directly or indirectly, with a particular individual, household, or device, or (b) is defined as “personal data,” “personally identifiable information,” “individually identifiable health information,” “protected health information” or “personal information” under any applicable Data Requirement.
“PLPA” has the meaning set forth in Section 5.23(a).
“PLPA Financial Statements” has the meaning set forth in Section 5.23(d).

“PLPA Termination” has the meaning set forth in Section 5.23(a).
“Post-Closing Representation” has the meaning set forth in Section 9.15(a).
“Post-Closing Statement” has the meaning set forth in Section 2.5(c).
“Pre-Closing Reorganization” has the meaning set forth in the Recitals.
“Pre-Closing Tax Period” means (a) any Tax period ending on or prior to the Closing Date and (b) with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Closing Date.
“Privileged Communications” has the meaning set forth in Section 9.15(b).
“Proceeding” means any judicial, administrative or arbitral action, litigation, claim, charge, investigation, inquiry, arbitration, mediation, proceeding or lawsuit by or before any Governmental Entity.
“Process” or “Processing” means any operation or set of operations which is performed upon information, whether or not by automatic means, such as collection, recording, organization, storage, adaptation or alteration, retrieval, consultation, use, disclosure by transmission, dissemination or otherwise making available, alignment or combination, blocking, erasure or destruction.
“Profit Transfer Claim Amount” has the meaning set forth in Section 5.23(c).
“Proposed Asset Allocation Schedule” has the meaning set forth in Section 2.6(b).
“Purchase Price” has the meaning set forth in Section 2.2.
“Purchased Entity” means each of (a) RSA Engineered Holdings Company, a Delaware corporation, (b) Monogram Aerospace Fasteners, Inc., a Delaware corporation, (c) Martinic Engineering, Inc., a California corporation, (d) Allfast Fastening Systems, LLC, a California limited liability company, (e) Mac Fasteners, Inc., a Kansas corporation, (f) TFI Aerospace Corporation, an Ontario corporation (jurisdiction subject to change pursuant to the Pre-Closing Reorganization), and (g) TriMas Germany Sub.
“Purchased Entity Equity” has the meaning set forth in Section 2.1.
“Purchaser” has the meaning set forth in the Preamble.
“Purchaser 401(k) Plan” has the meaning set forth in Section 5.6(k).
“Purchaser Delivery Period” has the meaning set forth in Section 2.5(c).
“Purchaser Disclosure Schedules” means those certain Purchaser Disclosure Schedules, dated as of the date hereof, provided by Purchaser to Sellers.

“Purchaser Fundamental Representations” means the representations and warranties made by Purchaser in Section 4.1 (Organization, Standing and Power), Section 4.2 (Authority; Execution and Delivery; Enforceability), Section 4.3(a) and 4.3(b) (No Conflicts; Consents; Governmental Authorization), and Section 4.8 (Brokers).
“Purchaser Related Party” means Purchaser and any of its former, current and future Affiliates, and each of their respective former, current and future directors, officers, companies, managers, partners, members, equityholders, controlling or controlled persons.
“Purchaser Indemnified Parties” has the meaning set forth in Section 9.19(b).
“Purchaser’s Actuary” has the meaning set forth in Section 5.6(m)(iii).
“Purchaser’s Pension Plan” has the meaning set forth in Section 5.6(m)(i).
“Purchaser True-Up Amount” has the meaning set forth in Section 5.6(m)(iii).
“Purchaser Welfare Plans” has the meaning set forth in Section 5.6(f).
“R&W Insurance Policy” has the meaning set forth in Section 5.11.
“Real Property Lease” has the meaning set forth in Section 3.11(b).
“Reference Balance Sheet” has the meaning set forth in Section 2.5(a).
“Registered Intellectual Property Rights” means all of the following in any jurisdiction that are recognized by a Governmental Entity: (a) issued Patents and pending Patent applications; (b) registered Trademarks and applications to register Trademarks; (c) registered Copyrights and applications for Copyright registration; and (d) registered Internet domain names.
“Regulatory Approvals” means the expiration or termination of any waiting period applicable to the Transaction under the HSR Act and any Approvals from Governmental Entities that are required under applicable Law (including pursuant to any Competition/Foreign Investment Law) to permit the consummation of the Transaction.
“Release” means any discharge, disposal, discarding, dumping, emission, emptying, escaping, injection, leaching, leaking, migration, pouring, pumping, abandonment, release or spill into, on, under or through the Environment.
“Remaining Seller Group” means Parent, any Seller, any Subsidiary of Parent or any Seller (other than the Transferred Entities) and any other Person in which Parent or any Seller or any Subsidiary of Parent or any Seller (other than the Transferred Entities) owns an equity interest.
“Remedial Actions” has the meaning set forth in Section 5.1(f).
“Representatives” of a Person means any officer, director or employee of such Person or any investment banker, attorney, accountant or other advisor or representative of such Person.

“Retained Business” means all businesses of the Remaining Seller Group.
“Retained Names and Marks” has the meaning set forth in Section 5.18(a)
“Sanctioned Country” means any country or region that is the subject of comprehensive Sanctions (as of the date of this Agreement Cuba, Iran, North Korea, and the Crimea region and the so-called Donetsk People’s Republic and the so-called Luhansk People’s Republic in Ukraine).
“Sanctioned Person” means any Person that is (i) listed on any Sanctions-related list of designated or blocked persons, including the U.S. Department of the Treasury Office of Foreign Assets Control’s (“OFAC”) List of Specially Designated Nationals and Blocked Persons, or the Government of Venezuela (as defined in Executive Order 13884, Blocking Property of the Government of Venezuela (August 5, 2019));; (ii) located, organized, or ordinarily resident in a Sanctioned Country; (iii) in the aggregate, 50 percent or greater owned, directly or indirectly, or otherwise controlled by a Person or Persons described in clauses (i)-(ii).
“Sanctions” means all Laws to which the Business is subject relating to economic or trade sanctions, including the Laws administered or enforced by the United States (including by OFAC), the European Union and enforced by its member states, the United Nations, and His Majesty’s Treasury.
“Securities Act” means the Securities Act of 1933.
“Seller 401(k) Plans” has the meaning set forth in Section 5.6(k).
“Seller Benefit Plan” means each Benefit Plan that is not a Transferred Entity Benefit Plan.
“Seller Fundamental Representations” means the representations and warranties made by Sellers in Section 3.1(a) (Organization, Standing and Power), Section 3.2 (Equity of Transferred Entities), Section 3.3 (Authority; Execution and Delivery; Enforceability), Section 3.4(a) and Section 3.4(b) (No Conflicts; Consents; Governmental Authorization), Section 3.8 (Sufficiency of Assets), and Section 3.20 (Brokers).

“Seller Indemnified Parties” has the meaning set forth in Section 9.19(a).
“Seller Related Person” has the meaning set forth in Section 8.2(b).
“Seller Tax Group” means any affiliated group (within the meaning of Section 1504(a) of the Code) that includes any Seller or any Affiliate of any Seller (other than a Purchased Entity), on the one hand, and one or more Purchased Entities, on the other hand.
“Seller Tax Group Return” means any consolidated, combined, unitary or other similar Tax Return with respect to any Seller Tax Group.
“Seller Transaction Employee” has the meaning set forth in Section 5.19(b)(i).

“Seller True-Up Amount” has the meaning set forth in Section 5.6(m)(iii).
“Seller Welfare Plans” has the meaning set forth in Section 5.6(f).
“Sellers” has the meaning set forth in the Preamble.
“Seller’s Actuary” has the meaning set forth in Section 5.6(m)(iii).
“Seller’s Pension Plan” has the meaning set forth in Section 5.6(m)(i).
“Shared Contract” means (a) all Contracts under which the Business and one or more Retained Businesses agrees to provide or provides products or services to a third party and (b) all Contracts under which a third party agrees to provide or provides assets, services, rights or benefits to both the Business and one or more Retained Businesses; excluding, in each case, any Contract the benefit of which is available to Purchaser and its Subsidiaries (including the Transferred Entities) through the Transition Services Agreement, the Transaction Documents, the Intercompany Agreements and any Contract in respect of the Financing.
“Shortfall Amount” has the meaning set forth in Section 2.5(f).
“Short Fiscal Year” has the meaning set forth in Section 5.23(b).
“Specified Tax Election” has the meaning set forth in Section 6.4(c).
“Sponsor” has the meaning set forth in Section 3.9(g).
“Straddle Period” means any Tax period beginning on or before, and ending after, the Closing Date.
“Subsidiary” means, with respect to any Person, any firm, corporation, limited liability company, partnership, trust, joint venture or other entity, of which (a) such first Person directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions or (b) such first Person is a general partner or managing member. For the avoidance of doubt, from and after the Closing, no Transferred Entity will be deemed to be a Subsidiary of Sellers or any of their Affiliates.
“Tax” means any U.S. local, state, provincial, federal or non-U.S. tax, including any net income, gross receipts, sales, use, value-added, goods and services, profits, license, withholding, payroll, employment, employer health, excise, premium, property, capital gains, transfer, stamp, environmental, alternative or add-on minimum, occupation, franchise or other tax, duty, assessment or governmental charge in the nature of a tax, together with any interest and penalties imposed with respect to such amounts.
“Tax Adjustment Amount” has the meaning set forth in Section 6.4(d).

“Tax Proceeding” means any audit, examination, contest or other Proceeding with respect to Taxes with or against any Taxing Authority.
“Tax Return” means any return, declaration, report, claim for refund or information return or statement filed or required to be filed with any Taxing Authority relating to Taxes, including any schedule or attachment thereto or amendment thereof.
“Taxing Authority” means any Governmental Entity responsible for the administration or the imposition of any Tax.
“Trade Secrets” has the meaning set forth in the definition of Intellectual Property Rights.
“Trademarks” has the meaning set forth in the definition of Intellectual Property Rights.
“Transaction” means the transactions contemplated by the Transaction Documents to be consummated at or prior to Closing, including the Pre-Closing Reorganization, but excluding the Financing.
“Transaction Accounting Principles” means the accounting principles, practices, procedures, methodologies and policies set forth on Exhibit C.
“Transaction Documents” means this Agreement, the Transition Services Agreement, any documentation implementing the Pre-Closing Reorganization, any Equity Transfer Instrument, and, in each case, any certificate, instrument or other document entered into in connection herewith or therewith, including all exhibits, annexes, and schedules thereto.
“Transaction Expenses” means, without duplication, (a) all fees and expenses incurred by, or on behalf of, or to be paid by, the Transferred Entities, to the extent such fees and expenses are on account of services provided by any third party to the Transferred Entities, in each case, in connection with the Transaction, any negotiation, preparation or execution of the Transaction Documents or the performance or consummation of the Transaction or the transactions hereby or thereby, including the fees and expenses of any financial advisor, investment bank (including PJT Partners L.P. and BofA Securities), law firm (including Jones Day), accounting or audit firm, brokers, finders, consultants or similar advisors, and (b) any transaction, retention or stay bonuses, change in control, incentive, phantom equity or deferred compensation payments or other similar compensatory payments owed by the Transferred Entities to any Business Employee, Former Business Employees or any current or former individual independent contractor of the Transferred Entities, in each case, solely as a result of the execution and delivery of the Transaction Documents or the consummation of the Transaction or other transactions contemplated hereby or thereby (including in combination with any other event), together with the employer portion of any applicable payroll Taxes due with respect to any such payments and calculated as if all such amounts were paid on the Closing Date; provided that, for the avoidance of doubt, in no event shall “Transaction Expenses” include (i) any fees and expenses owed, paid or payable to any Person to the extent incurred at the direction of Purchaser or any of its Affiliates or otherwise relating to Purchaser’s or any of its

Affiliates’ negotiation and investigation of financing for the Transaction or other transactions contemplated hereby or any obligations in respect of indebtedness arranged by Purchaser or any of its Affiliates, (ii) any liability to the extent actually reflected in the calculation of Working Capital or Indebtedness, or (iii) costs, fees or expenses allocated to Purchaser pursuant to Section 9.13.
“Transfer Taxes” means any local, county, state, provincial, federal, non-U.S. and other sales, use, transfer (including real property transfer), registration, documentary, stamp, stamp duty, land, value added, goods and services, recording, conveyance or similar non-income Taxes imposed on or payable in connection with the purchase and sale of the Purchased Entity Equity pursuant to this Agreement or the recording of any sale, transfer, conveyance, lease, sublease or assignment of property (or any interest therein) effected pursuant to or contemplated by any Transaction Documents, including the Pre-Closing Reorganization.
“Transferred Entities” means, collectively, (a) the Purchased Entities and (b) RSA Engineered Products LLC, a limited liability company.
“Transferred Entity Benefit Plan” means each Benefit Plan that is solely sponsored and maintained by one or more Transferred Entities and that is identified on Schedule 3.17(b) as a Transferred Entity Benefit Plan.
“Transferred Entity Released Claims” has the meaning set forth in Section 5.13(a).
“Transition Services Agreement” has the meaning set forth in Section 2.4(a)(iii).
“TriMas Credit Agreement” means the Credit Agreement, dated October 16, 2013 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time), by and among Parent, certain subsidiaries of Parent from time to time party thereto, the financial institutions from time to time party thereto, as lenders, and JPMorgan Chase Bank, N.A.
“TriMas Germany Sub” means TriMas Aerospace Germany GmbH, a German limited company, registered with the commercial register of the local court of Siegen under HRB 13935.
“TriMas Indenture” means the Indenture, dated as of March 29, 2021 (as supplemented, amended or otherwise modified from time to time), by and among Parent, certain subsidiaries of Parent from time to time party thereto, as guarantors, and Computershare Trust Company, N.A. (as successor trustee to Wells Fargo Bank, National Association), as trustee.
“WARN” means the Worker Adjustment and Retraining Notification Act of 1988, and similar state and local Laws.
“Willful Breach” means a willful and material breach of any representation, warranty, covenant or other agreement set forth in this Agreement.
“Working Capital” means, as of any time, the net working capital of the Transferred Entities equal to (a) the sum of the amounts as of such time for the current assets of the

Transferred Entities, in each case calculated in a manner consistent with the Transaction Accounting Principles minus (b) the sum of the amounts as of such time for the current liabilities of the Transferred Entities, in each case calculated in a manner consistent with the Transaction Accounting Principles; provided that in no event shall Working Capital include (i) any amount actually reflected in the calculation of Cash Amounts, Indebtedness or Transaction Expenses, (ii) any liabilities to be repaid or extinguished by Sellers pursuant to this Agreement in connection with the Closing, or (iii) any amounts with respect to income or deferred Tax assets or income or deferred Tax liabilities. To the extent that the balances set forth in the Reference Balance Sheet are not consistent with the Transaction Accounting Principles, the Transaction Accounting Principles will prevail.
“Working Capital Target” means $143,877,000.
“Year-End Financials” has the meaning set forth in Section 3.5(a).
ARTICLE II
PURCHASE AND SALE; PURCHASE PRICE; CLOSING
Section 2.1 Purchase and Sale
. On the terms and subject to the conditions of this Agreement, at the Closing, Sellers shall sell to Purchaser, and Purchaser shall purchase from Sellers, all right, title and interest in and to the outstanding equity interests of the Purchased Entities (the “Purchased Entity Equity”), free and clear of all Liens (other than the Permitted Liens set forth on Section 1.1(g) of the Disclosure Schedules and transfer restrictions under applicable securities Laws).
Section 2.2 Purchase Price
. At the Closing, Purchaser shall pay to Sellers (or one or more designated Affiliates as determined by Sellers at least three Business Days prior to the Closing) the Estimated Cash Consideration (as adjusted pursuant to Section 2.5, the “Purchase Price”).
Section 2.3 Closing Date
. The closing of the Transaction (the “Closing”) shall take place (a) by means of a virtual closing through electronic exchange of documents and signatures by email two Business Days following the date on which the last of the conditions set forth in Article VII (other than those conditions that are to be satisfied by action taken at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) have been satisfied (or, to the extent permitted, waived by the Party or Parties entitled to the benefits thereof) or (b) at such other place, time and date as may be agreed by the Parties; provided, that without the prior written consent of Purchaser, the Closing shall not occur prior to the date that is 45 days after the date of this Agreement. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”
Section 2.4 Closing Deliveries
.

(a)At the Closing, Purchaser shall deliver or issue, or cause to be delivered or issued, as applicable, to Sellers the following:
(i)payments by wire transfer in immediately available funds an amount equal to the Estimated Cash Consideration;
(ii)the certificate to be delivered pursuant to Section 7.3(e); and
(iii)a counterpart to the Transition Services Agreement, dated as of the Closing Date, in substantially the form attached hereto as Exhibit E (the “Transition Services Agreement”), duly executed by Purchaser.
(b)At the Closing, Sellers shall deliver, or cause to be delivered by one of its Affiliates, to Purchaser the following:
(i)the certificate to be delivered pursuant to Section 7.2(e);
(ii)a counterpart to the Transition Services Agreement duly executed by TriMas US;
(iii)with respect to each Seller, an IRS Form W-9 or applicable series of IRS Form W-8 properly completed and duly executed by such Seller (or, if such Seller is disregarded for U.S. federal income Tax purposes, such Seller’s regarded owner);
(iv)an equity transfer instrument (each, an “Equity Transfer Instrument”), each substantially in the form (of the applicable jurisdiction) set forth on Exhibit F, together with share certificate (if applicable) for each of the Purchased Entities representing the applicable Purchased Entity Equity thereof;
(v)written resignations substantially in the form of Exhibit G, and with respect to TriMas Germany Sub, dismissing shareholder resolutions, with respect to any directors, managers or officers (or local legal equivalent, if any) of the Transferred Entities identified by Purchaser to Sellers in writing at least ten Business Days prior to the Closing Date;
(vi)At least two Business Days prior to the Closing Date, drafts of the Payoff Letters and Guaranty and Lien Releases, and at the Closing, executed copies of the Payoff Letters and Guaranty and Lien Releases; and
(vii)a copy of the termination of the PLPA between the TriMas Germany and TriMas Germany Sub with effect prior to or as of the Closing Date and an executed respective filing with the commercial register.
(c)At the Closing, TriMas Germany and Purchaser shall enter into a notarized share transfer deed for the transfer of TriMas Germany Sub, substantially in the form set forth on Exhibit F.
(d)At the Closing, the Parties shall ensure that the commercial register application regarding the termination of the PLPA is filed with the competent commercial register.
Section 2.5 Post-Closing Adjustments
.

(a)The Reference Balance Sheet attached as Exhibit B sets forth a calculation of the Working Capital, the Cash Amounts and the Indebtedness of the Transferred Entities, as applicable, in each case, as of the period set forth thereon (the “Reference Balance Sheet”), applied in a manner consistent with the definitions set forth in this Agreement and on a basis consistent with the accounting principles, practices, procedures, methodologies and policies that were employed in preparing the Business Financial Statements for the year ended December 31, 2024 (with consistent classifications, judgments, inclusions, exclusions and valuation and estimation methodologies), as modified by the Transaction Accounting Principles.
(b)At least three Business Days prior to the Closing Date, Sellers shall cause to be prepared and delivered to Purchaser a closing statement (the “Closing Statement”) setting forth Sellers’ estimate of (i) the Closing Working Capital (such estimate, the “Estimated Working Capital”), (ii) the Closing Cash Amounts (such estimate, the “Estimated Closing Cash Amounts”), (iii) the Closing Indebtedness (such estimate, the “Estimated Closing Indebtedness”), and (iv) the Closing Transaction Expenses (such estimate, the “Estimated Closing Transaction Expenses”). The Estimated Working Capital, the Estimated Closing Cash Amounts, the Estimated Closing Indebtedness and the Estimated Closing Transaction Expenses shall be used to calculate the Estimated Cash Consideration to be paid by Purchaser to Sellers at the Closing. The Closing Statement shall set forth the calculations of such amounts in a manner consistent with the definitions set forth in this Agreement and the Transaction Accounting Principles and shall be accompanied by reasonable backup documentation relating to the calculations therein, including each component thereof. Following delivery of the Closing Statement until the Closing, Sellers shall provide Purchaser with a reasonable opportunity to review Sellers’ calculation of the Purchase Price and components thereof. Sellers shall consider in good faith any comments from Purchaser regarding, the Closing Statement, including Purchaser’s calculations of the Estimated Working Capital, the Estimated Closing Cash Amounts, the Estimated Closing Indebtedness, and the Estimated Closing Transaction Expenses; provided that, for the avoidance of doubt, Sellers shall be under no obligation to accept any of Purchaser’s comments to the Closing Statement that Sellers determine in good faith are not appropriate and Purchaser hereby acknowledges that the acceptance of any such proposed comments shall not constitute a condition to Purchaser’s obligations to consummate the Transactions. The Parties agree that the sole purpose of the determination of the Closing Statement and the Post-Closing Statement is to adjust the Cash Consideration so as to reflect the variation, if any, in Working Capital, Cash Amounts, Indebtedness and Transaction Expenses between the estimates and final determinations thereof as prescribed hereunder as of the applicable time and consistent with the terms hereof and is not intended to prompt the introduction of accounting principles different from the Transaction Accounting Principles.
(c)Within 90 days after the Closing Date (the “Purchaser Delivery Period”), Purchaser shall cause to be prepared and delivered to Sellers a written statement (the “Post-Closing Statement”), setting forth Purchaser’s calculation of the Closing Working Capital, the Closing Cash Amounts, the Closing Indebtedness and the Closing Transaction Expenses. The Post-Closing Statement shall be prepared in accordance with the definitions set forth in this Agreement and the Transaction Accounting Principles. Following the delivery of the Post-Closing Statement until the expiration of the Dispute Resolution Period, Purchaser shall provide Sellers and their representatives with reasonable access upon reasonable notice during normal business hours to the personnel, accountants, external consultants, auditors, work papers and other books and records of the Transferred Entities pertaining to or used in connection with the preparation of the Post-Closing Statement to verify the accuracy of such amounts therein and provide Sellers with copies thereof. If Purchaser fails to deliver the Post-Closing Statement in accordance with this Section 2.5(c) within three Business Days following the expiration of the Purchaser Delivery Period, then, at the election of Sellers in their sole discretion and without prejudice to any and all other rights and remedies available to Sellers, Sellers shall have the option of (i) electing, by written notice to Purchaser, that (A) the Closing Working Capital shall be deemed to equal the Estimated Working Capital, (B) the Closing Cash Amounts shall be deemed to equal the Estimated Closing Cash Amounts, (C) the Closing Indebtedness shall be deemed to equal the Estimated Closing Indebtedness, and (D) the Closing Transaction Expenses shall be deemed to equal the Estimated Closing Transaction Expenses, and the Closing Statement will be deemed to be final and each item on the Closing Statement shall be deemed undisputed and shall be final, conclusive and binding on the Parties, or (ii) electing to prepare the Post-Closing Statement and delivering it to Purchaser no later than 60 days after Purchaser’s failure to timely deliver the Post-Closing Statement, in which case the review, dispute resolution and adjustment payment provisions set forth in this Section 2.5 shall apply to Purchaser in the same manner in which they would have applied to Sellers if Purchaser had delivered a timely and complete Post-Closing Statement, mutatis mutandis.
(d)Within 45 days following receipt by Sellers of the Post-Closing Statement, Sellers may deliver written notice to Purchaser of any dispute Sellers have with respect to the preparation or content of the Post-Closing Statement (the “Dispute Notice”); provided that if Sellers do not deliver any Dispute Notice to Purchaser within such 45-day period, the Post-Closing Statement will be final, conclusive and binding on the Parties, and if Sellers deliver a Dispute Notice within such deadline all items that are not disputed shall be deemed final, conclusive and binding on the Parties. The Dispute Notice shall set forth in reasonable detail the basis for any dispute included therein, the amounts involved and Sellers’ determination of the Closing Working Capital, the Closing Cash Amounts, the Closing Indebtedness, and the Closing Transaction Expenses; provided that any dispute set forth in the Dispute Notice shall be limited to the determination of the Closing Working Capital, the Closing Cash Amounts, the Closing Indebtedness and the Closing Transaction Expenses. Upon receipt by Purchaser of a Dispute Notice, the Parties shall negotiate in good faith to resolve any disputed items and amounts set forth therein, and each Party agrees that other than to the extent disputed in the Dispute Notice, the Post-Closing Statement will be final, conclusive and binding on the Parties. All discussions related thereto shall be governed by Rule 408 of the Federal Rules of Evidence and any applicable similar state rule (and evidence of such discussions shall not be admissible or used by any party in any future proceedings between the parties, including any proceedings before or with the Independent Accounting Firm). If the Parties, such good faith effort notwithstanding, fail to resolve any such dispute within 30 Business Days following receipt by Purchaser of the Dispute Notice, or as such period may be extended by mutual agreement of the Parties (the “Dispute Resolution Period”), then the Parties jointly shall engage, within ten Business Days following the expiration of the Dispute Resolution Period, an internationally recognized accounting firm selected jointly by the Parties (the “Independent Accounting Firm”) to resolve any such dispute (and only such unresolved disputes in the Dispute Notice). As promptly as practicable, and in any event not more than 15 days following the engagement of the Independent Accounting Firm, the Parties shall each prepare and submit a presentation detailing each Party’s complete statement of proposed resolution of each issue still in dispute to the Independent Accounting Firm and to the other Party. The Parties shall cause the Independent Accounting Firm to, as soon as practicable after the submission of the presentations described in the immediately preceding sentence and in any event not more than 30 days following submission by the Parties of such presentations to the Independent Accounting Firm, make a final determination, binding on the Parties, of the appropriate amount of each of the line items that remain in dispute as indicated in the Dispute Notice, provided, however, that the Parties agree that the failure of the Independent Accounting Firm to strictly conform to any deadline or time period contained in this Agreement shall not be a basis for seeking to overturn any determination rendered by the Independent Accounting Firm. With respect to each disputed line item, such determination, if not in accordance with the position of either Purchaser or Sellers, shall not be in excess of the higher, nor less than the lower, of the amounts advocated by Purchaser or Sellers, as applicable, in the Post-Closing Statement or Dispute Notice, as applicable. The scope of the disputes to be resolved by the Independent Accounting Firm shall be limited to whether any determination of the Closing Working Capital, the Closing Cash

Amounts, the Closing Indebtedness and the Closing Transaction Expenses was properly calculated in accordance with this Agreement and the Transaction Accounting Principles. The Independent Accounting Firm may request additional information from either Party solely to the extent necessary to resolve the matter in dispute, but absent such a request, neither Sellers nor Purchaser may make (nor permit any of their Affiliates or Representatives to make) any additional submission to the Independent Accounting Firm or otherwise communicate with the Independent Accounting Firm, and in no event shall any of Sellers or Purchaser (i) communicate (or permit any of its Affiliates or Representatives to communicate) with the Independent Accounting Firm without providing the other Party a reasonable opportunity to participate in such communication or (ii) make (or permit any of its Affiliates or Representatives to make) a written submission to the Independent Accounting Firm unless a copy of such submission is simultaneously provided to the others. In making its determination, the Independent Accounting Firm shall act as an expert and not as an arbitrator. The costs, fees and expenses of the Independent Accounting Firm will be borne by Sellers, on the one hand, and Purchaser, on the other hand, in inverse proportion to their relative success in the dispute as determined by the Independent Accounting Firm; provided that any initial engagement fees owed to the Independent Accounting Firm will be initially paid 50% by Sellers and 50% by Purchaser. For example, should the aggregate items in dispute total $1,000 and the Independent Accounting Firm award $600 in favor of Sellers’ position, Purchaser would pay 60% of the costs of the Independent Accounting Firm’s review and Sellers would pay 40% of the costs of the Independent Accounting Firm’s review. All determinations made by the Independent Accounting Firm, and the Post-Closing Statement, as modified by the Independent Accounting Firm, will be final, conclusive and binding on the Parties in the absence of fraud or manifest error. The Parties acknowledge and agree that the adjustment procedures set forth in this Section 2.5 are not intended to permit the introduction of different judgments, accounting methods, policies, practices, procedures, classifications, valuation practices or estimation methodologies for the purpose of determining the Cash Consideration or Purchase Price. The Post-Closing Statement will not reflect changes in assets or liabilities as a result of purchase accounting adjustments. This Section 2.5 is not intended as a remedy for any misrepresentation in any representation or any breach of any warranty made by Sellers in Article III.
(e)For purposes of complying with the terms set forth in this Section 2.5, from and after the Closing, the Parties shall reasonably cooperate with and make available to each other, the Independent Accounting Firm and each of their respective Representatives all information, records, data and working papers, in each case to the extent related to the Closing Working Capital, the Closing Cash Amounts, the Closing Indebtedness and the Closing Transaction Expenses, and shall permit reasonable access, upon reasonable notice during normal business hours to their respective personnel, as may be reasonably required in connection with the preparation, analysis and review of the Post-Closing Statement and the resolution of any disputes thereunder.
(f)If the Estimated Cash Consideration exceeds the Cash Consideration (such amount, if any, the “Shortfall Amount”), then Sellers shall promptly pay or cause to be paid an amount equal to such Shortfall Amount in cash by wire transfer of immediately available funds to an account designated in writing by Purchaser. If the Cash Consideration exceeds the Estimated Cash Consideration (such amount, if any, the “Excess Amount”), then Purchaser shall promptly pay or cause to be paid an amount equal to such Excess Amount in cash by wire transfer of immediately available funds to an account designated in writing by Purchaser. If the Estimated Cash Consideration is equal to the Cash Consideration, then neither Sellers nor Purchaser will be required to pay any additional amount in cash to the other Party in respect thereof. Any such payment pursuant to this Section 2.5(f) is to be made within five Business Days of the date on which the Cash Consideration is finally determined pursuant to this Section 2.5.

(g)The process set forth in this Section 2.5 shall be the sole and exclusive remedy of the Parties and their respective Affiliates for any disputes related to the Closing Working Capital, the Closing Cash Amounts, the Closing Indebtedness, the Closing Transaction Expenses, the Estimated Cash Consideration, the Cash Consideration and the calculations and amounts on which they are based or set forth in the related statements and notices delivered in connection therewith.
(h)For the avoidance of doubt, if the Estimated Working Capital or Closing Working Capital is equal to the Working Capital Target, then no adjustment in respect of Working Capital shall be made to the Estimated Cash Consideration or Cash Consideration, as applicable.
(i)Any payments made pursuant to this Section 2.5 shall be treated as an adjustment to the Purchase Price by the Parties for Tax purposes, unless otherwise required by Law.
Section 2.6 Purchase Price Allocation
.
(a)The Parties agree to allocate and, as applicable, to cause their relevant Affiliates to allocate, the Purchase Price among the Purchased Entity Equity pursuant to this Agreement and any other Transaction Document in accordance with Exhibit D attached hereto (the “First-Tier Allocation Schedule”).
(b)With respect to each Purchased Entity that is disregarded for U.S. federal income Tax purposes and each Purchased Entity for which a Specified Tax Election is made (or to be made) pursuant to Section 6.4(c), no later than 90 days after the date on which the Purchase Price is finally determined pursuant to Section 2.5, Purchaser shall deliver to the applicable Seller a schedule setting forth Purchaser’s proposed allocation of the portion of the Purchase Price that is allocable to such Purchased Entity as set forth in the First-Tier Allocation Schedule and any other items that are treated as additional consideration with respect to such Purchased Entity for Tax purposes among the assets of such Purchased Entity (and, if applicable, any other Transferred Entity that is disregarded as an entity separate from such Purchased Entity), in each case, determined in a manner consistent with Exhibit D and Section 1060 of the Code and the Treasury Regulations promulgated thereunder (each, a “Proposed Asset Allocation Schedule”). If the applicable Seller disagrees with any Proposed Asset Allocation Schedule, such Seller may, within 30 days after receipt of such Proposed Asset Allocation Schedule, deliver a notice (each, an “Allocation Objection Notice”) to Purchaser to such effect, specifying those items as to which such Seller disagrees and setting forth such Seller’s proposed allocation. If an Allocation Objection Notice is duly delivered with respect to a Proposed Asset Allocation Schedule, the Parties shall, during the 30 days immediately following such delivery of such Allocation Objection Notice, use commercially reasonable efforts to reach agreement on the disputed items or amounts set forth in such Allocation Objection Notice in order to determine the allocation of the Purchase Price and any other items that are treated as additional consideration for Tax purposes with respect to the applicable Purchased Entity. Notwithstanding any other provision in this Agreement to the contrary, if the Parties are unable to resolve any such dispute within the 30-day period following the delivery of the applicable Allocation Objection Notice, then the Parties shall submit any such disputed items to the Independent Accounting Firm to be resolved in accordance with the procedural principles set forth in Section 2.5(d), mutatis mutandis; provided that the Parties shall each be bound by any item on the applicable Proposed Asset Allocation Schedule not in dispute (such undisputed items, “Agreed Allocation Items”). Any Proposed Asset Allocation Schedule, as adjusted pursuant to any agreement between the Parties or determination by the Independent Accounting Firm pursuant to this Section 2.6(b) (each, if any, a “Final Asset Allocation Schedule,” and, together with the First-Tier Allocation Schedule, any other Final Asset Allocation Schedules and any Agreed Allocation Items, the “Final Allocations”), or any Agreed Allocation Items shall be conclusive and binding on the Parties; provided that if the applicable Seller does not timely provide an Allocation Objection Notice with respect to any Proposed Asset Allocation Schedule, such Proposed Asset Allocation Schedule shall become a Final Asset Allocation Schedule and be conclusive and binding on the Parties. Any Final Asset Allocation Schedule or any Agreed Allocation Items shall be adjusted, as necessary, to reflect any subsequent adjustments to the Purchase Price and any other amounts treated as consideration for Tax purposes. Any such adjustment shall be allocated to the applicable Seller or its relevant Affiliates to which such adjustment is attributable.
(c)Neither Party shall (and they shall cause their respective Affiliates not to) take any position that is inconsistent with any Final Allocation on any Tax Return (including any IRS Form 8594 or IRS Form 8883, if applicable) or in any Tax Proceeding, in each case, except to the extent otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any analogous provision of state, local or non-U.S. Law).
Section 2.7 Withholding
. Purchaser and any other applicable withholding agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such as amounts as it is required to deduct and withhold with the respect to making such payment under the Code or other applicable Tax Law; provided, that, other than for withholding (a) that is attributable to any failure to deliver the documents described in Section 2.4(b)(iii) through (v) or (b) with respect to amounts that are treated as compensatory for applicable Tax purposes, Purchaser shall provide Sellers with advance notice (in all cases, not less than 5 days prior to the Closing Date or other applicable payment date or as soon as reasonably practicable thereafter) of Purchaser’s intent to deduct and withhold and cooperate with such Person to reduce or eliminate such withholding to the extent permitted by applicable Law. Purchaser shall duly and timely remit, or cause to be duly and timely remitted, any deducted or withheld amounts to the applicable Taxing Authority and provide Sellers with the original or a certified copy of a receipt issued by the applicable Taxing Authority evidencing such payment. Any such deducted and withheld amounts shall be treated for all purposes of this Agreement and as having been paid to the Person in respect of which such deduction and withholding was made.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLERS
Except as set forth in, or qualified by any matter set forth in, the Disclosure Schedules, Sellers hereby represent and warrant to Purchaser as of the date hereof and as of the Closing Date as follows:
Section 3.1 Organization, Standing and Power
.
(a)Each Seller and each Transferred Entity is duly formed, organized or incorporated, validly existing and, to the extent such concept is applicable in the relevant jurisdiction, in good standing or duly registered (or any similar concept) under the Laws of its jurisdiction of formation, organization or incorporation, as applicable. Each Transferred Entity has all necessary organizational power and authority and is duly licensed and qualified to carry on the Business as presently conducted in each jurisdiction in which the operation of the Business requires such qualification, except as would not be material to the Business, taken as a whole.
(b)Sellers have made available to Purchaser true and correct copies of the Organizational Documents, including all amendments thereto, of each Transferred Entity, and each of the foregoing documents is in full force and effect. No Transferred Entity is in material violation of any material provision of its Organizational Documents.
Section 3.2 Equity of Transferred Entities.
(a)Section 3.2 of the Disclosure Schedules sets forth the authorized capitalization of the Transferred Entities, the number of shares issued and outstanding and the record and beneficial owner thereof, both as of (i) the date hereof and as of the Closing (ii) after giving effect to the Pre-Closing Reorganization. All of the equity securities of the Transferred Entities have been duly authorized and validly issued and are fully paid and non-assessable and are owned by the applicable Seller or its Affiliates free and clear of all Liens (other than Permitted Liens). Upon the consummation of the Transaction, the applicable Seller will transfer valid title to all of the equity securities of the Transferred Entities to Purchaser, free and clear of all Liens (other than the Permitted Liens set forth on Section 1.1(g) of the Disclosure Schedules and transfer restrictions under applicable securities laws).
(b)The Purchased Entity Equity collectively constitutes all of the issued and outstanding equity interests of the Purchased Entities. There are no outstanding options, warrants, put rights, call rights, purchase rights, subscription rights, exchange rights, repurchase or redemption rights, phantom stock, stock appreciation, profit participation, equity or equity-based rights or interests, or other similar rights, convertible securities or other securities exchangeable into or the value of which is measured by reference to, equity securities of any Transferred Entity, agreements or commitments of any kind pursuant to which any of the Transferred Entities is or may become obligated to (i) issue, transfer, sell, pledge, register or otherwise dispose of any of its equity interests, or (ii) redeem, purchase or otherwise acquire any equity securities of the of any Person, in each case, other than as may be set forth in the Organizational Documents of such Transferred Entity.
Section 3.3 Authority; Execution and Delivery; Enforceability
. Each Seller has all applicable requisite power and authority to execute and deliver this Agreement and each other Transaction Document to which it is a party and to consummate the Transaction and any other transactions contemplated hereby or thereby. The execution and delivery by each Seller of this Agreement and each other Transaction Document to which it is a party and the consummation by such Seller of the Transaction and any other transactions contemplated hereby and thereby have been duly and validly authorized and approved by all requisite action of each Seller and do not require any further authorization or consent on the part of any Seller or their respective direct or indirect equityholders. Each Seller has duly executed and delivered this Agreement, and assuming due authorization, execution and delivery by Purchaser, this Agreement constitutes such Seller’s valid and binding obligation, enforceable against such Seller in accordance with its terms, subject to the effect of any Laws relating to bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or preferential transfers, or similar Laws relating to or affecting the enforcement of creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a Proceeding in equity or at law) (collectively, the “General Enforceability Exceptions”).
Section 3.4 No Conflicts; Consents; Governmental Authorization
. The execution and delivery by each Seller of this Agreement does not, and the execution by such Seller of the other Transaction Documents to which such Seller is a party will not, and the consummation of the Transaction and the other transactions contemplated by the Transaction Documents will not, conflict with, or result in any violation of, breach or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation under, or require any consent, approval, filing, notice or waiver under, or result in the creation of any Lien (other than Permitted Liens) upon any of the Purchased Entity Equity or any equity securities of the Transferred Entities under, any provision of (a) the Organizational Documents of such Seller or any Transferred Entity, (b) any Judgment or Law applicable to such Seller or any Purchased Entity, (c) any Material Contract or (d) any Real Property Lease, except, in each case of clauses (c) and (d), for any such items that would not be material to the Business, taken as a whole. No Regulatory Approval is required to be obtained or made by or with respect to any Seller in connection with the execution, delivery and performance of this Agreement, the other Transaction Documents or the consummation of the Transaction, other than (i) in connection, or in compliance with, the notification and waiting period requirements of any applicable Competition/Foreign Investment Law, and (ii) those the failure of which to obtain or make would not reasonably be expected to be material to the Business, taken as a whole.
Section 3.5 Financial Statements
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(a)Sellers have made available true and correct copies of (a)(i) the unaudited balance sheet of the Business for the years ended December 31, 2024 and December 31, 2023 and (ii) the unaudited statements of income of the Business for the years then ended (the “Year-End Financials”) and (b)(i) the unaudited balance sheet of the Business as of June 30, 2025 (such balance sheet, the “Business Balance Sheet” and such date, the “Balance Sheet Date”) and (ii) the related unaudited statement of income of the Business for the six months then ended (together with the Year-End Financials, the “Business Financial Statements”). The Business Financial Statements (i) fairly present, in all material respects, the financial position and results of operation of the Business as of their respective dates and for the periods set forth therein, (ii) have been prepared from the books and records of the Transferred Entities which have been recorded and maintained with sound accounting practice and in accordance with GAAP in all material respects (except, in each case, (A) as noted therein and (B) as subject to normal year-end adjustments); provided, however, that the Business Financial Statements and the foregoing representations and warranties are qualified by the fact that (1) the Business has not operated on a separate stand-alone basis and has historically been reported within Parent’s or its Affiliates’ combined financial statements, (2) the Business Financial Statements may not necessarily be indicative of the results that the Business would have achieved had it operated on a separate stand-alone basis, (3) the Business Financial Statements may assume certain allocated charges and credits which do not necessarily reflect amounts that would have resulted from arm’s-length transactions or that the Business would have incurred on a stand-alone basis, and (4) such

Business Financial Statements do not include statements of cash flows or statements of shareholders’ equity, and may omit footnotes or other presentation items required by GAAP (so long as such omitted footnotes or other presentation items are not material, individually or in the aggregate).
(b)The Transferred Entities have established or otherwise adhered to a system of internal accounting controls which is sufficient to provide reasonable assurances regarding the reliability of financial reporting including that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit materially correct preparation of their combined financial statements in accordance with GAAP consistently applied, and to maintain reasonably accurate accountability for their assets, and (iii) access to assets is permitted only in accordance with management’s general or specific authorization. Since January 1, 2022, to the Knowledge of Sellers, there has been no (i) significant deficiency or material weakness in any system of internal accounting controls used by the Transferred Entities, (ii) fraud or other material wrongdoing that involves any of the management or other employees who have a role in the preparation of financial statements or the internal accounting controls used by the Transferred Entities, or (iii) written claim or allegation regarding any of the foregoing.
(c)Section 3.5(c) of the Disclosure Schedules sets forth a list of all indebtedness for borrowed money of which the Transferred Entities are the primary obligors and identifies for each item of such indebtedness for borrowed money the outstanding principal but unpaid interest as of the date hereof.
(d)The accounts receivable of the Transferred Entities reflected in the Business Balance Sheet (i) represent actual indebtedness incurred by the applicable account debtors maintained in accordance with GAAP, (ii) have arisen from bona fide transactions in the ordinary course and are not subject to any set-offs or counterclaims, and (iii) are properly reflected on the Business’s books and records and balance sheet in accordance with GAAP, in each case, as of the applicable time. Since the Balance Sheet Date, there have not been any write-offs as uncollectible of any customer accounts receivable of the Transferred Entities, except for adjustments or credits in the ordinary course. No Transferred Entity is involved in any Proceeding, dispute or controversy regarding any accounts receivable, and no event, circumstance, state of facts or development has occurred that would reasonably be expected to result in the cancelation of any accounts receivable except in the ordinary course.
(e)All inventory of the Business, whether reflected on the Business Balance Sheet or produced or acquired after the Balance Sheet Date, has been acquired or produced in the ordinary course of business consistent with past practice and, in all material respects, is of a quality and quantity usable or salable in the ordinary course of business. Such inventory is reflected on the Business’s books and records in accordance with GAAP at the lower of cost or net realizable value. Except as set forth on Schedule 3.5(d), no inventory is subject to any Lien other than Permitted Liens or held on consignment.
Section 3.6 Absence of Undisclosed Liabilities
. There are no material liabilities of the Business, except (a) liabilities that are accurately accrued, reserved against or reflected in the Business Balance Sheet, (b) Liabilities which have arisen since the Balance Sheet Date that were incurred in the ordinary course of business (none of which is a liability for breach of contract, breach of warranty, tort, infringement, misappropriation, or violation of Law), (c) Liabilities included in Closing Working Capital, Closing Indebtedness or Closing Transaction Expenses, and (d) liabilities contemplated by or incurred under this Agreement or the other Transaction Documents. The Transferred Entities will not be liable for or subject to any Liability not arising out of or related to the

Business. No Transferred Entity has any obligations for deferred and unpaid purchase price in connection with any acquisition of any Person, line of business or material portion of the assets of any Person, including any earn-out obligations.
Section 3.7 Absence of Changes or Events
. Since the Balance Sheet Date, (a) there has not been any Business Material Adverse Effect, and (b) except in connection with, or in preparation for, the Transaction, including the Pre-Closing Reorganization, each Transferred Entity has operated in the ordinary course of business in all material respects. Except as set forth in Section 5.2 of the Disclosure Schedules or as otherwise contemplated hereby, from the Balance Sheet Date through the date of this Agreement, none of Sellers, its Affiliates nor the Transferred Entities has taken any action that, if taken between the date hereof and the Closing Date, would require the prior written consent of Purchaser pursuant to Section 5.2.
Section 3.8 Sufficiency of Assets
. Immediately following the Closing, (a) taking into account the Transaction Documents, Intercompany Agreements, and all of the assets, services, products and real property to be provided, acquired, leased or licensed under the Transaction Documents, and (b) assuming all Approvals, Regulatory Approvals and Permits of the Business set forth on Section 3.4 of the Disclosure Schedules have been obtained or transferred, and the truth and accuracy of the representations and warranties in Article IV, Purchaser and the Transferred Entities will own good, valid and marketable title (subject to any General Enforceability Exceptions) to all of the material assets, properties, Contracts, licenses, permits, properties, and rights (including Intellectual Property Rights) (i) reflected in the Business Financial Statements (except as has been sold, disposed of depreciated in the ordinary course of business consistent with past practice), and (ii) necessary and sufficient to conduct the Business immediately following the Closing in substantially the same manner conducted as of the date of this Agreement and immediately prior to the Closing in all material respects.
Section 3.9 Intellectual Property Rights
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(a)Section 3.9(a) of the Disclosure Schedules lists all Registered Intellectual Property Rights existing as of the date hereof and included in the Business Owned Intellectual Property (the “Business Registered Intellectual Property”). Each item of the Business Registered Intellectual Property is subsisting and, not invalid or unenforceable. The Transferred Entities exclusively own all right, title and interest in and to all Business Owned Intellectual Property, free and clear of all Liens (except for Permitted Liens).
(b)No Business Owned Intellectual Property is subject to (i) any Judgment adversely affecting the use thereof or rights thereto by such Transferred Entity or (ii) any opposition or cancellation Proceeding pending against any Transferred Entity concerning such Business Registered Intellectual Property.
(c)To the Knowledge of Sellers, no Person is (nor in the past six years has been) infringing, misappropriating or otherwise violating any Business Owned Intellectual Property, and in the past six years, no Transferred Entity (or, with respect to the Business, Sellers or any of their Affiliates) has made any written allegation against a third party of any infringement, misappropriation or other violation of any Business Owned Intellectual Property.

(d)The conduct of the Business and the Transferred Entities do not infringe, misappropriate or otherwise violate any Intellectual Property Rights of any third party, and have not in the past six years infringed, misappropriated or otherwise violated any Intellectual Property Rights of any third party. In the past six years, no Transferred Entity (or, with respect to the Business, Sellers or any of their Affiliates) has received a written allegation from a third party, or been party to any Proceeding, alleging that the conduct of a Transferred Entity (or, with respect to the Business, Sellers or any of their Affiliates) infringes, misappropriates or otherwise violates any Intellectual Property Rights of any third party, or challenging the ownership or use by a Transferred Entity (or, with respect to the Business, Sellers or any of their Affiliates) of, or the validity, enforceability or registrability of, any Business Owned Intellectual Property.
(e)Each of the Business and each Transferred Entity takes and has taken commercially reasonable measures to secure ownership of Intellectual Property Rights developed on its behalf. A Transferred Entity owns the Intellectual Property Rights developed on behalf of the Business by all current and former officers and employees of, and consultants and independent contractors to, a Transferred Entity (or, with respect to the Business, Sellers or any of their Affiliates), whether by operation of law or assignment, and no current or former officer or employee of, or consultant or independent contractor to, a Transferred Entity has asserted or, to the Knowledge of Sellers, has grounds to assert any rights to any of the Business Owned Intellectual Property.
(f)Each Transferred Entity takes and has taken commercially reasonable measures to protect and maintain the confidentiality of material Trade Secrets of the Transferred Entities and material Trade Secrets of third parties disclosed to a Transferred Entity who owes a duty of confidentiality to such third party with respect to such Trade Secrets, and, to the Knowledge of Sellers, there have been no unauthorized uses or disclosures of any such Trade Secrets. All current and former officers or employees of, and consultants and independent contractors to, a Transferred Entity (or, with respect to the Business, Sellers or any of their Affiliates) who have been provided, or with access to, material Trade Secrets of the Business have signed an agreement with reasonable confidentiality obligations and use restrictions or are under a legally-binding duty of confidentiality with respect to the same. No such employee, officer, consultant, or independent contractor is in violation of any such agreement.
(g)No Business Owned Intellectual Property was (in whole or in part) developed by or on behalf of, or with or using any personnel, grants, funds, facilities, Intellectual Property Rights or other resources of, a Governmental Entity, university, college, other educational institution, research center, or private source (“Sponsor”), and no officer or employee who has participated in or contributed to the development of any Intellectual Property Rights in connection with the Business for or under the direction of any Transferred Entity (or, with respect to the Business, Sellers or any of their Affiliates) was employed by, under contract to, or performed services for any Sponsor during a period of time during which such Person was also performing services for a Transferred Entity related to the development of such Intellectual Property Rights or other Business Owned Intellectual Property. No Sponsor has any claim or right in or to any such Intellectual Property Rights or other Business Owned Intellectual Property.
Section 3.10 Information Technology; Data Protection
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(a)The IT Assets operate and perform (and since January 1, 2022 have operated and performed) substantially as needed by the Transferred Entities to conduct the Business, and since January 1, 2022 have not experienced a disruption, outage or unavailability that materially disrupted the Business. Since January 1, 2022, there have not been any material breaches of security, unauthorized Processing, successful ransomware or malware attacks that resulted in any other security breaches or unauthorized access affecting the IT Assets or Personal Data (“Security Incidents”), and there have not been any circumstances requiring any Transferred Entity (or, with respect to the Business, Sellers or any of their Affiliates) to notify any Person of, or notice issued by or on behalf of a Transferred Entity (or, with respect to the Business, Sellers or any of their Affiliates) to any Person in respect of, any Security Incidents or violation of any Data Requirement. The IT Assets do not contain any virus, spyware, malware, worm, Trojan Horse, or other technology, disabling codes or instructions, or other similar code or software routines or hardware components that are designed or intended to (i) delete, disable, interfere with, perform unauthorized modifications to, or provide unauthorized access to any data of the Business, Personal Data or the IT Assets, or (ii) modify, damage or destroy the IT Assets (“Malicious Code”). The Transferred Entities and the Business maintain reasonable backup and disaster recovery plans and procedures with respect to the IT Assets and the data Processed thereby.
(b)Except as would not have a material effect on the Business, taken as a whole, (i) the Transferred Entities have implemented, or adhered to, policies or practices that are compliant with applicable Data Requirements and designed to reasonably ensure that the IT Assets are free from any Malicious Code, (ii) none of the Transferred Entities (or, with respect to the Business, Sellers or any of their Affiliates) has, since January 1, 2022, received any written notice from any applicable Governmental Entity or any Person against any Transferred Entity or the Business alleging a violation of any Data Requirements by any Transferred Entity or the Business, nor has any Transferred Entity (or, with respect to the Business, Sellers or any of their Affiliates) been threatened in writing to be charged with any such violation by any Governmental Entity or any Person, and (iii) the Transferred Entities (or, with respect to the Business, Sellers or any of their Affiliates), with respect to Personal Data collected or used in connection with the Business, have (A) taken appropriate actions (including implementing reasonable technical, physical or administrative safeguards) to protect Personal Data in their possession or under their control against any unauthorized use, access or disclosure and (B) where required by Data Requirements, entered into written agreements with third-party service providers, outsourcers, processors or other third parties who Process any Personal Data for or on behalf of the Transferred Entities that obligate such Persons to comply with applicable Data Requirements and to protect and secure Personal Data from unauthorized use, access, modification or disclosure. The transactions contemplated by this Agreement will not breach or violate or otherwise result in any liabilities in connection with any Data Requirements.
Section 3.11 Real Property
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(a)Section 3.11(a) of the Disclosure Schedules lists all real property that a Transferred Entity owns (the “Owned Real Property”). With respect to each Owned Real Property:
(i)The applicable Transferred Entity (as the case may be) has good and marketable fee simple title to such Owned Real Property, free and clear of Liens (except Permitted Liens);
(ii)Other than with respect to any Permitted Liens, no Transferred Entity has leased or otherwise granted any Person the right to use or occupy such Owned Real Property or any portion thereof;

(iii)Other than the right Purchaser pursuant to this Agreement, there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein; and
(iv)there are no pending or, to the Knowledge of Sellers, threatened in writing condemnation Proceedings, except for such Proceedings as would not have a material effect on the Business, taken as a whole.
(b)Section 3.11(b) of the Disclosure Schedules lists all agreements, including all amendments (each a “Real Property Lease”) pursuant to which a Transferred Entity leases (as tenant), subleases (as subtenant), or licenses (as licensee) an interest in real property or otherwise occupies (but not owns) real property (the “Leased Real Property”). Sellers have delivered to Purchaser a true and complete copy of each Real Property Lease. Except as would not have a material effect on the Business taken as a whole, with respect to each Leased Real Property:
(i)the applicable Transferred Entity has a valid leasehold (or subleasehold) interest in such Leased Real Property free and clear of Liens (except Permitted Liens);
(ii)the applicable Transferred Entity is in possession of such Leased Real Property has not subleased, licensed, collaterally assigned, mortgaged deeded in trust or granted any other Lien (except Permitted Liens) in such Leased Real Property; and
(iii)the applicable Transferred Entity and, to the Knowledge of Sellers, each other party to such Real Property Lease have performed in all material respects all obligations required to be performed by them under such Real Property Lease, and neither the Transferred Entity, nor, to the Knowledge of Sellers, each other party to such Real Property Lease are in default thereunder beyond all applicable notice and cure periods and, to the Knowledge of Sellers, no event has occurred that, with notice or lapse of time, or both, would constitute a default by any Transferred Entity under a Real Property Lease.
(iv)The Owned Real Property identified in Section 3.11(a) of the Disclosure Schedules and the Leased Real Property identified in Section 3.11(b) of the Disclosure Schedules comprise all of the real property used or intended to be used in or otherwise related to the Business.
(v)To Seller’s Knowledge, all buildings, structures, improvements, fixtures, building systems and equipment, and all material components thereof, including the Owned Real Property and Leased Real Property, have not suffered material damage from severe weather events and other natural conditions such as hurricanes, floods, tornadoes, earthquakes and wildfires, among other events.
Section 3.12 Contracts
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(a)Section 3.12 of the Disclosure Schedules sets forth a true and correct list, as of the date hereof, of the following Contracts to which any Transferred Entity is a party to or bound by, excluding any open purchase or sales orders entered into in the ordinary course of business, any Intercompany Agreements, any Real Property Leases and any Benefit Plan (such

Contracts required to be disclosed on Section 3.12 of the Disclosure Schedules, collectively, the “Material Contracts”):
(i)any Contract with a Material Customer;
(ii)any Contract with a Material Supplier;
(iii)any Contract containing any future capital expenditure obligations (including any series of related expenditures) of the Business in excess of [***];
(iv)any Contract that is an equity joint venture, strategic alliance, minority equity investment, partnership or other similar agreement or that is a Contract concerning the management of a Person that is not an individual between a Transferred Entity and a third party;
(v)any Contract pursuant to which (A) a Transferred Entity (or, with respect to the Business, Sellers or any of their Affiliates) licenses from a third party Intellectual Property Rights material to the Business (other than any generally commercially available software or software-as-a-service Contracts that involve aggregate payments of less than [***] per annum and licenses to Intellectual Property Rights which are incidental to the primary purpose of the Contract), (B) a Transferred Entity (or, with respect to the Business, Sellers or any of their Affiliates) licenses to a third party any material Business Owned Intellectual Property (other than licenses to Intellectual Property Rights which are incidental to the primary purpose of the Contract and non-exclusive licenses granted in the ordinary course of business), (C) any Intellectual Property material to the Business is acquired, divested or developed (other than Contracts with employees, contractors, or consultants entered in the ordinary course of business), or (D) a Transferred Entity (or, with respect to the Business, Sellers or any of their Affiliates) is a party or is otherwise bound arising out of or resolving any dispute related to Intellectual Property Rights that relate to the Business, such as consent-to-use, covenant-not-to-sue, coexistence, concurrent use, settlement agreements, or otherwise materially affecting the ability to use or enforce any material Business Owned Intellectual Property (for the avoidance of doubt, other than non-exclusive licenses granted in the ordinary course of business);
(vi)any Contract relating to or evidencing Indebtedness of, or commitments to provide any Indebtedness to, the Transferred Entities in excess of [***] in the aggregate with respect to which a Transferred Entity is an obligor or guarantor, or granting a Lien on the assets or equity interests of the Transferred Entities, other than any Indebtedness to be repaid or extinguished at the Closing pursuant to a Payoff Letter or Guaranty and Lien Releases;
(vii)any Contract (A) relating to the acquisition or disposition of, or any investment in, any business, corporation, partnership, joint venture or other business (whether by merger, sale of stock, sale of assets or otherwise), or (B) under which, after Closing, a Transferred Entity will have an outstanding or future obligation with respect to an “earn out,” deferred purchase price contingent purchase price or similar contingent payment obligation;
(viii)any Contract that (A) prohibits a Transferred Entity from competing in a particular geographic area or contains exclusivity provisions during any time period; (B) contains “most favored nation” pricing terms or other preferential pricing terms or grants any right of first offer, right of first refusal; or (C) contains minimum purchase, “take or pay” or “requirements” terms;

(ix)any Contract that is a settlement, conciliation or similar agreement with any Governmental Entity or pursuant to which any of the Transferred Entities will have any material outstanding obligation after the date of this Agreement;
(x)any Collective Bargaining Agreement;
(xi)any that Contract that creates a Lien, other than a Permitted Lien, on the equity interests of any Transferred Entity or the assets of the Business;
(xii)any material Shared Contract involving (A) expected payments to the Business, or relating to services provided by the Business or (B) expected payments from the Business, or relating to services provided to the Business, in each case, other than those contemplated in the Transition Services Agreement;
(xiii)any Contract between a Transferred Entity, on the one hand, and a Seller or any Affiliate of a Seller, on the other hand;
(xiv) any material Shared Contract; or
(xv)any Government Contract.
(b)Other than expirations or non-renewals following the date hereof in accordance with the terms of the applicable Material Contract, each Material Contract is in full force and effect in accordance with its terms and, to the Knowledge of Sellers, is valid, binding and enforceable against the parties thereto in accordance with its terms, in each case, subject to the General Enforceability Exceptions. No Transferred Entity nor, to the Knowledge of Sellers, any other party to a Material Contract, is in material breach or violation of, or default under, any Material Contract and no event has occurred that with or without notice or lapse of time or both would constitute a material breach or default (whether by lapse of time or notice or both). No Transferred Entity nor, to the Knowledge of Sellers, any other party thereto, has received written notice of any non-renewal or intent to terminate or let lapse any Material Contract, except as would not have be material to the Business, taken as a whole.
(c)Prior to the execution of this Agreement, Sellers have made available to Purchaser true and correct copies of each Material Contract.
Section 3.13 Compliance with Applicable Laws; Permits
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(a)Each Transferred Entity is, and since January 1, 2022 has been, in compliance in all material respects with all Laws applicable to such Transferred Entity and the conduct of the Business as currently conducted.
(b)Each Transferred Entity possesses all material Permits necessary for the conduct of the Business conducted by it. All Permits described in the immediately preceding sentence are in full force and effect, except as would not have a material effect on the Business, taken as a whole. Each Transferred Entity has conducted its respective business in accordance with the requirements of such Permits, except as would not have a material effect on the Business, taken as a whole.
(c)Each Transferred Entity is and, in the past five years has been, in material compliance with applicable Anti-Corruption Laws. No Transferred Entity, nor any of its

respective officers, managers, directors, or employees, nor, to the Knowledge of Sellers, their respective agents or third-party representatives acting for or on behalf of any of the Transferred Entities, have, directly or indirectly: (i) made any unlawful payment or given, offered, promised, or authorized or agreed to give, any money or thing of value, directly or knowingly indirectly, to any Government Official in violation of applicable Anti-Corruption Laws; (ii) used any funds for any unlawful contribution, gift, entertainment, or other unlawful expense relating to political activity; or (iii) otherwise materially violated or is in material violation of any applicable Anti-Corruption Law.
(d)None of the Transferred Entities nor any of their respective directors, officers, or employees, nor to the Knowledge of Sellers, any of their respective agents, or third-party representatives acting for or on behalf of any the Transferred Entities, is or has been since April 24, 2019: (i) a Sanctioned Person; (ii) engaged in any dealings or transactions with or for the benefit of any Sanctioned Person or in any Sanctioned Country, in each case, in violation of applicable Sanctions; or (iii) in material violation of any applicable Sanctions. During the past five years, none of the Transferred Entities nor any of their respective directors, officers or employees, nor, to the Knowledge of Sellers, any of their respective agents or third-party representatives acting for or on behalf of any of the Transferred Entities is or has been (in material violation of applicable International Trade Laws.
(e)In the past five years (or in the case of applicable Sanctions, since April 24, 2019), none of the Transferred Entities or Sellers with respect to the Transferred Entities have received from any Governmental Entity any written notice, inquiry, or allegation from, or made any voluntary or involuntary disclosure to a Governmental Entity in each case related to a violation or potential violation of applicable Anti-Corruption Laws, International Trade Laws, or Sanctions.
(f)To the Knowledge of Sellers, the Transferred Entities have implemented and maintain a system of internal controls sufficient to provide reasonable assurance that violations of applicable Anti-Corruption Laws, Sanctions, and International Trade Laws will be detected and deterred.
Section 3.14 Environmental Matters
. (a) Each Transferred Entity is and has since January 1, 2022 been in compliance in all material respects with all Environmental Laws; (b) each Transferred Entity possesses and has possessed since January 1, 2022 and has submitted a timely application for all material Permits required for its operation of the Business and occupation of its properties and facilities under applicable Environmental Laws, and since January 1, 2022 has been in compliance in all material respects with the terms of such Permits; (c) no Transferred Entity is subject to any pending material Environmental Claim or has received written notice of any currently threatened material Environmental Claim or of any unresolved actual or potential material violation of or liability under Environmental Laws; (d) no Transferred Entity has by Contract assumed or provided an indemnity with respect to any material liability of any other Person under Environmental Laws; and (e) there has been no Release, treatment, storage, arrangement for disposal, or transportation of, contamination by, or exposure of any person to any Hazardous Material whether at, from, on or under the Leased Real Property or the Owned Real Property or any real property formerly owned, leased or otherwise operated by any Transferred Entity, or otherwise that currently requires investigation, assessment, cleanup or remediation that would give rise to material costs by any Transferred Entity or which would give rise to material liability (contingent or otherwise)

of any Transferred Entity pursuant to any Environmental Law. To the Knowledge of Sellers, Sellers and each Transferred Entity have provided to Purchaser all material environmental, health or safety audits, assessments and reports relating to any Transferred Entity, the Business, the Leased Real Property or the Owned Real Property that are in their possession or reasonable control that have been prepared since January 1, 2022.
Section 3.15 Proceedings
. Since January 1, 2022, there have been (i) no Proceedings pending or threatened by or against any Transferred Entity or their respective assets, properties or rights or against any of their respective directors, managers, officers or employees (in each case, in their capacity as such) and (ii) no Judgments to which any Transferred Entity is a party or to which any Transferred Entity or its assets or properties is bound, except, in each cause of clauses (i) and (ii), as would not reasonably be expected to be material to the Business .
Section 3.16 Taxes
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(a)All income and other material Tax Returns required to be filed by the Transferred Entities have been timely filed (taking into account extensions) and all such Tax Returns are true, correct and complete in all material respects.
(b)All income and other material Taxes required to be paid by the Transferred Entities (whether or not shown to be due on such Tax Returns) have been duly and timely paid by the due date thereof.
(c)There is no Tax Proceeding with respect to any Taxes of the Transferred Entities that is pending or proposed or threatened in writing, and no material deficiency for any Tax has been asserted or assessed by a Taxing Authority against any of the Transferred Entities that has not been satisfied by payment, settled, or withdrawn.
(d)Each of the Transferred Entities has complied with applicable Laws relating to the collection and withholding of Taxes.
(e)Within the past two years, none of the Transferred Entities have been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify under Section 355(a) of the Code.
(f)None of the Transferred Entities has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4.
(g)There are no Liens for Taxes upon any assets of the any Transferred Entity other than Permitted Liens for Taxes described in clause (b) of the definition thereof.
(h)None of the Transferred Entities (i) has been a member of any Affiliated Group other than any Seller Tax Group or any Affiliated Group the common parent of which is a Transferred Entity, (ii) has any liability for the Taxes of any Person (other than a Transferred Entity or a member of any Seller Tax Group) under Treasury Regulation Section 1.1502-6 (or any similar provision of Tax Law), as a transferee or successor, by contract (other than a commercial Contract entered into in the ordinary course of business the primary purpose of which is not related to Taxes), or otherwise by operation of Law, (iii) is a party to or bound by any Tax sharing, Tax allocation or similar agreement entered into in the ordinary course of business relating to Taxes, other than any such agreement that is not primarily related to Taxes, or (iv) has extended or waived in writing any statute of limitations or other period for the assessment of any Tax or deficiency beyond the date hereof, and no request for any such waiver or extension is currently pending.
(i)No claim has been received by any Transferred Entity from a Taxing Authority in a jurisdiction where such a Transferred Entity (does not file Tax Returns that such Person is or may be subject to taxation by, or required to file Tax Returns in, that jurisdiction.
(j)The unpaid Taxes of the Transferred Entities (being Taxes not yet due and payable) do not exceed the reserves for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth in the Business Balance Sheet (rather than any notes thereto), and there will be no increase in unpaid Taxes or in the Tax reserve from the Balance Sheet Date through the Closing Date other than for items arising in the ordinary course of business.
(k)None of the Transferred Entities will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in, or use of an improper, method of accounting for a taxable period ending on or prior to the Closing Date, (ii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law) entered into or existing prior to the Closing, (iii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law) executed prior to the Closing, (iv) installment sale or open transaction disposition made prior to the Closing, or (v) prepaid amount received or deferred revenue accrued prior to the Closing. None of the Transferred Entities will be required to make any payment after the Closing Date as a result of an election under Section 965 of the Code.
(l)Each Transferred Entity is, and at all times since its formation has been (or, if later, the date on which such Transferred Entity was directly or indirectly acquired by Parent), properly classified as the type of entity for U.S. federal and applicable state and local income Tax purposes set forth opposite its name on Section 3.16(l) of the Disclosure Schedules.
(m)None of the Transferred Entities has, and has never had, any branch, agency, permanent establishment, or other taxable presence other than in its country of formation.
Section 3.17 Labor Relations; Employees and Employee Benefit Plans
.
(a)Except as set forth on Section 3.17(a) of the Disclosure Schedules, since January 1, 2022, (i) there has been no pending or, to the Knowledge of Sellers, threatened unfair labor practice charge, material labor grievance, labor arbitration, strike, concerted walk out, work stoppage, slowdown, picketing, hand billing or lockout or other material labor dispute against or involving any of Sellers or their Affiliates (with respect to the Business, Business Employees and Former Business Employees), including any Transferred Entity, and (ii) to the Knowledge of Sellers, no union organizing campaign or other labor organizing activity has occurred or been threatened with respect to any Business Employee or Former Business Employee. Since January

1, 2022, no labor union, works council, other labor organization, employee representative or group of employees has made a demand for recognition or certification, including any claims of expansion or accretion to the existing bargaining unit, and there have been no representation, certification or decertification proceedings pending or, to the Knowledge of Sellers, threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. Except as set forth on Section 3.17(a) of the Disclosure Schedules, neither any Transferred Entity nor, with respect to the Business or Business Employees or Former Business Employees, any of Sellers or their Affiliates, is party to or bound by any Collective Bargaining Agreement with any labor union, works council or other labor organization or employee representative, and none are being negotiated, and no Business Employees are represented by any labor union, labor organization, works council, employee representative or group of employees with respect to their employment with any Transferred Entity or any of Sellers or their Affiliates. None of the Transferred Entities or, with respect to the Business, Business Employees, Sellers and their Affiliates, have any contractual notice, information, consultation, bargaining or consent obligations owed to any labor union, works council, labor organization or employee representative, or any Business Employee, in connection with the Transaction.
(b)Section 3.17(b) of the Disclosure Schedules sets forth a complete and correct list of each (i) material Seller Benefit Plan and (ii) Transferred Entity Benefit Plan (provided, that, Sellers shall not be required to list each individual offer letter or, for Business Employees located outside of the United States, employment agreement, that, in each case, has substantially similar terms as a form offer letter of form employment agreement that is set forth on Section 3.17(b) of the Disclosure Schedules and does not contain any severance, change in control or retention benefits). With respect to each Seller Benefit Plan, Sellers have made available to Purchaser, as applicable, true and correct copies of the: (A) most recent summary plan description and (B) most recent IRS determination or opinion letter. With respect to each Transferred Entity Benefit Plan, Sellers have made available to Purchaser, as applicable, true and correct copies of the: (1) current plan document (and any amendments thereto); (2) any related trust agreement or other funding instrument and the most recent actuarial valuation report and most recent Form 5500; (3) most recent summary plan description; (4) the most recent IRS determination or opinion letter; and (5) all non-routine correspondence with any Governmental Entity dated within the past three years (provided that agreements with individual Business Employees may be provided on an anonymized basis and templates may be provided in lieu of copies of individual agreements that conform to such templates).
(c)With respect to each Transferred Entity Benefit Plan and, except as could not result in any liability or obligation to the Business, Transferred Entities, Purchaser or any of its Affiliates, each Seller Benefit Plan: (i) each Benefit Plan has been established, funded, maintained and administered in compliance in all material respects with its terms and applicable requirements of Law; (ii) all contributions, premiums or other payments that are due with respect to any Benefit Plan have been timely made or paid, or, if not yet due, have been made, paid or properly accrued; and (iii) there have been no non-exempt “prohibited transactions” (as defined in Section 406 of ERISA or Section 4975 of the Code) or breach of fiduciary duty (as determined under ERISA) with respect to any Benefit Plan. None of the Transferred Entities have incurred or could reasonably be expected to incur (whether or not assessed) any penalty or Tax under Sections 4980B, 4980D, 4980H, 6721 or 6722 of the Code.
(d)Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS that the Benefit Plan is so qualified or is operated under the terms of a pre-approved plan for which the provider of the plan has received an IRS opinion or advisory letter that the Benefit Plan is so qualified, and nothing has occurred that would reasonably be expected to adversely affect the qualified status such Benefit Plan.

(e)No Transferred Entity Benefit Plan is, and none of the Transferred Entities has any current or contingent liability or obligation (including on account of an ERISA Affiliate) with respect to or under any: (i) “multiemployer plan” as defined in Section 3(37) of ERISA or Section 414(f) of the Code, (ii) “multiple employer plan” within the meaning of Section 210 of ERISA or Section 413(c) of the Code, or (iii) “multiple employer welfare arrangement” (as such term is defined in Section 3(40) of ERISA). None of the Transferred Entities have any current or contingent liability or obligation by reason of at any time being treated as a single employer with any other Person, trade or business under Section 414 of the Code. No Transferred Entity Benefit Plan is and, except as set forth on Schedule 3.17(e), no Seller Benefit Plan is a “defined benefit plan” (as defined in Section 3(35) of ERISA) subject to Title IV of ERISA or other plan that is or was subject to the funding standards of Section 302 of ERISA or Section 412 of the Code or Title IV of ERISA (any such Seller Benefit Plan identified on such schedule, a “Title IV Plan”).
(f)With respect to each Title IV Plan: (i) Sellers have complied with any requirement to file a reportable event notice under Section 4043 of ERISA; (ii) the minimum funding standard under Section 430 of the Code has been satisfied and no waiver of any minimum funding standard or extension of any amortization periods has been requested or granted; (iii) all contributions required under Section 302 of ERISA and Section 412 of the Code have been timely made; (iv) all amounts due to the Pension Benefit Guaranty Corporation (“PBGC”) pursuant to Section 4007 of ERISA have been timely paid in all material respects; (v) with respect to each such plan for which there has been a significant reduction in the rate of future benefit accrual as referred to in Section 204(h) of ERISA, the requirements of Section 204(h) of ERISA have been complied with; (vi) no such plan has been or is considered to be in “at risk” status under Section 430 of the Code or has been required to apply any of the funding-based limitations under Section 436 of the Code; (vii) there has been no event described in Section 4062(e) of ERISA, and the transactions contemplated by this Agreement will not result in any event described in Section 4062(e) of ERISA; (viii) no event has occurred or circumstances exist that could result in a liability under or with respect to Section 4069 of ERISA; and (ix) no notice of intent to terminate any such plan has been filed and no amendment to treat such plan as terminated has been adopted and no proceeding has been commenced by the PBGC to terminate any such plan.
(g)Except as set forth on Section 3.17(g) of the Disclosure Schedules, no Benefit Plan provides for, and no Transferred Entity has any current or contingent liability or obligation to provide post-termination, post-service or retiree health or life insurance benefits to any Person, other than as required under Section 4980B of the Code, Part 6 of Title I of ERISA, or any similar state Law and for which the covered Person pays the full premium cost of coverage.
(h)There are no pending or, to the Knowledge of Sellers, threatened Proceedings or claims with respect to or on behalf of any Transferred Entity Benefit Plans or, except as would not result in any liability to the Business, the Transferred Entities, any Seller Benefit Plan (other than routine claims for benefits by participants and beneficiaries incurred in the ordinary course). There are no audits, inquiries or Proceedings pending or, to the Knowledge of Sellers, threatened by the IRS, U.S. Department of Labor, or other Governmental Entity with respect to any Transferred Entity Benefit Plan or, except as would not result in any liability to the Business, the Transferred Entities, Purchaser or any of its Affiliates, any Seller Benefit Plan.
(i)Without limiting the generality of the other provisions of this Section 3.17, with respect to each Benefit Plan that is subject to the Laws of a jurisdiction other than the United States (whether or not United States Law also applies) (each, a “Foreign Benefit Plan”) that is a Transferred Entity Benefit Plan and, except as would not result in any liability to the Business, the Transferred Entities, Purchaser or any of its Affiliates, any Foreign Benefit Plan

that is a Seller Benefit Plan: (i) all material employer and employee contributions to each Foreign Benefit Plan required by law or by the terms of such Foreign Benefit Plan have been timely made, or, if applicable, accrued in accordance with normal accounting practices, (ii) each Foreign Benefit Plan required to be registered has been registered and has been maintained in good standing in all material respects with applicable regulatory authorities, and (iii) no Foreign Benefit Plan is a defined benefit plan (as defined in ERISA, whether or not subject to ERISA). There are no material unfunded or underfunded Liabilities of the Business or Transferred Entities with respect to any Foreign Benefit Plan or statutory gratuity, indemnity, jubilee or similar statutory scheme.
(j)The execution of this Agreement and the consummation of the transactions contemplated by this Agreement (alone or together with any other event) could not (i) entitle any Business Employee, Former Business Employee or any current or former individual independent contractor of the Transferred Entities (or any dependent or beneficiary thereof) to any payment of compensation or benefits (whether in cash, property or the vesting of property), forgiveness of any employee or independent contractor loan or other indebtedness, vesting, distribution, or increase the amount of compensation or benefits due or payable to any Business Employee, Former Business Employee or any current or former individual independent contractor of the Transferred Entities under or with respect to any Benefit Plan or otherwise, (ii) trigger any acceleration of vesting, funding or timing of payment of any compensation, equity award or other benefit or otherwise under or with respect to any Benefit Plan or otherwise, (iii) trigger any obligation to fund any Transferred Entity Benefit Plan, or (iv) restrict the ability of the Transferred Entities to merge, amend or terminate any Transferred Entity Benefit Plan.
(k)There is no payment or benefit or Contract, plan or arrangement covering any Business Employee, Former Business Employee or any current or former individual independent contractor of the Transferred Entities, that, individually or collectively, could give rise to the payment of any amount (whether in cash or property or the vesting of property) that, as a result of the Transaction or in combination with any other event, would not be deductible by a Transferred Entity or Sellers by reason of Section 280G of the Code or would be subject to an excise tax under Section 4999 of the Code.
(l)Except as set forth on Section 3.17(l) of the Disclosure Schedules, since January 1, 2022, there have been no material Proceedings against any Transferred Entity, or, with respect to the Business Employees or Former Business Employees, Sellers, pending, or to the Knowledge of Sellers, threatened to be brought or filed in connection with the employment or termination of employment of any Business Employee or Former Business Employee or relating to unfair labor practices, employment discrimination, harassment, retaliation, leave, accommodation, minimum wages, overtime compensation, equal pay, or any other hiring, employment, or employment termination related matters arising under applicable Laws.
(m)Since January 1, 2022, the Transferred Entities and, with respect to the Business Employees and Former Business Employees, Sellers and their Affiliates, have been in compliance in all material respects with all applicable Laws related to employment and labor, including those related to wages, hours, employee classification, independent contractor classification, meal and rest breaks, overtime, collective bargaining, terms and conditions of employment, discrimination, equal opportunity, harassment, retaliation, immigration (including the completion of Forms I-9 for all U.S. employees and the proper confirmation of employee visas), employee leave, paid time off, workers’ compensation, layoffs, plant closings (including WARN), unemployment compensation, restrictive covenants, pay transparency, disability rights or benefits, labor relations, employee trainings and notices, paid time off, affirmative action, automated employment decision tools and other artificial intelligence and occupational health and safety. Except as would not result in material liability for the Transferred Entities or the Business: (i) each of the Transferred Entities or, with respect to the Business Employees and

Former Business Employees, Sellers and their Affiliates, have fully and timely paid all wages, salaries, wage premiums, commissions, bonuses, severance and termination payments, expense reimbursements, fees, and other compensation that have come due and payable to their current or former employees and independent contractors under applicable Law, Contract or company policy; and (ii), each individual who is providing or within the past three years has provided services to the Transferred Entities or the Business and is or was classified and treated by Seller of any of its Affiliates, including any of the Transferred Entities, as an independent contractor, consultant, leased employee, or other non-employee service provider, or as an overtime exempt employee, is and has been properly classified and treated as such for purposes of all applicable Laws.
(n)None of the Transferred Entities have a current or contingent obligation to indemnify, gross-up, reimburse or otherwise make whole any Person, or with respect to Seller, any Business Employee, Former Business Employee or any current or former individual service provider of the Transferred Entities, for any Taxes under Section 4999 or Section 409A of the Code (or any corresponding provisions of state, local, or foreign Tax law).
(o)Each Transferred Entity Benefit Plan that constitutes in any part a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) subject to Section 409A of the Code has been operated and administered in all material respects in operational compliance with, and is in all material respects in documentary compliance with, Section 409A of the Code and all IRS guidance promulgated thereunder.
(p)The Transferred Entities, and with respect to the Business Employees and Former Business Employees, Sellers and their Affiliates, have reasonably investigated all sexual harassment, or other harassment, discrimination or retaliation allegations against current or former officers, directors, partners, executives, employees, contractors or agents that have been reported to them or of which any of them were otherwise aware in the past three years. With respect to each such allegation (except those the applicable Transferred Entity or applicable Seller or Affiliate of Sellers reasonably deemed to not have merit), the applicable Transferred Entity or Seller or Affiliate of Sellers has taken prompt corrective action reasonably calculated to prevent further improper action, and does not expect any material liability with respect to any such matters. To the Knowledge of Sellers, there are no such allegations of harassment, retaliation or discrimination, that, if known to the public, would bring the Transferred Entities or the Business into material disrepute.
(q)To the Knowledge of Sellers, no Business Employee or Former Business Employee or current or former independent contractor of the Transferred Entities or the Business is in violation of any term of any employment agreement, nondisclosure agreement or obligation, fiduciary duty, noncompetition agreement or other restrictive covenant obligation: (i) owed to the Transferred Entities or, with respect to the Business, Sellers or their Affiliates; or (ii) owed to any third party with respect to such person’s right to be employed or engaged by the Transferred Entities or, with respect to the Business, Sellers or their Affiliates.
(r)To the Knowledge of Sellers, no Business Employee with annualized compensation at or above [***], intends to terminate his or her employment with the Transferred Entities prior to the one-year anniversary of the Closing.
(s)Sellers have made available to Purchaser a true and correct list of each Business Employee, and for each, as applicable, their: (i) name or employee ID; (ii) job title; (iii) primary work location (country and state); (iv) hourly wage or base salary (as applicable); (v) incentive compensation for the current and prior calendar year; (vi) exempt or non-exempt status (for U.S. employees); (vii) active or inactive status (and as applicable, type of leave and anticipated return date); (viii) full-time or part-time status; (ix) visa status; (x) union or non-

union status; (xi) date of hire; and (xii) employing entity. The Business Employees are sufficient in number and skill to operate the Business in substantially the same manner as it was conducted prior to the Closing. Each Business Employee primarily or exclusively devotes his or her working time to performing services to or on behalf of the Transferred Entities and the Business. Except as set forth on Section 3.17(s) of the Disclosure Schedules, Sellers, their Affiliates, and the Transferred Entities do not employ any individuals who primarily or exclusively devote their time to performing services on behalf of the Transferred Entities or the Business who will not be employed by the Transferred Entities as of the Closing Date.
Section 3.18 Intercompany Agreements
. Section 3.18 of the Disclosure Schedules lists all material Intercompany Agreements. To the Knowledge of Sellers, no Seller nor any of its Affiliates, nor any their respective directors, managers, officers, employees or affiliates, has any interest in any material property (real, personal or mixed, tangible or intangible) used in the Business.
Section 3.19 Insurance
. Section 3.19 of the Disclosure Schedules sets forth all material insurance policies covering the assets, employees, the Owned Real Property, the Leased Real Property and operations of the Transferred Entities, and all such insurance policies are in full force and effect, all premiums due with respect thereto have been timely paid in full, such Transferred Entity is in material compliance with the terms and provisions thereof and such policies will continue to be in full force and effect until the Closing (or if such policies are canceled or lapse prior to the Closing, renewals or replacements thereof will be entered into in the ordinary course of business to the extent available on commercially reasonable terms). No notice of cancellation or termination has been received with respect to any such policy. There are no pending material claims under such policies as to which the insurers have denied liability.
Section 3.20 Brokers
. Other than PJT Partners L.P. and BofA Securities, Inc., no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transaction and the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Sellers and their Affiliates.
Section 3.21 Material Customers and Material Suppliers
. In the six-month period preceding the date of this Agreement, no Material Customer or Material Supplier has provided written or, to the Knowledge of Sellers, other notice to the effect that such Material Customer or Material Supplier intends to cease being a customer or supplier of the Business, or intends to materially decrease the rate of, or adversely change the terms with respect to, buying or supplying, as applicable, products or services from or to the Transferred Entities in the six-month period following the date of this Agreement. To the Knowledge of Sellers, there has been no issue involving a Material Supplier that has caused a material disruption in the operation of the Transferred Entities or resulted in a material claim against or implicating the Transferred Entities during the 12-month period prior to the Closing Date. In the six-month period preceding the date of this Agreement, no Material Customer or Material Supplier has

returned, or threatened in writing to return, a substantial amount of any of the products, equipment, goods and services purchased from a Transferred Entity. To the Knowledge of Sellers, no Material Supplier is in violation of Law or engaged in conduct that could give rise to material liabilities of the Transferred Entities.
Section 3.22 Government Contracts
.
(a)Each Transferred Entity is in compliance in all material respects with applicable statutory, regulatory and contractual requirements applicable to each Government Contract, except as would not have a material effect on the Business, taken as a whole.
(b)Within the past six years from the date hereof, with respect to any Government Contract, no Transferred Entity has: (i) breached or violated any Law, certification, representation, clause, provision or requirement applicable to any Government Contract in any material respect; (ii) to the Knowledge of Sellers, been audited (outside of ordinary course audits) or investigated by any Governmental Entity with respect to any Government Contract; (iii) made any disclosure to any Governmental Entity with respect to any alleged or potential irregularity, misstatement or omission arising under or relating to a Government Contract; (iv) received from any Governmental Entity or any other Person any written notice of breach, cure, show cause or default with respect to any Government Contract; (v) had any Government Contract terminated by any Governmental Entity or any other Person for default or failure to perform; or (vi) received any small business set-aside contract, any other set-aside contract or other order or contract requiring small business or other preferred bidder status. Each Transferred Entity has: (i) to the Knowledge of Sellers, established and maintained adequate internal controls for compliance with its Government Contracts, including all domestic sourcing or qualifying country supplier requirements; (ii) in the past six years materially complied with all cybersecurity requirements of their Government Contracts including prohibitions on the use or sale of covered telecommunication and video surveillance equipment; and (iii) in the past six years materially properly reported and credited to the customer all pricing discounts. Within the past six years of the date hereof, all written representations, certifications and disclosures made by the Transferred Entities were current, accurate and complete in all material respects when made, except as would not have a material effect on the Business, taken as a whole. There are no material outstanding claims or disputes in connection with the Government Contracts of any Transferred Entity. To the Knowledge of Sellers, there are no outstanding or unsettled allegations of fraud, false claims or overpayments nor any investigations or audits by any Governmental Entity with regard to any of the Government Contracts of any Transferred Entity. In the past six years materially, no Transferred Entity nor any of their respective officers, directors, principals or managers have been determined as having a conflict of interest nor been disqualified, suspended, debarred, excluded or deemed ineligible for the award of a contract by a Governmental Entity.
Section 3.23 Quality, Safety and Salability of Products
.
(a)Since the Balance Sheet Date, Sellers, the Transferred Entities and their Affiliates, to the extent related to the Business, have not received any written or oral notice from any customers that contained allegations or threatened or stated a basis for initiating a Proceeding, in each case, with respect to the breach of warranties (whether express or implied)

included in customer Contracts, except as would not, individually or in the aggregate, reasonably be expected to be material to the Business, taken as a whole.
(b)Since the Balance Sheet Date, neither Sellers nor any of their Affiliates, to the extent related to the Business and to the Knowledge of Sellers, has received written notice from (i) any of their customers that such customer has (A) received any written notice or allegation from any Governmental Entity, (B) been a party to or subject to any Proceeding brought or initiated by a Governmental Entity or (C) been threatened in writing by a Governmental Entity with any Proceeding or (ii) a Governmental Entity that contained allegations or threatened or stated a basis for initiating any Proceeding, in each case with respect to the failure or alleged failure of any product produced, sold or distributed by or on behalf of Sellers or their Affiliates related to the Business to meet applicable manufacturing, quality or labeling standards established by Law, except in each case, as would not, individually or in the aggregate, reasonably be expected to be material to the Business, taken as a whole.
(c)Since the Balance Sheet Date, (i) there have been no recalls with respect to the products of the Business whether ordered by a Governmental Entity or undertaken voluntarily by Sellers or their Affiliates or any other Person and (ii) neither Sellers nor any of their Affiliates has received any written notice from any customer or Governmental Entity in connection with a claim or allegation against Sellers or any of their affiliates, in each case related to any such recall, except in each case for any such recalls that would not, individually or in the aggregate, reasonably be expected to be material to the Business, taken as a whole.
Section 3.24 Exclusivity of Representations and Warranties
. Except as expressly set forth in this Article III (as qualified by the Disclosure Schedules), no Seller nor any of its Affiliates, nor any of their respective Representatives has made, or is making, any representation or warranty, whether express or implied, whatsoever (whether written or oral) to Purchaser or any of its Affiliates or their respective Representatives and no Seller nor any of its Affiliates, nor any of their respective Representatives shall be liable in respect of the accuracy or completeness of any information (including any projections on the future performance of the Business) provided to Purchaser or any of its Affiliates, or any of their respective Representatives. Notwithstanding anything to the contrary contained herein, nothing in this Section 3.24 shall limit any remedy available to Purchaser or any of its Affiliates in the event of Fraud.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PURCHASER
Except as set forth in, or qualified by any matter set forth in, the Purchaser Disclosure Schedules, Purchaser hereby represents and warrants to Sellers as follows:
Section 4.1 Organization, Standing and Power
. Purchaser is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized and has all necessary organizational power and authority to carry on its business as presently conducted.
Section 4.2 Authority; Execution and Delivery; Enforceability

. Purchaser has all requisite power and authority to execute and deliver this Agreement and each other Transaction Document to which it is a party and to consummate the Transaction. The execution and delivery by Purchaser of this Agreement and by Purchaser and its Affiliates of each other Transaction Document to which it is a party and the consummation by Purchaser and its Affiliates, as applicable, of the Transaction have been duly and validly authorized by all requisite action of Purchaser or such Affiliates. Purchaser has duly executed and delivered this Agreement, and assuming due authorization, execution and delivery by Sellers, this Agreement will constitute Purchaser’s valid and binding obligation, enforceable against Purchaser in accordance with its terms, subject to the General Enforceability Exceptions.
Section 4.3 No Conflicts; Consents; Governmental Authorization
. The execution and delivery by Purchaser of this Agreement does not, and the execution by Purchaser of the other Transaction Documents will not, and the consummation of the Transaction and compliance by Purchaser with the terms hereof and thereof will not, conflict with, or result in any violation of, breach or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation under, or result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of Purchaser under, any provision of (a) the Organizational Documents of Purchaser, (b) any Judgment or Law applicable to Purchaser, or the properties or assets of Purchaser, or (c) any material Contract of Purchaser, except, in each case of clauses (b) and (c), for any such items that would not, individually or in the aggregate, reasonably be expected to have a material adverse effect. No Regulatory Approval is required to be obtained or made by or with respect to Purchaser in connection with the execution, delivery and performance of this Agreement, the other Transaction Documents or the consummation of the Transaction, other than (i) in connection, or in compliance with, the notification and waiting period requirements of the HSR Act and any other applicable Competition/Foreign Investment Law, and (ii) those the failure of which to obtain or make would not reasonably be expected to be material to the Business, taken as a whole.
Section 4.4 Sufficiency of Funds
. After giving effect to the Commitment Letters, Purchaser will have available to it at the Closing funds sufficient to enable Purchaser to satisfy all of its obligations under this Agreement and the other Transaction Documents, including payment of the Estimated Cash Consideration and any adjustments thereto contemplated by Section 2.5(f) and any fees and expenses of or payable by Purchaser or any Affiliate of Purchaser, as and when contemplated by this Agreement or any other Transaction Document. In no event shall the receipt or availability of any funds or financing by Purchaser or any Affiliate of Purchaser or any other financing or other transactions be a condition to any of Purchaser’s obligations under, or contemplated by, this Agreement.
Section 4.5 Financial Ability to Perform
.
(a)[Reserved]

(b)Purchaser is a party to and has accepted the fully executed equity commitment letters dated as of the date hereof, the “Equity Commitment Letters” or the “Commitment Letters”), by and among Tinicum L.P., BXPE US Aggregator (CYM) L.P., and Blackstone Private Equity Strategies Fund SICAV (collectively, the “Equity Investors”) and Purchaser, pursuant to which the Equity Investors have agreed, on the terms and subject solely to the conditions precedent set forth in Section 2 of the Equity Commitment Letter, to invest in Purchaser the amounts set forth therein. The Equity Commitment Letter provides that each Seller is an express third-party beneficiary thereof and is entitled to enforce each such agreement. The equity financing committed pursuant to the Equity Commitment Letter is referred to in this Agreement as the “Equity Financing.” The Equity Financing is also referred to as the “Financing.”
(c)Purchaser has delivered to each Seller true, complete and correct copies of the executed Commitment Letters.
(d)Except as expressly set forth in Section 2 to the Equity Commitment Letter, there are no conditions precedent to the obligations of the Equity Investors to provide the Financing or any contingencies that would permit the Equity Investors to reduce the aggregate principal amount of the Financing. Assuming the satisfaction of all of the conditions to the Closing set forth in Section 7.1 and Section 7.2, Purchaser does not have any reason to believe that it will be unable to satisfy on a timely basis all terms and conditions to be satisfied by it in any of the Commitment Letters on or prior to the Closing Date, as applicable, nor does Purchaser have knowledge that any of the Equity Investors will not perform its obligations thereunder or that the full amount of the Financing contemplated by the Commitment Letters will not be available on the Closing Date. There are no side letters, understandings or other agreements, contracts or arrangements of any kind relating to the Commitment Letters or the Financing that could affect the availability, conditionality, enforceability, termination or amount of the Financing or materially delay the Closing.
(e)[Reserved].
(f)As of the date hereof and as of the Closing, each Commitment Letter constitutes the valid, binding and enforceable obligations of Purchaser or its Affiliate party thereto in accordance with their respective terms and, to the Knowledge of Purchaser, all the other parties thereto and each Commitment Letter is in full force and effect (except to the extent that enforcement of the rights and remedies created thereby is subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity). As of the date hereof, no event has occurred which (with or without notice, lapse of time or both) constitutes, or could constitute, a default, breach or failure to satisfy a condition by any party thereto under the terms and conditions of the Commitment Letters or could otherwise result in any portion of the Financing contemplated by the Commitment Letters being unavailable at the Closing. As of the date hereof, Purchaser does not have any reason to believe that any of the conditions to the Financing will not be satisfied by Purchaser on a timely basis or that the full amount of the Financing contemplated by the Commitment Letters will not be available to Purchaser on the date of the Closing. As of the date hereof, none of the Commitment Letters has been modified, amended or altered and none of the respective commitments under any of the Commitment Letters have been terminated, reduced, withdrawn or rescinded in any respect and no termination, reduction, withdrawal, modification, amendment, alteration or rescission thereof is contemplated.
(g)In no event shall the receipt or availability of any funds or financing (including, for the avoidance of doubt, the Financing) by Purchaser or any of its Affiliates or any other financing or other transactions be a condition to any of Purchaser’s obligations under this Agreement.

Section 4.6 Guarantee
. Concurrently with the execution of this Agreement, Purchaser has delivered to Sellers the Guarantees addressed to each Seller from the Equity Investors, guaranteeing certain obligations of Purchaser under this Agreement on the terms set forth therein (the “Guarantees”). The Guarantees are valid and in full force and effect and constitute the valid and binding obligation of the Equity Investors, enforceable in accordance with its terms. As of the date hereof, no event has occurred which could adversely affect the Equity Investors’ obligations under the Guarantee.
Section 4.7 Proceedings
. There are no Proceedings pending or, to the Knowledge of Purchaser, threatened in writing, against Purchaser or any of its directors or officers (in their capacity as such) that would reasonably be expected to materially delay or impede the ability of Purchaser to perform its obligations under this Agreement.
Section 4.8 Brokers
. No broker, investment banker, financial advisor or other Person other than Solomon Partners is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transaction based upon arrangements made by or on behalf of Purchaser for which Sellers or their Affiliates (including the Transferred Entities) may be liable.
Section 4.9 Investigation
. Purchaser has such knowledge and experience in financial and business matters, and is capable of evaluating the merits and risks of the Transaction. Purchaser confirms that Sellers have made available to Purchaser and its Affiliates and Representatives the opportunity to ask questions of the officers and management of Sellers and their Affiliates and the Business, as well as access to the documents, information and records of or with respect to the Transferred Entities and the Business and to acquire additional information about the business and financial condition of the Transferred Entities and the Business. Purchaser confirms that it has made a satisfactory independent investigation, analysis and evaluation of the Transferred Entities and the Business.
Section 4.10 Securities Act
. Purchaser is acquiring the Purchased Entity Equity solely for the purpose of investment and not with a view to, or for sale in connection with, any distribution, resale or other transfer thereof in violation of the Securities Act. Purchaser acknowledges that the Purchased Entity Equity is not registered under the Securities Act, any applicable state securities Laws or any applicable federal or other securities Laws, and that the Purchased Entity Equity may not be sold or otherwise transferred except pursuant to the registration provisions of the Securities Act and applicable state and federal and other securities Laws or pursuant to applicable exemptions therefrom. Purchaser has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Purchased Entity Equity and is capable of bearing the economic risks of such investment. Except for the representations and warranties expressly set forth in this Agreement, Purchaser has independently evaluated the merits and risks of its decision to enter into this Agreement, is consummating the transactions contemplated by this Agreement with a full understanding, based exclusively on its own independent review, of all of the terms, conditions and risks and willingly assumes those terms, conditions and risks, and disclaims reliance on any representations or warranties, either expressed or implied, by or on behalf of Sellers or any of their Affiliates. Purchaser is not relying on any legal, tax, business, investment or any other advice provided by Sellers or any of their Affiliates with respect to the Transaction.
Section 4.11 Solvency
. No transfer of property is being made, and no obligation is being incurred in connection with the Transaction with the intent to hinder, delay or defraud either present or future creditors of Purchaser and its Subsidiaries. As of the Closing Date and immediately after giving effect to the consummation of the Transaction (including the Debt Financing) and assuming (i) the accuracy of the representations set forth in Article III and (ii) the performance of the covenants set forth in Sections 5.1, 5.2, 5.4, 5.9, 5.12 and 5.22:
(a)the Fair Value of the assets of Purchaser and its Subsidiaries, taken as a whole, on a going concern basis, shall be greater than the total amount of the liabilities (including all liabilities, whether or not reflected in a balance sheet prepared in accordance with GAAP, and whether direct or indirect, fixed or contingent, secured or unsecured, disputed or undisputed) of Purchaser and its Subsidiaries, taken as a whole;
(b)Purchaser and its Subsidiaries, taken as a whole, shall be able to pay their Indebtedness in the ordinary course of business as they become due; and
(c)Purchaser and its Subsidiaries, taken as a whole, shall not have an unreasonably small amount of capital to carry on their businesses and all businesses in which they are about to engage.
For purposes of this Section 4.11, “Fair Value” means the amount at which the assets (both tangible and intangible), in their entirety, of Purchaser and its Subsidiaries would change hands between a willing buyer and a willing seller, within a commercially reasonable period of time, each having reasonable knowledge of the relevant facts, with neither being under any compulsion to act.
Section 4.12 [Reserved]
.
Section 4.13 CFIUS
. Purchaser is not a “foreign person” within the meaning of 31 C.F.R. § 800.224. The transactions contemplated hereby will not (a) constitute an investment, direct or indirect, by a “foreign person,” as defined at 31 C.F.R. § 800.224, that affords the foreign person any access, rights, or involvement in the Business or any Transferred Entity, as described at 31 C.F.R. § 800.211(b), (b) result in any “foreign person,” as defined at 31 C.F.R. § 800.224, gaining “control,” as defined at 31 C.F.R. § 800.208, of the Business or any Transferred Entity, or (c) otherwise constitute a “covered transaction,” as defined at 31 C.F.R. § 800.213.

Section 4.14 Exclusivity of Representations and Warranties
. Except as expressly set forth in this Article IV, neither Purchaser nor any of its Affiliates, nor any of their respective Representatives has made, or is making, any representation or warranty, whether express or implied, whatsoever to Sellers or any of their Affiliates or their respective Representatives and neither Purchaser nor any of its Affiliates, nor any of their respective Representatives shall be liable in respect of the accuracy or completeness of any information provided to Sellers or any of their Affiliates, or any of their respective Representatives.
Section 4.15 Acknowledgment of No Other Representations or Warranties
.
(a)Purchaser acknowledges and agrees that, except for the representations and warranties specifically and expressly contained in Article III as modified by the Disclosure Schedules, no Seller nor any of its Affiliates, Representatives or any other Person makes any express or implied representation or warranty with respect to Sellers, the Transferred Entities, the Purchased Entity Equity, the Pre-Closing Reorganization or the Business or with respect to any other information provided, or made available, to Purchaser or any of its Affiliates or Representatives in connection with the Transaction. Purchaser acknowledges and agrees that, other than those representations and warranties specifically and expressly set forth in Article III as modified by the Disclosure Schedules, no Seller nor any of its Affiliates, Representatives or any other Person will have, or be subject to, any liability or other obligation to Purchaser, its Affiliates or Representatives or any other Person resulting from the sale and purchase of the Purchased Entity Equity, the Transferred Entities or the Business to Purchaser or its Affiliates or Purchaser’s use of, or the use by any of Purchaser’s Affiliates or Representatives, of any information, including information, documents, projections, forecasts, business plans or other material (including any Information (as defined in the Confidentiality Agreement)) made available to Purchaser, its Affiliates or Representatives in any virtual data room, confidential information memorandum or presentations, management presentations, offering materials, site tours or visits, diligence calls or meetings or any documents prepared by, or on behalf of, Sellers or any of their Affiliates or Representatives, or Purchaser or its Affiliates or Representatives, the Financing Parties or any of Purchaser’s potential financing sources in connection with Purchaser’s financing activities with respect to the Transaction. Purchaser acknowledges and agrees that it is not relying on any representation or warranty of Sellers or any of their Affiliates or Representatives or any other Person, other than those representations and warranties specifically and expressly set forth in Article III as modified by the Disclosure Schedules. Purchaser acknowledges and agrees that each Seller and their Affiliates disclaims any and all representations and warranties, whether express or implied, except for the representations and warranties specifically and expressly contained in Article III as modified by the Disclosure Schedules.
(b)Purchaser acknowledges that, other than those representations and warranties specifically and expressly set forth in Article III as modified by the Disclosure Schedules, neither Sellers nor any of their Affiliates or Representatives has made any warranty, express or implied, as to the prospects of the Business or its profitability for Purchaser, or with respect to any forecasts, projections or business plans or other information (including any Information (as defined in the Confidentiality Agreement)) delivered to Purchaser or any of its Affiliates or Representatives in connection with Purchaser’s review of the Business and the negotiation and execution of this Agreement, including as to the accuracy or completeness thereof or the reasonableness of any assumptions underlying any such forecasts, projections or business plans or other information.

ARTICLE V
COVENANTS
Section 5.1 Efforts
.
(a)From and after the date hereof, the Parties shall use reasonable best efforts to assist and cooperate with the other Party in doing, all things necessary, proper or advisable under any applicable Law or for any Regulatory Approval to consummate and make effective in the most expeditious manner possible the Transaction, including: (i) obtaining the Regulatory Approvals under the HSR Act and set forth on Section 7.1(a) of the Disclosure Schedules that are necessary in connection with the consummation of the Transaction; (ii) the preparation and filing of all forms, registrations, filings, petitions, statements, notices, submissions of information, applications and other documents (including filings with Governmental Entities) that are required to be filed to consummate the Transaction; and (iii) the taking of all actions necessary, proper or advisable to obtain (and cooperating with the other Party in obtaining) any Regulatory Approval, or to avoid a Proceeding by, any third party, including any Governmental Entity in connection with the Transaction.
(b)Each Party shall, in consultation and cooperation with the other Party, as promptly as reasonably practicable from the date hereof (and in any event within 25 Business Days), make its respective filing under the HSR Act. The Parties shall together, as applicable, make any filings under any Competition/Foreign Investment Law set forth on Section 7.1(a) of the Disclosure Schedules, as promptly as practicable, but in no event later than as required by applicable Law. Neither Party will withdraw any such filings or applications, nor extend the timing for any review period by any Governmental Entity in connection with obtaining Regulatory Approvals, without the prior written consent of the other Party. For the avoidance of doubt, any references in this Section 5.1 to Regulatory Approvals necessary or required to be obtained in connection with the Transaction or the Closing shall be deemed to include the satisfaction of the conditions to the Closing set forth in Section 7.1(a).
(c)Purchaser acknowledges that Parent and TriMas Germany have given certain commitments to the German Federal Ministry of Economic Affairs and Energy (“BMWiE”) (formerly German Federal Ministry of Economic Affairs and Climate Protection, BMWK), as set forth in Exhibit H (the “German FDI Commitments”). Effective upon the Closing, Purchaser shall, and shall cause its Subsidiaries (including, following the Closing, the Transferred Entities) to use reasonable best efforts to perform and comply with the German FDI Commitments and to the extent that such German FDI Commitments continue to apply. Following Closing, Purchaser shall only be liable for any breach of the German FDI Commitments by TriMas Germany and the Remaining Seller Group shall be liable for any breach of the German FDI Commitments by the Sellers and their Affiliates prior to the Closing and by the Remaining Seller Group at any time. In connection with any filing for German foreign direct investment clearance pursuant to Section 5.1, Purchaser shall, if required by the BMWiE, offer to BMWiE commitments that are the same as, or functionally equivalent to, the German FDI Commitments. Without limitation of Section 5.1(d), the Remaining Seller Group shall, and shall cause its Affiliates, to (i) continue to cause Parent to comply with the German FDI Commitments and (ii) cooperate with Purchaser in good faith and in a timely and efficient manner to support aforementioned reasonable best efforts, including by providing all reasonably necessary information, assistance, and consents. Sellers represent and warrant to Purchaser that the Remaining Seller Group and TriMas Germany have fully complied with the German FDI Commitments since their inception and until Closing. Purchaser shall indemnify and hold harmless Sellers against any Losses resulting from any intentional and material non-fulfilment of the German FDI Commitments by Purchaser or any of its Subsidiaries (including, following the Closing, the Transferred Entities), but only if and until the BMWiE has released Parent, TriMas Germany, Purchaser and its Affiliates from the requirement to comply with the commitments. For the avoidance of doubt, Purchaser shall not be liable for any breach of the German FDI Commitments by the Sellers or any its Affiliates (including the Transferred Entities) for conduct which took place prior to Closing, nor for any conduct by Remaining Seller Group at any time. The covenants and indemnity obligations set forth in this Section 5.1(c) shall survive the Closing for the duration of the German FDI Commitments.
(d)The Parties shall cooperate and consult with each other in connection with the making of all registrations, filings, notifications, substantive communications, submissions and any other actions pursuant to this Section 5.1(d), and, subject to applicable legal limitations and the instructions of any Governmental Entity, each Party shall keep each other apprised of the status of matters relating to the completion of the Transactions, including promptly informing and furnishing the other with copies of notices or other substantive communications received or given by Sellers or Purchaser, as the case may be, or any of their respective Affiliates, from or to any third party or any Governmental Entity with respect to the Transactions. In addition to the obligations contemplated by Section 5.4, and subject to applicable Law relating to the exchange of information, each Party shall permit counsel for the other Party reasonable opportunity to review in advance, and consider in good faith the views of the other Parties in connection with, any proposed notifications or filings and any substantive communications or submissions, and with respect to any such notification, filing, substantive communication or submission, any documents submitted therewith to any Governmental Entity (except that is requested by any Governmental Entity to remain confidential from the other Parties); provided that materials may be redacted (i) to remove references concerning the valuation of the Business, or proposals from third parties with respect thereto, (ii) as necessary to comply with contractual agreements and (iii) as necessary to address reasonable privilege or confidentiality concerns. The Parties shall take their respective reasonable efforts to share information protected from disclosure under the attorney-client privilege, work product doctrine, joint defense privilege or any other privilege pursuant to this Section 5.1(d) in a manner so as to preserve the applicable privilege. Each of the Parties agrees not to initiate or agree to participate in any substantive meeting or discussion, either in person or by telephone or videoconference, with any Governmental Entity in connection with the Transactions unless it consults with the other Parties in advance and, to the extent not prohibited by such Governmental Entity, gives the other Parties the opportunity to attend and participate.
(e)If either Party or any Representative of such Party receives a request for additional information or documentary material from any Governmental Entity with respect to the Transaction, then such Party will use reasonable best efforts to make, or cause to be made, promptly and after consultation with the other Party, an appropriate response in compliance with such request. In addition, each of the Parties shall promptly inform and consult with the other Party in advance of any substantive meeting, conference or communication with any Governmental Entity or any official, representative or staff thereof, or, in connection with any Proceeding by a private party, with any other Person, and to the extent not prohibited by applicable Law or by the applicable Governmental Entity, not participate or attend any substantive meeting or conference, or engage in any substantive communication, with any Governmental Entity or any official, representative or staff thereof or such other Person in respect of the Transaction without the other Party unless it reasonably consults with the other Party in advance and gives the other Party a reasonable opportunity to attend and participate therein, and, in the event one Party is prohibited from, or unable to participate, attend or engage in any such substantive meeting, conference or communication, keep such Party apprised with respect thereto. Subject to Section 5.3, upon request, each Party shall furnish the other Party with copies of all substantive correspondence, filings, submissions and communications (and memoranda setting forth the substance thereof) between it and its Affiliates and their respective

Representatives, on the one hand, and any Governmental Entity or any official, representative or staff thereof (or any other Person in connection with any Proceeding initiated by a private party) with respect to this Agreement and the Transaction.
(f)In furtherance of and without limiting the efforts referenced in Section 5.1(a), Purchaser will as promptly as practicable take, and will cause its Subsidiaries to take, any action necessary to enable the consummation of the Transaction, including without limitation, (i) contesting or defending against any actual, anticipated or threatened order or action seeking to prevent, materially delay or materially impair the consummation of the Transaction, (ii) proposing, effecting, or agreeing to the disposition of the business, assets, or other business interests of the Transferred Entities, (iii) creating, amending, terminating, divesting or assigning, or otherwise securing substitute parties for relationships, ventures or contractual rights and obligations of the Transferred Entities, and (iv) taking or committing to take any action that would restrict the freedom of action of the Transferred Entities, including with respect to, or that would effect changes to the conduct of business of, any businesses, assets and equity or other business interests, relationships, ventures or contractual rights and obligations of the Transferred Entities (individually or collectively, “Remedial Actions”); provided, nothing in this Section 5.1(f) shall require Purchaser or its Affiliates to take any Remedial Action that would impact the business of Purchaser or its Affiliates, taking effect before the Transaction. The Parties shall cooperate with each other and work in good faith to develop the strategy relating to any Remedial Actions and in connection with the process of effecting (including negotiating or committing to effect) any Remedial Actions, including any divestiture process and any communications with potential divestiture buyers relating thereto, provided¸ that Purchaser shall have ultimate control over all strategy related to the actions in this Section 5.1, after consulting with Sellers in good faith.
(g)Purchaser shall not, and shall cause BXPE US Aggregator (CYM) L.P., Blackstone Private Equity Strategies Fund SICAV, Tinicum L.P., PennAero and Mahseer Holdings, LLC and their Subsidiaries to the extent involved in the Transaction and any permitted assignee hereunder not to, commit to or consummate any transaction to acquire, whether by merging or consolidating with, or by purchasing or taking any interest in the assets of or equity in, any Person which transaction is intended to or which would reasonably be expected to prevent, materially delay, materially impede or otherwise materially adversely affect the ability of any of the Parties to obtain Approval or clearance for the Transactions by a Governmental Entity under any Competition/Foreign Investment Law prior to the Outside Date.
(h)Whether or not the Transaction is consummated, Purchaser shall be responsible for the filing fees of each Party and its Affiliates made to any Governmental Entity in order to obtain any Regulatory Approvals or other Approvals pursuant to this Section 5.1. Purchaser shall not be responsible for the fees of and payments by Sellers to Sellers’ legal and professional advisors. Notwithstanding anything to the contrary herein, in no event shall Sellers or their Affiliates be required to incur any expenses in connection with its obligations under this Section 5.1 unless Purchaser promptly, upon request by Sellers, reimburses Sellers therefor and in no event will any expenses incurred by Sellers under this Section 5.1 be included as Indebtedness, Transaction Expenses or Working Capital hereunder.
(i)Except as set forth in Section 5.1(f), neither Party nor any of its Affiliates shall under any circumstance (i) be required to pay or commit to pay any amount or incur any obligation in favor of or offer or grant any accommodation (financial or otherwise, regardless of any provision to the contrary in the underlying Contract, including any requirements for the securing or posting of any bonds, letters of credit or similar instruments, or the furnishing of any guarantees) to any Person to obtain any Approval or (ii) have any liability whatsoever to the other Party arising out of or relating to the failure to obtain any Approvals or because of the termination of any Contract as a result of any of the foregoing.

Section 5.2 Covenants Relating to Conduct of Business
.
(a)Except (i) as set forth in Section 5.2 of the Disclosure Schedules, (ii) in connection with the PLPA Termination, (iii) as required by applicable Law or as a result of any Health Measures, (iv) as otherwise expressly required by the terms of this Agreement, (v) as reasonably required to implement the Pre-Closing Reorganization, or (vi) as Purchaser may otherwise consent to in writing (such consent not to be unreasonably withheld, conditioned or delayed), Sellers shall cause the Transferred Entities to use commercially reasonable efforts to conduct the Business in all material respects in the ordinary course and, to the extent consistent therewith, use commercially reasonable efforts to preserve intact the Business’s organizations and goodwill, and to manage cash and other working capital items of the Business consistent with past practice (including the timing of collection of accounts receivables and the payment of accounts payable subject to any seasonal, cyclical or market fluctuations affecting the Business); provided that (A) the failure of any Transferred Entities to take any action prohibited by Section 5.2(b) shall not be deemed a breach of this Section 5.2(a) and (B) Purchaser’s written consent with respect to any action or matter pursuant to Section 5.2(b) shall be deemed to constitute consent for purposes of this Section 5.2(a).
(b)Except (w) as set forth in Section 5.2 of the Disclosure Schedules, (x) as required by applicable Law or as a result of any Health Measures, (y) as otherwise expressly required, expressly permitted by the terms of this Agreement, or (z) as reasonably required to implement the Pre-Closing Reorganization, Sellers shall not and shall cause the Transferred Entities not to do any of the following without the prior written consent of Purchaser (such consent not to be unreasonably withheld, conditioned or delayed):
(i)authorize or effect any amendment to, or change, the Organizational Documents of any Transferred Entity in any material respect;
(ii)issue, sell, pledge (or grant any Lien on) or transfer or propose to issue, sell, pledge or transfer any equity or equity-based interests of any of the Transferred Entities, or securities convertible into, or exchangeable or exercisable for, or options with respect to, or warrants to purchase, or rights to subscribe for, equity interests or any of the Transferred Entities, in each case other than to a Transferred Entity;
(iii)except as required by the terms of any Benefit Plan or Collective Bargaining Agreement in effect as of the date hereof and set forth on Section 3.17(b) of the Disclosure Schedules, (A) grant to any Business Employee, Former Business Employee or any other current or former individual independent contractor of the Transferred Entities any increase in compensation or benefits (other than immaterial increases in base salary (and any corresponding increases in target annual bonuses to the extent tied to a percentage of base salary) in the ordinary course of business consistent with past practice (including in connection with ordinary course of business promotions) with respect to any Business Employees whose annual base salary is less than [***] (prior to such increase)); (B) accelerate or commit to accelerate the funding, payment or vesting of the compensation or benefits provided to any Business Employees, Former Business Employee or any other current or former individual independent contractor of the Transferred Entities, including under any Benefit Plan or any other benefit or compensation plan, agreement, contract, program, policy or arrangement; (C) establish, adopt, modify, amend or terminate any Benefit Plan or any other benefit or compensation plan, policy, program, contract, agreement or arrangement that would be a Benefit Plan if in effect on the date hereof (other than actions taken with respect to Seller Benefit Plans that do not increase annual or long-term incentive compensation of any Business Employee or any other individual independent contractor of the Transferred Entities or materially increase the cost or liability of the Business or Transferred Entities); or (D) grant or announce any cash or equity or equity-based incentive awards, bonus, retention, change in control, transaction, severance or similar compensation or any increase in the salaries, bonuses or other compensation and benefits payable to any of the Business Employees, Former Business Employees or any other current or former individual independent contractor of the Transferred Entities (or any of their respective dependents or beneficiaries);
(iv)transfer (or accept the transfer of) the sponsorship of or any liabilities or obligations relating to any Seller Benefit Plan to a Transferred Entity, or transfer the sponsorship of any Transferred Entity Benefit Plan to any non-Transferred Entity;
(v)(A) hire, promote or engage, or otherwise enter into any employment or consulting agreement or arrangement with, any individual who would be a Business Employee or individual independent contractor of a Transferred Entity whose annual base salary would be more than [***] (other than the hiring of any individual below the level of director to replace any Business Employee who resigns or whose employment is terminated, in each case on the same or substantially similar terms and conditions of employment as similarly situated individuals of the Transferred Entities and pursuant to a form offer letter that is Benefit Plan set forth on Section 3.17(b) of the Disclosure Schedules), or (B) terminate any Business Employee, other than for cause, whose annual base salary exceeds [***];
(vi)(A) make any acquisition (by merger, consolidation or acquisition of stock or assets or otherwise) of any assets, interests in any business enterprise or businesses in excess of [***] individually or in the aggregate or (B) sell, pledge, dispose of or encumber any material assets of a Transferred Entity for consideration in excess of [***] individually or in the aggregate, other than sales or dispositions of inventory in the ordinary course of business;
(vii)enter into any Contract for the purchase or lease (as lessee) of real property providing for a purchase price or annual payments in excess of [***];
(viii)settle, pay, discharge, cancel, or compromise any Proceeding (other than a Tax Proceeding) or intentionally waive or release any material rights of a Transferred Entity other than involving solely money damages in an amount less than [***];
(ix)except (A) in the ordinary course of business consistent with past practice with respect to Material Contracts described in Section 3.12(a)(i), (ii), and (xii) or (B) as expressly permitted as an exception to another clause of this Section 5.2(b), enter into any new Contract that would have been a Material Contract (or waive any material provision of, materially amend, terminate, fail to renew, or cancel any Material Contract) if entered into prior to the date hereof;
(x)make any change in any material method of financial accounting or financial accounting practice or policy applicable to the Business, other than such changes as are required by GAAP or applicable Law;
(xi)(A) sell, assign, transfer or grant any exclusive license to any material Business Owned Intellectual Property, (B) allow any material Business Registered Intellectual Property to lapse or go abandoned, other than at the end of its maximum statutory term, or (C) disclose any material Trade Secrets or other confidential information of the Transferred Entities to any Person (other than pursuant to a written agreement with reasonable confidentiality obligations and use restrictions);

(xii)permit any Transferred Entity to incur, create or assume any Indebtedness or commitment in respect of any Indebtedness (including debt evidenced by loan, notes, bonds, debentures or other similar instruments) in excess of [***] in the aggregate, other than revolving credit borrowings that will be repaid at or prior to the Closing or to grant or suffer to exist any Lien on its assets other than Permitted Liens;
(xiii)permit any Transferred Entity to make loans or advances to, guarantees for the benefit of, or any investments in, any Person, other than (A) loans, advances, guarantees and investments made solely among the respective Affiliates of Sellers that will be settled at or prior to the Closing, or (B) the granting of trade credit in the ordinary course of business;
(xiv)with respect to any Transferred Entity, (A) make (except in the ordinary course of business), revoke or change any material Tax election, (B) settle or compromise any material Tax Proceeding or other material Tax claim or assessment, (C) adopt (except in the ordinary course of business) or change any material Tax accounting method or period, (D) file any material amended Tax Return, (E) enter into any material closing agreement relating to Taxes, or (F) consent to any extension or waiver of any limitation period with respect to any material Tax Proceeding or other material Tax claim or assessment, or (G) surrender any right to claim a material Tax refund; in each case excluding, for the avoidance of doubt, any such action with respect to any Seller Tax Group or Seller Tax Group Return;
(xv)except as may be required by Law or any bargaining obligations, (A) enter into, adopt, extend, renew, modify, terminate or materially amend any Collective Bargaining Agreement, or (B) recognize or certify any labor union, labor organization, works council, employee representative or group of employees as the bargaining representative for any Business Employees;
(xvi)implement or announce any employee layoffs, furloughs, reductions in force, plant closings, reductions in compensation or other similar actions that trigger notice obligations under the WARN Act;
(xvii)waive or release any noncompetition, nonsolicitation, nondisclosure or other restrictive covenant obligation of any Business Employee, Former Business Employee or current or former independent contractor of the Transferred Entities or the Business;
(xviii)except as contemplated by Section 5.6(a), alter or change the duties, or transfer the employment, of (A) any Business Employee such that the individual is no longer employed by the Transferred Entities or primarily or exclusively devoted to the Transferred Entities or the Business; or (B) any other employee of Sellers or their Affiliates (other than the Transferred Entities) such that the individual is employed by the Transferred Entities or primarily or exclusively devoted to the Transferred Entities or the Business;
(xix)liquidate, dissolve, or propose or adopt any plan of complete or partial liquidation, dissolution, restructuring, recapitalization, bankruptcy, receivership, insolvency or similar Proceeding with respect to any Transferred Entity;
(xx)make any capital expenditures or commitments in excess of [***] in the aggregate, or fail to make any capital expenditures as set forth in the budget set forth on Section 5.2(b)(xx) of the Disclosure Schedules in excess of [***] in the aggregate, except (A) as set in the budget set forth on Section 5.2(b)(xx) of the Disclosure Schedules or (B) amounts to be paid in full prior to the Closing or reflected in Closing Working Capital; or

(xxi)authorize any of, or commit or agree to take, whether in writing or otherwise, or do any of, the foregoing actions.
(c)Anything to the contrary in this Agreement notwithstanding, nothing in this Section 5.2 shall prohibit or otherwise restrict in any way the operation of the businesses of the Remaining Seller Group or the Transferred Entities, except solely with respect to the conduct of the Business by the Remaining Seller Group and the Transferred Entities.
(d)Other than the right to consent or withhold consent with respect to the foregoing, nothing contained in this Agreement shall be construed to give to Purchaser, directly or indirectly, rights to control or direct the Business’s operations prior to the Closing. Prior to the Closing, Sellers and their Affiliates shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of the operations of the Business. Purchaser acknowledges and agrees that Sellers and their Affiliates may (i) repay or cause to be repaid any Indebtedness or Transaction Expenses of the Transferred Entities or (ii) settle or eliminate any intercompany balances and accounts pursuant to Section 5.12; provided, however, that to the extent that any Cash Amounts are used to repay Indebtedness or Transaction Expenses or to settle or eliminate any intercompany balance and accounts after 12:01 a.m. (Eastern Time) on the Closing Date, then the Cash Consideration shall be adjusted accordingly on a dollar-for-dollar basis. The Transferred Entities may make any distribution of Cash Amounts, in each case, at any time prior to 12:01 a.m. (Eastern Time) on the Closing Date without the consent of, or notice to, Purchaser or any of its Affiliates or Representatives.
Section 5.3 Confidentiality
.
(a)Purchaser acknowledges that the information being provided to it in connection with the Transaction and the other transactions contemplated hereby is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference in their entirety. Effective upon, and only upon, the Closing, the Confidentiality Agreement shall terminate with respect to information relating solely to the Business; provided that Purchaser acknowledges that its obligations of confidentiality and non-disclosure with respect to any and all other information provided to it by or on behalf of Sellers, the Transferred Entities or any of their respective Affiliates or Representatives, concerning the Retained Businesses, Sellers or any of their respective Affiliates (other than solely with respect to the Business and the Transferred Entities) shall continue to remain subject to the terms and conditions of the Confidentiality Agreement, any termination of the Confidentiality Agreement that has occurred or would otherwise occur notwithstanding; provided, however, that, upon the Closing, the Confidentiality Agreement and the obligations of Purchaser under this Section 5.3 shall terminate in respect of that portion of the Confidential Information (as defined in the Confidentiality Agreement) relating to the Business, the Transferred Entities and the transactions contemplated by this Agreement.
(b)From and after the Closing, the Remaining Seller Group shall hold, and shall use its reasonable best efforts to cause its Representatives to hold, in confidence and not disclose to any third party any and all confidential or competitively sensitive information, whether written or oral, to the extent relating to the Business or the Transferred Entities except to the extent that such information (i) is generally available to or known by the public (other than through disclosure by a Seller, any of its Affiliates or its Representatives in violation of this Section 5.3(b)); (ii) is required to be disclosed by Law, and in the case of this subclause (ii), such member of the Remaining Seller Group shall to the extent permitted by Law and reasonably practicable (A) disclose only that portion of such information which is legally required to be disclosed, (B) cooperate with Purchaser (at Purchaser’s expense) to obtain a protective order or other confidential treatment with respect to such information and (C) provide Purchaser with a reasonable opportunity to review and comment on such disclosure; (iii) is disclosed to a Representative of a member of the Remaining Seller Group in the normal course of the performance of such Representative’s duties or to any financial institution providing credit to such Remaining Seller Group member; provided that any such Representative receiving such confidential or competitively sensitive information shall be informed by such Remaining Seller Group member of the confidential and sensitive nature of such information, such Representative shall agree or otherwise be obliged to keep such information confidential in accordance with the provisions of this Section 5.3(b) and such Remaining Seller Group member disclosing such confidential or competitively sensitive information will be liable for any unauthorized disclosures of such information in violation of this Section 5.3(b) by any such Representative; or (iv) is used in connection with the assertion or defense of any claim by or against a member of the Remaining Seller Group.
Section 5.4 Access to Information
.
(a)Subject to Section 6.1(c), Sellers shall afford to Purchaser, Purchaser’s Subsidiaries and their respective Representatives reasonable access, upon reasonable notice during normal business hours, consistent with applicable Law (including applicable Data Requirements), in furtherance of the consummation of the Transaction and in accordance with the procedures established by Sellers, during the period prior to the Closing, and solely for purposes of integration planning, to the properties, books, Contracts and records of the Transferred Entities; provided that Sellers shall only be obligated to provide access or make available such files, books, records and other materials (i) that are reasonably accessible in Sellers’ or its Affiliates’ files, (ii) in the format they exist in Sellers’ or their Affiliates’ files, and (iii) subject to redaction of information that is not related to the Business or as required by Law; provided, further, that Sellers and their Affiliates shall not be required to take any Limited Action in connection with this Section 5.4(a) and shall not be required to disclose any information: (A) if doing so with respect to such information, upon the advice of counsel, would jeopardize attorney-client privilege or contravene any applicable Laws , (B) if Sellers or any of their Affiliates, on the one hand, and Purchaser or any of its Affiliates, on the other hand, are adverse parties in a Proceeding and such information is reasonably pertinent thereto, (C) if Sellers reasonably determines in good faith that such information is competitively sensitive, or (D) primarily related to the Retained Business and not relevant to the Transaction or the Business post-Closing. Notwithstanding anything to the contrary in this Agreement, Sellers shall not be obligated to create, develop, provide access to or otherwise make available any information, data, reports or analyses to the extent such information, data, report or analysis is not otherwise readily available to Sellers or a Transferred Entity or in the possession of Sellers or a Transferred Entity.
(b)Prior to the Closing Date, Purchaser shall not conduct any Phase II environmental site assessment or conduct any invasive testing or any sampling of soil, surface or subsurface strata, sediment, surface water, groundwater, stormwater, soil vapor, indoor or outdoor air, building material or other environmental media at, on, under or within any facility on the Leased Real Property, the Owned Real Property or any other property of the Transferred Entities, without the prior written consent of Sellers which may be granted or withheld in the sole discretion of Sellers.
(c)Purchaser agrees that any investigation undertaken pursuant to the access granted under Section 5.4(a) shall be conducted in such a manner as not to unreasonably interfere with the operation of the Business or any other business of the Remaining Seller Group and in a manner that complies with applicable Laws (including applicable Data Requirements). (i) Purchaser and its Affiliates or Representatives shall not communicate with any of the employees, customers or suppliers of the Business concerning the Transaction without the prior written consent of the applicable Seller, which consent shall not be unreasonably withheld, conditioned or delayed, and (ii) Purchaser and its Subsidiaries (and each of their respective directors, officers and employees, in their capacity as such) shall not communicate with any of the employees of the Business outside of the ordinary course regarding the Retained Business or the Business without the prior written consent of the applicable Seller, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that this sentence shall not prohibit (or require prior written consent for) any discussion or disclosure with customers or suppliers unrelated to the Transaction or of publicly available information regarding the Transaction in the ordinary course. All information obtained by Purchaser and its Representatives pursuant to Section 5.4(a) and this Section 5.4(c) shall be kept confidential in accordance with Section 5.3.
(d)At and after the Closing (except to the extent relating to Tax matters (access, cooperation and procedures with respect to which are governed exclusively by Article VI)), Purchaser shall, and shall cause its Affiliates to, afford Sellers, Sellers’ Affiliates and their respective Representatives, during normal business hours, upon reasonable notice and subject to customary obligations of confidentiality, access to the properties, books, Contracts, records and employees of the Business and the Transferred Entities to the extent that such access may be reasonably requested by Sellers, including in connection with financial statements, reporting obligations, defense of claims and compliance with applicable Laws; provided that nothing in this Agreement shall limit any of Sellers’ or any of their Affiliates’ rights of discovery; provided further, that nothing herein shall require Purchaser or its Affiliates to provide access to any information that is protected by privilege, as a trade secret, that relates to any actual or potential dispute with Sellers or any of their Affiliates, or any competitively sensitive information.
(e)Except for Tax Returns and other documents governed by Article VI, Purchaser agrees to hold all the books and records of the Business existing on the Closing Date and not to destroy or dispose of any thereof for a period of seven years from the Closing Date or such longer time as may be required by Law.
Section 5.5 Publicity
. From the date hereof until Closing, no Party, nor any Affiliate or Representative of such Party, shall issue or cause the publication of any press release or public announcement in respect of this Agreement or the Transaction without the prior written consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed), except as may be required by Law or stock exchange rules, in which case the Party required to publish such press release or public announcement shall use reasonable efforts to provide the other Party a reasonable opportunity to comment on such press release or public announcement in advance of such publication; provided that, without prior consent of the other Party, each Party or any of its Affiliates or Representatives (including Financing Parties) may disseminate information substantially consistent with information included in a press release or other document previously approved for external distribution pursuant to this Section 5.5. Nothing in this Section 5.5 shall limit Sellers in performing its obligations under Section 5.1 and Section 5.6. Notwithstanding anything herein to the contrary, Purchaser may provide ordinary course communications regarding this Agreement and the transactions contemplated hereby to existing or prospective general and limited partners, equityholders, members, managers and investors of Purchaser and its Affiliates, in each case, only to such Persons who are subject to customary confidentiality restrictions. Sellers, on behalf of themselves and their respective Subsidiaries, hereby expressly authorize the use of the financial statements and other information and data to be provided to Purchaser and the Financing Parties in connection with the Debt Financing subject to any limitation on the use of such financial statements required by the Financing Parties as provided by applicable Law. The Transferred Entities shall use reasonable best efforts to promptly provide Purchaser with electronic versions of the trademarks, service marks and corporate logos of the Transferred Entities and their respective Subsidiaries for use in marketing materials for the Debt Financing and Sellers, on behalf of themselves and their respective Subsidiaries, hereby expressly consent to the use of their and their respective Subsidiaries’ logos in connection with the Debt Financing; provided that such logos are used solely in a manner that is not intended to, nor reasonably likely to, harm or disparage any of the Transferred Entities or their respective Subsidiaries or the reputation or goodwill thereof. All non-public or otherwise confidential information regarding Sellers or their Affiliates obtained by Purchaser, its Affiliates or their Representatives pursuant to this Section 5.5 shall be subject to Section 5.3(a) and the Confidentiality Agreement. Notwithstanding the foregoing, Purchaser and the Financing Parties may make customary announcements and communications in connection with the marketing, arrangement and consummation of the Debt Financing; provided that any recipient thereof is informed of the confidential nature of such information and bound by obligations of confidentiality with respect to such information.
Section 5.6 Employee Matters
.
(a)Employee Transfers. Prior to the Closing, Sellers shall (i) transfer the employment of each individual listed on Section 5.6(a)(i) of the Disclosure Schedules to Sellers or any of their Affiliates (other than a Transferred Entity) and (ii) transfer the employment of each individual listed on Section 5.6(a)(ii) of the Disclosure Schedules to a Transferred Entity, in each case, as of no later than immediately prior to the Closing Date.
(b)Compensation and Benefit Continuation. With respect to each Business Employee employed by the Transferred Entities immediately prior to the Closing who remains employed immediately following the Closing (each, a “Continuing Employee”), Purchaser shall maintain, for a period of 12 months following the Closing Date (or, if earlier, the date of termination of the relevant Continuing Employee), (i) a wage rate or base salary level and target annual cash incentive opportunities that are no less than the rate or level (as applicable) in effect for such Continuing Employee immediately prior to the Closing, and (ii) employee benefits (excluding any equity or equity-based, deferred compensation, severance, retention, incentive, bonus, change in control or transaction compensation or arrangements and any defined benefit pension, stock purchase plans and post-employment or retiree health or welfare benefits, together the “Excluded Benefits”) that are substantially comparable, in the aggregate, to those in effect immediately prior to the Closing under the Benefit Plans as set forth on Section 3.17(b) of the Disclosure Schedule (other than Excluded Benefits). The obligation set forth in this Section 5.6(b) shall in no event limit Purchaser’s obligations under applicable Law and Collective Bargaining Agreements, and the terms and conditions of employment (including with respect to benefits and compensation) for Continuing Employees whose employment is covered by a Collective Bargaining Agreement shall be governed solely by the terms of such Collective Bargaining Agreement. To the extent there are any conflicts between the obligations in this

Section 5.6(b) and the applicable Collective Bargaining Agreement, the provisions of the Collective Bargaining Agreement shall control.
(c)Collective Bargaining Agreements.
(i)Prior to the Closing Date, Sellers shall use reasonable best efforts to cause any Collective Bargaining Agreement to be amended to remove any express references to Seller Benefit Plans as the applicable benefit plans to be provided to Continuing Employees covered by such agreement, effective no later than the Closing Date. Purchaser agrees that as of and following the Closing Date, Purchaser shall (A) recognize, or cause the applicable Transferred Entity to continue to recognize, the unions that are signatories to the Collective Bargaining Agreements immediately prior to the Closing Date as the representatives of the specific Business Employees in the bargaining units described therein, (B) assume, or cause the applicable Transferred Entity to continue to be bound by, each Collective Bargaining Agreement and shall be responsible for all obligations thereunder arising after the Closing Date.
(ii)Following the date hereof and prior to the Closing Date, Sellers shall (or shall cause its Affiliates to), and Purchaser shall (or shall cause its Affiliates to), cooperate in carrying out, and Sellers shall (or shall cause its applicable Affiliates to) use reasonable best efforts to fulfill all obligations to complete requisite notifications to, and consultations, discussions or negotiations with, applicable Union (defined as “The International Union, United Automobile, Aerospace and Agricultural Implement Workers of America and its Amalgamated Local Union 509”), and any other unions, works councils, labor organizations or other employee representative groups in connection with the transactions contemplated by this Agreement.
(iii)Following the date hereof and prior to the Closing Date, Sellers shall, upon reasonable request by Purchaser, provide Purchaser with copies of documents describing the terms of the Seller Benefit Plans that are necessary to facilitate compliance with any benefits requirements set forth in any Collective Bargaining Agreement or this Agreement.
(d)Service Credit. As of and after the Closing, Purchaser shall, or shall cause its applicable Subsidiary (including, following the Closing Date, the Transferred Entities) to, provide to each Continuing Employee full credit for purposes of eligibility to participate, vesting, and future vacation accruals under each employee benefit plan, policy or arrangement (other than any plan, policy or arrangement providing for Excluded Benefits), in each case, maintained for the benefit of Continuing Employees and in which the Continuing Employees are eligible to participate as of and after the Closing by Purchaser or any of its Affiliates, for such Continuing Employee’s service prior to the Closing with Sellers or any of their Affiliates (and their predecessors), to the same extent and for the same purpose as such service is recognized by Sellers and their Affiliates under corresponding Benefit Plans immediately prior to the Closing; provided that such service credit does not result in the duplication of benefits or compensation.
(e)Cessation of Active Participation in Seller Benefit Plans. Except as otherwise provided in this Section 5.6, in the Transition Services Agreement or as required by Law, effective as of the Closing Date, all Business Employees will cease active participation in, and any benefit accrual under, each of the Seller Benefit Plans. Except as otherwise expressly provided for in this Section 5.6, from and after the Closing Date, Sellers and their Affiliates (other than the Transferred Entities) shall retain sponsorship of and all liabilities or obligations at any time arising under, in connection with or otherwise with respect to any Seller Benefit Plan or any other benefit or compensation plan, program, policy, agreement or arrangement at any time sponsored, maintained, contributed to (or required to be contributed to) by Sellers or any of their Affiliates (including any Transferred Entity) or otherwise with respect to which Sellers or any of their Affiliates (including any Transferred Entity) has any current or contingent liability or obligation (but excluding any Transferred Entity Benefit Plan), including the responsibility for complying with the requirements of COBRA with respect to any “M&A qualified beneficiary” as that term is defined in Treasury Regulation Section 54.4980B-9. Effective as of the Closing Date, Sellers shall, and shall have caused any Transferred Entity to, have taken all actions necessary to cause participation in any Transferred Entity Benefit Plan by Sellers or any of their Affiliates (other than any Transferred Entity) or any Person that is not a Continuing Employee (or eligible dependent or beneficiary of a Continuing Employee) to have ceased, and to amend the Transferred Entity Benefit Plans (if and as applicable) to remove any non-Transferred Entities as participating, adopting or covered employers under such plans.
(f)Welfare Plans. Except as otherwise provided in the Transition Services Agreement, active coverage for all Continuing Employees and their respective dependents under the Seller Benefit Plans that are health or welfare benefit plans within the meaning of Section 3(1) of ERISA (the “Seller Welfare Plans”) will cease to be effective as of the Closing Date (or, to the extent provided for under an applicable Seller Welfare Plan’s terms, the end of the month in which the Closing Date occurs). Except as otherwise provided in the Transition Services Agreement, the plans sponsored by Purchaser or its Affiliates that are welfare benefit plans within the meaning of Section 3(1) of ERISA (including the Transferred Entity Benefit Plans) (the “Purchaser Welfare Plans”) will provide coverage and benefits for all Continuing Employees and their respective eligible spouses and dependents effective as of the Closing or, if and as applicable, as of the end of the applicable term under the Transition Services Agreement. The Remaining Seller Group and the Seller Welfare Plans will retain responsibility and liability for all claims of the Continuing Employees (and their respective eligible spouses and dependents) incurred under Seller Welfare Plans on or before the end of the relevant term under the Transition Services Agreement (subject to the terms of the Transition Services Agreement); provided that the Transferred Entities and the Transferred Entity Benefit Plan shall retain responsibility and liability for all claims of Continuing Employees and any other participant covered by such plan whether incurred before, on, or after the Closing Date. For purposes of this Section 5.6(f), a claim will be deemed “incurred” on the date that the event that gives rise to the claim occurs (for purposes of life insurance, severance, sickness, accident and disability programs) or on the date that the service was rendered or the supply was purchased (for purposes of health care programs). For the plan year that includes the Closing or, if and as applicable, the end of the applicable term under the Transition Services Agreement, Purchaser will, or will cause the Transferred Entities or their subsidiaries to, use commercially reasonably efforts to: (i) waive any pre-existing condition limitations and eligibility waiting periods under the Purchaser Welfare Plans that are group health plans (but only to the extent such pre-existing condition limitations and eligibility waiting periods were satisfied under the analogous Seller Welfare Plans as of the Closing Date or, if and as applicable, the end of the applicable term under the Transition Services Agreement) and (ii) recognize (or cause to be recognized) the amount of all expenses paid by Continuing Employees and their respective dependents during the plan year in which the Closing Date or, if and as applicable, the end of the applicable term under the Transition Services Agreement occurs under the Seller Welfare Plans that are group health plans for purposes of satisfying the deductibles and co-payment or out-of-pocket limitations for such plan year under the analogous Purchaser Welfare Plans that are group health plans.
(g)Disability. Sellers and their Affiliates (other than any Transferred Entity), and their respective Seller Benefit Plans or insurance policies, shall be solely responsible for the provision of long-term disability benefits (as applicable) with respect to any Continuing Employee who is eligible to receive or receiving long-term disability benefits (or who is in an eligibility exclusion or elimination period for purposes of receiving such benefits) as of immediately prior to the Closing Date or, if applicable, the end of the applicable service period for providing such benefits under the Transition Services Agreement. Effective as of the Closing, the Transferred Entities shall, and Purchaser shall cause the Transferred Entities to, (i) subject to Section 5.8, assume and become solely responsible for the costs and administration of any and all workers’ compensation claims of any Business Employee or Former Business Employee that are filed by such Business Employee or Former Business Employee prior to, on, or after the Closing Date, and (ii) establish and maintain appropriate workers’ compensation insurance with respect to claims relating to Business Employees and Former Business Employees.
(h)Severance. With respect to each Continuing Employee (other than a Continuing Employee who is covered by a Collective Bargaining Agreement) who experiences an involuntary termination of employment by Purchaser or any of its Affiliates without “cause” (excluding due to death or disability) on, or within the 12-month period following, the Closing Date, Purchaser shall provide the same severance benefits such Continuing Employee would have been entitled to receive from Seller or their Affiliates had the Transaction not occurred, which are set forth in Section 5.6(h) of the Disclosure Schedules, and to the extent applicable, the amount of such severance benefits shall be calculated taking into account the Continuing Employee’s period of employment with Sellers and their Affiliates (and their predecessors) prior to the Closing and with Purchaser or its Affiliates on and after the Closing. Severance with respect to any Continuing Employee who is covered by a Collective Bargaining Agreement shall be consistent with the requirements of the applicable Collective Bargaining Agreement.
(i)Paid Time Off. Purchaser shall or shall cause its applicable Subsidiary (including, following the Closing Date, the Transferred Entities) to recognize all accrued but unused vacation time and paid time off for all Continuing Employees as of the Closing Date, to the extent such amounts are reflected in Working Capital. Purchaser shall or shall cause its applicable Subsidiary (including, following the Closing Date, the Transferred Entities) to permit Business Employees to use the paid time off recognized or established in accordance with the first sentence of this Section 5.6(i), in accordance with the terms of Purchaser’s or its applicable Subsidiary’s (including, following the Closing Date, the Transferred Entities) vacation and paid time off policies applicable to similarly situated employees or with respect to any Continuing Employee covered by a Collective Bargaining Agreement, consistent with such agreement.
(j)Cash Compensation Payments Short-Term Incentive. Effective as of the Closing, the Transferred Entities shall, and Purchaser shall cause the Transferred Entities to, assume all liabilities for any short-term cash incentive opportunities that are set forth on Section 5.6(j) of the Disclosure Schedules (“Closing Year Annual Bonuses”) payable for the performance period in which the Closing occurs (the “Closing Performance Year”) to Continuing Employees. Notwithstanding any provision to the contrary, the amount of Closing Year Annual Bonuses actually paid by Purchaser and its Affiliates (including the Transferred Entities) to the Continuing Employees that are entitled to receive an annual bonus for the Closing Performance Year will be no less than the liabilities reflected on the Closing Working Capital for short-term incentive bonuses for the Closing Performance Year. Following the Closing, the Remaining Seller Group will have no liability or obligation to any Continuing Employees with respect to the Closing Year Annual Bonuses.
(k)[Reserved].
(l)401(k) Plan. Effective at the Closing, Purchaser shall cause each Continuing Employee who, as of immediately prior to the Closing, was eligible to participate in a Seller Benefit Plan that is intended to be a U.S. tax-qualified defined contribution plan (collectively, the “Seller 401(k) Plans”) to be eligible to participate in a U.S. tax-qualified defined contribution plan of Purchaser or one of its Subsidiaries (the “Purchaser 401(k) Plan”). Purchaser shall cause the Purchaser 401(k) Plan to accept “eligible rollover distributions” (as such term is defined under Section 402 of the Code) of Continuing Employees from the Seller 401(k) Plans (including notes corresponding to loans). Effective at the Closing, Sellers shall have taken all actions necessary to cause any Continuing Employee that participates in a Seller 401(k)

Plan to be 100% vested in their benefits under any such Seller 401(k) Plan, and shall have made to any such Seller 401(k) Plan all contributions relating to the plan year that includes the Closing Date that would have been made but for the transactions contemplated by this Agreement, without respect to any end of year employment or minimum service requirements (but prorated for the portion of the plan year ending on the Closing Date).
(m)Pension Plan.
(i)As soon as reasonably practicable following the Closing Date, Purchaser or one of its Subsidiaries shall establish a defined benefit plan and trust or amend one of Purchaser’s or one of its Subsidiaries’ existing defined benefit plans and trusts, in either case, that is qualified under Section 401(a) of the Code and tax exempt under Section 501(a) of the Code (the “Purchaser’s Pension Plan”), to, effective as of the Closing Date, provide the participants in the TriMas Union Employees Pension Plan, June 6, 2002 (the “Seller’s Pension Plan”) who are (i) Business Employees or (ii) who are former employees of a Transferred Entity (the “Pension Participants”) with benefits resulting from the transfer of liabilities set forth in Section 5.6(m)(ii). Each Pension Participant who is a participant in Seller’s Pension Plan immediately prior to the Closing Date shall become a participant in Purchaser’s Pension Plan effective as of the Closing Date and shall cease to be a participant in Seller’s Pension Plan as of the Closing Date (in each case, subject to Section 5.6(m)(vi) below). For the avoidance of doubt, other than with respect to the Pension Participants and related liabilities governed by this Section 5.6(m), Sellers and their Affiliates (other than the Transferred Entities) shall remain solely responsible for all liabilities and obligations at any time arising with respect to the Seller Pension Plan.
(ii)Effective as of the Closing Date, in accordance with the provisions of this Section 5.6(m), Sellers shall cause Seller’s Pension Plan to transfer to Purchaser’s Pension Plan, and Purchaser shall cause Purchaser’s Pension Plan to accept from Seller’s Pension Plan, a transfer of all liabilities for benefits accrued through the Closing Date under Seller’s Pension Plan by the Pension Participants. Sellers and Purchaser agree that such transfer will comply with the requirements of Sections 401(a)(12), 411(d)(6), and 414(l) of the Code and Section 4044 of ERISA. Except as provided for under Section 5.6(m)(vi) below, without limiting the generality of the foregoing, following the Closing Date, Purchaser’s Pension Plan shall provide to the Pension Participants all benefits earned and accrued, whether vested or not, by such individuals under Seller’s Pension Plan, up to the Closing Date.
(iii)The “Purchaser’s Actuary” will be a nationally recognized actuary designated by Purchaser, and the “Seller’s Actuary” will be a nationally recognized actuary designated by Sellers. Sellers will cause Seller’s Actuary to determine the estimated value, as of the Closing Date, of the 414(l) Amount for Seller’s Pension Plan (the “Estimated Transfer Amount”). Within seven days following the Closing Date, Sellers shall cause a transfer of assets from Seller’s Pension Plan to Purchaser’s Pension Plan in an amount equal to 80% of the Estimated Transfer Amount for Seller’s Pension Plan, as adjusted for earnings in accordance with Section 5.6(m)(vii). Within 30 days after the 414(l) Amount is final and binding on Sellers, Purchaser, and their respective Affiliates under Section 5.6(m)(viii), Sellers shall cause a transfer of assets from Seller’s Pension Plan to Purchaser’s Pension Plan in an amount equal to (A) the 414(l) Amount calculated as final and binding under Section 5.6(m)(viii) (the “Final Transfer Amount”) for Seller’s Pension Plan, minus (B) the sum of (1) 80% of the Estimated Transfer Amount for Seller’s Pension Plan transferred to Purchaser’s Pension Plan referenced above, and (2) the amount of any payments made to any Pension Participants (or their beneficiaries or alternative payees) by Seller’s Pension Plan after the Closing Date but before the date a portion of the Estimated Transfer Amount for Seller’s Pension Plan is transferred to Purchaser’s Pension Plan in accordance with this Section 5.6(m)(iii) (the “Seller True-Up Amount”). If the Seller True-Up Amount for a Seller’s Pension Plan is a negative number, Sellers will not be required to cause any such additional transfer for Seller’s Pension Plan, and instead Purchaser will be required to cause a transfer of cash within 45 days of the receipt of written notification by Purchaser from Purchaser’s Pension Plan to Seller’s Pension Plan of the amount by which the sum of clauses (B)(1) and (2) above for Seller’s Pension Plan exceeds the Final Transfer Amount for Seller’s Pension Plan (such amount, the “Purchaser True-Up Amount”). The Seller True-Up Amount or the Purchaser True-Up Amount, as applicable, will be adjusted to reflect earnings or losses in accordance with Section 5.6(m)(vii). The assets transferred pursuant to this Section 5.6(m)(iii) shall be in cash. Sellers and their Affiliates shall be solely responsible for complying with any applicable notice or filing requirements to any Governmental Entity with respect to the transfers contemplated by this Section 5.6(m) that are required to be filed by Seller’s Pension Plan. Purchaser and its Affiliates shall be solely responsible for complying with any applicable notice or filing requirements to any Governmental Entity with respect to the transfers contemplated by this Section 5.6(m) that are required to be filed by Purchaser’s Pension Plan.
(iv)The value of benefit liabilities taken into account for purposes of the calculation of the 414(l) Amount shall be determined using the actuarial assumptions used by the Pension Benefit Guaranty Corporation as are set forth on Section 5.6(m)(iv) of the Disclosure Schedules, in accordance with the requirements of Section 414(l) of the Code.
(v)Sellers shall be responsible for the payment of all fees and expenses incurred by Sellers or Seller’s Pension Plan in the calculation and transfer of the 414(l) Amount to the extent such fees and expenses are not paid from the assets of Seller’s Pension Plan. Purchaser shall be responsible for the payment of all fees and expenses incurred by Purchaser in connection with this Section 5.6(m).
(vi)From and after the Closing Date until a portion of the Estimated Transfer Amount is transferred to Purchaser’s Pension Plan in accordance with this Section 5.6(m), any benefits payable to a Pension Participant (or any beneficiary or alternate payee thereof) shall be paid and continue to be paid out of Seller’s Pension Plan. On and after the date of the transfer of a portion of the Estimated Transfer Amount in accordance with this Section 5.6(m), any such benefits shall be paid from Purchaser’s Pension Plan.
(vii)All amounts to be transferred between the trust established pursuant to Seller’s Pension Plan and the trust established pursuant to Purchaser’s Pension Plan shall include investment gains or losses on the Estimated Transfer Amount and Final Transfer Amount from the Closing Date to the date that is 30 days prior to the date such assets are transferred (the “Final Determination Date”), such investment gains and losses being determined on the basis of the aggregate net investment experience of Seller’s Pension Plan during such period. For the period from the Final Determination Date to the date such assets are actually transferred, the Estimated Transfer Amount and Final Transfer Amount will be credited with investment gains at a reasonable rate agreed upon between Seller’s Actuary and Purchaser’s Actuary.
(viii)
(A)Within 30 days after the Closing Date, Sellers shall deliver to Purchaser the Seller’s Actuary’s determinations of the 414(l) Amount and all related documentation and supporting calculations underlying such determination (as well as any additional information reasonably requested by Purchaser or Purchaser’s Actuary) for Purchaser’s review and comment. Unless Purchaser notifies Sellers of an objection to the Seller’s Actuary’s determination of such 414(l) Amount within 30 calendar days following Sellers’ delivery of the Seller’s Actuary’s determination and related documentation and information described above, such determination will become final and binding on Sellers, Purchaser, and their respective Affiliates. Any notice of objection from Purchaser must be in writing and must specify in reasonable detail the nature of any objection, and may only be based on the good faith belief by Purchaser’s Actuary that Seller’s Actuary has failed to comply with the methodology and assumptions set forth in this Section 5.6(m) or otherwise made an actuarial error. If such notice of objection is made, the actuarial review process set forth in Section 5.6(m)(viii)(B) shall be followed.
(B)In the event that Purchaser provides a notice of objection pursuant to Section 5.6(m)(viii)(A), Seller’s Actuary and Purchaser’s Actuary will discuss such determinations objected to (the “Disputed Calculations”) in good faith and seek to reach an agreement during the 20-calendar day period following Sellers’ receipt of such notice of objection. If Seller’s Actuary and Purchaser’s Actuary reach agreement within such 20-calendar day period, such agreed upon determination of the 414(l) Amount shall be final and binding on Sellers, Purchaser, and their respective Affiliates. If the Seller’s Actuary and Purchaser’s Actuary are unable to reach an agreement within such 20-calendar day period, they will jointly select and retain a third Actuary (the “Independent Actuary”) within 14 calendar days following such 20-calendar day period.
(C)The Independent Actuary shall be instructed to determine and resolve the Disputed Calculations pursuant to the terms set forth in this Section 5.6(m) within 30 calendar days after selection of the Independent Actuary. Unless there is an arithmetic error in the Independent Actuary’s final determination of the Disputed Calculations, the Independent Actuary’s determination will be final and binding on Sellers, Purchaser, and their respective Affiliates. The costs of the Independent Actuary will be borne by Purchaser and Sellers in equal amounts.
(ix)Purchaser and Sellers shall provide each other with such records and information as may be reasonably necessary or appropriate to carry out their obligations under this Section 5.6(m) or for the purpose of administration of the Purchaser Pension Plan, and shall cooperate in the filing of all documents required for the transfer of assets and liabilities described herein.
(n)Sellers agree to take the action set forth on Section 5.6(n) of the Disclosure Schedules.
(o)No Third-Party Rights. Without limiting Section 9.5, this Section 5.6 will not create any third-party beneficiary rights, express or implied, and will not be enforceable by any current or former employee, any spouse, dependent or beneficiary of any current or former employee, or any other Person who is not a party to this Agreement. This Section 5.6 will not be deemed to (i) establish, amend, or modify to any benefit or compensation plan, program, policy, agreement or arrangement or (ii) limit the ability of Purchaser or any of its Affiliates (including any Transferred Entity following the Closing) to amend, modify or terminate any benefit or compensation plan, program, policy agreement or arrangement at any time. No term of this Agreement will be deemed to create any Contract with any employee or to give any employee the right to be retained in the employment of Sellers or any of their Affiliates, or, after the Closing, Purchaser or any of its Affiliates, or to interfere with the rights of Sellers or any of their Affiliates or, after the Closing, Purchaser or any of its Affiliates, to terminate the employment of any employee at any time or for any reason.
Section 5.7 [Reserved]
.

Section 5.8 Insurance
. From and after the Closing Date, the Transferred Entities shall cease to be insured by Sellers’ or their Affiliates’ insurance policies, other than the policies set forth on Section 5.8 of the Disclosure Schedules, or by any of their self-insured programs. From and after the Closing, Purchaser shall be responsible for securing all insurance it considers appropriate for the Business and the Transferred Entities. From and after the Closing, with respect to any actual or potential Losses of the Transferred Entities, to the extent arising out of any claim, act, omission, event or circumstance commencing or occurring prior to the Closing that is or may be insured under any of Parent’s or any of its subsidiaries’ occurrence-based insurance policies or any third party occurrence-based insurance policies to the extent Parent or any of its Subsidiaries is entitled to benefit or make claims thereunder, each for any and all pre-Closing policy periods, to the extent requested in writing by Purchaser, Parent shall use its commercially reasonable efforts to make claims under such insurance policies (to the extent coverage is available under such policies and subject to limits under such policies) and use its commercially reasonable efforts to pursue all such claims, and Parent shall keep Purchaser reasonably informed of such effort. Such efforts, including costs, fees, expenses, deductibles, retentions, and self-insurances (including any uninsured, uncovered, uncollectible, or otherwise non-collectible amounts) shall be at Purchaser’s sole cost and expense. Parent shall remit to the applicable Transferred Entity all proceeds from such efforts net of any reasonable, documented out-of-pocket expenses or costs incurred by Parent and its Subsidiaries in connection with such claim. Purchaser shall bear (and Sellers shall not be required to bear or advance) any deductible retentions or self-insurance associated with any such claims and all uninsured, uncovered or uncollectible amounts of any such claims. Notwithstanding anything in this Agreement to the contrary, Purchaser acknowledges that Parent or its applicable affiliate shall retain exclusive control over all of such policies (and the benefits and amounts payable thereunder). Parent and its Affiliates, on the one hand, and Purchaser, the Transferred Entities, and their Subsidiaries on the other hand, shall reasonably cooperate in connection with making such claim or any cooperation by a Party in respect of a Proceeding, demand or claim against (or that could reasonably result in a Proceeding, demand or claim against) such Party or its Subsidiaries or Affiliates, and each party shall provide the other with all reasonably requested information necessary to make such claim; provided that Parent and Subsidiaries (x) shall not cancel or take any action to make unavailable any insurance policy that is available to the Purchaser or the Transferred Entities pursuant to this Section 5.8 (provided nothing herein shall limit Parent or its Subsidiaries from making claims on their own behalf with respect to such policies) but (y) shall not be required to renew or replace any insurance policy for the benefit of Purchaser or the Transferred Entities.
Section 5.9 Payments from Third Parties; Wrong Pockets
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(a)Sellers shall, or shall cause its applicable Affiliate to, (i) (A) promptly transfer, assign or deliver to Purchaser (or its designated Affiliate) legal title to or beneficial or other interest in all or any part of the assets, properties, or rights (whether tangible or intangible) primarily related to the Business (except as otherwise provided in the Transition Services Agreement) that are identified within 18 months of Closing as being held by the Remaining Seller Group following the Closing and (B) promptly pay or deliver to Purchaser (or its designated Affiliate) any monies or checks that are in respect of the Business that have been delivered to Sellers or any of their Affiliates after the Closing, including any monies or checks sent by customers, suppliers or other contracting parties in respect of the Business, and (ii) promptly, upon request of Purchaser, reimburse Purchaser (or its designated Affiliate) for any amounts paid by Purchaser or its Affiliates (including any Transferred Entities) to the extent such payments are in respect of the Retained Business.
(b)Purchaser shall, or shall cause its applicable Affiliate to, (i) (A) promptly transfer, assign or deliver to Sellers (or their designated Affiliate) legal title to or beneficial or other interest in all or any part of the assets, properties, or rights (whether tangible or intangible) primarily related to the Retained Business that are identified within 18 months of Closing as being held by a Transferred Entity following the Closing and (B) promptly pay or deliver to Sellers (or their designated Affiliate) any monies or checks that are in respect of the Retained Business that have been delivered to Purchaser or any of its Affiliates after the Closing, including any monies or checks sent by customers, suppliers or other contracting parties in respect of the Retained Business, and (ii) promptly, upon request of Sellers, reimburse Sellers (or their designated Affiliate) for any amounts paid by Sellers or their Affiliates following the Closing to the extent such payments are or are in respect of the Business.
(c)If, following the Closing, any Party discovers that Purchaser or any of its Affiliates (including, after the Closing, the Transferred Entities) is subject to any Liability that constituted an Excluded Liability as of the Closing Date, or that any Liability that has been transferred by Sellers or any of their Affiliates (other than the Transferred Entities) to Purchaser or any of its Affiliates was an Excluded Liability, or that Seller or its Affiliates are subject to any Liability with respect to the Business of the Transferred Entities other than Excluded Liabilities) then any such Liability shall be deemed to have been held in trust by the Transferred Entities, Purchaser or their Affiliates following Closing for Sellers or their Affiliates, as applicable, and Purchaser shall, and shall cause the Transferred Entities and their other Affiliates to, promptly transfer, assign and convey such Liability to Sellers (or any of their Affiliates as designated by Sellers) without any consideration therefor. Notwithstanding the foregoing and anything to the contrary in this Agreement, the Parties understand and agree that the Excluded Liabilities are not intended to, and shall not, be assumed by Purchaser or any of its Affiliates (including, after the Closing, the Transferred Entities) and Sellers and their Affiliates (excluding the Transferred Entities) shall retain such Liabilities.
(d)In order to achieve the intent of this pursuant to this Section 5.9, Purchaser or Sellers, as applicable, shall (and shall cause their respective Affiliates, as applicable to) promptly upon the reasonable request of the other Party: (i) execute all such agreements, deeds or other documents as may be reasonably necessary for the purposes of transferring, assigning, and conveying such assets, properties, rights, Liabilities to the other party, (ii) complete all such further acts or things as the other Party may reasonably direct in order to transfer, assign, and convey such assets, properties, rights or Liabilities to the other party, and (iii) hold the asset, property, or right (or part thereof), or relevant interest in the asset, property, or right, or the applicable Liability in trust for the other Party (to the extent permitted by applicable Law) until such time as the transfer is validly effected to vest the asset (or part thereof) or relevant interest in the asset or Liability to the other Party. Notwithstanding the foregoing, none of Sellers or Purchaser or any of their respective Affiliates shall be obligated to make any payments or otherwise pay any consideration (in each case, other than de minimis amounts) to any third party pursuant to this Section 5.9(d).
Section 5.10 Purchaser Approvals

. Notwithstanding anything to the contrary in this Agreement, from and after the date hereof, Purchaser shall, subject to applicable Law, use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to obtain, in the most expeditious manner possible, unless Purchaser is already so registered, a registration with the Directorate of Defense Trade Controls under 22 C.F.R. Parts 122 and 129 to engage in the manufacturing, exporting and/or brokering of defense articles, related technical data and defense services as defined on the United States Munitions List. Sellers shall, at Purchaser’s expense and subject to applicable Law, provide such non-privileged information and assistance as may reasonably be requested by Purchaser in connection with the foregoing.
Section 5.11 R&W Insurance Policy
. Purchaser shall obtain a representations and warranties insurance policy (the “R&W Insurance Policy”), and shall have delivered a copy of the R&W Insurance Policy to Sellers prior to the execution thereof. Purchaser shall pay, or cause to be paid, the premium and all other costs, fees and expenses required for issuance of the R&W Insurance Policy. Following the final issuance of the R&W Insurance Policy, Purchaser shall keep the R&W Insurance Policy in full force and effect for the policy period set forth therein. Upon its final issuance, Purchaser shall deliver the R&W Insurance Policy to Sellers. The R&W Insurance Policy shall include a provision whereby the insurer expressly waives, and irrevocably agrees not to pursue, directly or indirectly, any subrogation rights against Sellers or any of their Affiliates, or any former shareholders, managers, members, directors, officers and employees of any of the foregoing or any of the Transferred Entities with respect to any claim made by any insured thereunder, which waiver Sellers may enforce directly against the insurer of the R&W Insurance Policy, other than in the event of Fraud on the part of Sellers in respect of any of the representations set forth in Article III. Purchaser shall not (a) waive, amend, modify or otherwise revise this subrogation provision under the R&W Insurance Policy, or allow such provision to be waived, amended, modified or otherwise revised by any other Person, (b) waive, amend, modify or otherwise revise any provision of the R&W Insurance Policy in any manner that would be reasonably likely to reduce Purchaser’s (or its Affiliates’) access to, or amounts of, the R&W Insurance Policy’s coverage, in each case, without Sellers’ prior written consent, which shall not be unreasonably withheld. For the avoidance of doubt, the Parties acknowledge and agree that the obtaining of the R&W Insurance Policy is not a condition to Closing. Purchaser’s failure to obtain the R&W Insurance Policy shall in no way alter or increase any of Sellers’ obligations hereunder. From and after the Closing, Sellers shall reasonably cooperate with Purchaser (at Purchaser’s cost) in connection with any claim made by Purchaser under the R&W Insurance Policy or any cooperation by a Party in respect of a Proceeding, demand or claim against (or that could reasonably result in a Proceeding, demand or claim against) such Party or its Subsidiaries or Affiliates; provided that no such cooperation shall require a Limited Action.
Section 5.12 Termination of Intercompany Balances
. Immediately prior to the Closing (or prior thereto, if so determined by Sellers), all intercompany balances and accounts (other than intercompany balances and accounts reflected in the Closing Working Capital, Closing Indebtedness or Closing Transaction Expenses or with respect to Transaction Documents to be entered into at Closing) between Sellers and any of their

Affiliates (other than the Transferred Entities), on the one hand, and the Transferred Entities, on the other hand, shall be settled or otherwise eliminated in such a manner as Sellers shall determine in their sole discretion (including, if so determined by Sellers, by Sellers or any of their Affiliates removing from any Transferred Entity any or all Cash Amounts or funds from cash pools by means of dividends, distributions, contributions, the creation or repayment or refinancing of intercompany debt, increasing or decreasing of cash pool balances or otherwise). Except as otherwise contemplated by this Agreement, Sellers shall, and shall cause their Affiliates to, at Sellers’ sole cost and expense, effective as of, or prior to, the Closing, terminate all Intercompany Agreements, in each case with no continuing liability for the Transferred Entities, except those set forth on Section 5.12 of the Disclosure Schedules. Intercompany balances and accounts solely among any of the Transferred Entities shall not be affected by the provisions of this Section 5.12.
Section 5.13 Directors’ and Officers’ Indemnification
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(a)Effective upon the Closing, Purchaser will cause each of the Transferred Entities to fully, irrevocably and unconditionally discharge and release each Person employed by Sellers or one of their Affiliates (other than a Business Employee) who served as a director, officer or equivalent function of any Transferred Entity (in such capacity) prior to the Closing, along with their successors, beneficiaries and assigns (collectively, the “D&O Releasees”) from any Proceedings, demands, debts, accounts, covenants, contracts, arrangements, promises, obligations, damages, Judgments, or liabilities of any kind, in Law or equity, and causes of action of every kind and nature, or otherwise (including claims for damages, costs, expenses, and attorneys’, brokers’ and accountants’ fees and expenses) which the Transferred Entities have or may have against any D&O Releasee relating to any action (or inaction) taken by such Person prior to the Closing in his or her capacity as a director, officer or equivalent function of a Transferred Entity, whether known or unknown, suspected or unsuspected, and that now exist or may hereafter exist to the extent it has arisen or arises out of or relates to an action, event, circumstance or fact occurring or existing prior to the Closing (the “Transferred Entity Released Claims”); provided, however, that Transferred Entity Released Claims shall not apply to any matters arising out of embezzlement, fraud or criminal acts of such D&O Releasees. From and after the Closing, Purchaser will cause each of the Transferred Entities to indemnify, defend and hold harmless, and advance expenses as incurred to, in each case to the fullest extent permitted under applicable Law, each D&O Releasee against any Losses incurred in connection with any Transferred Entity Released Claim, including, for the avoidance of doubt, in connection with (i) the Transaction and the other transactions contemplated by this Agreement and (ii) actions to enforce this provision or any other indemnification or advancement right of any D&O Releasee. In addition, from and after the Closing, Purchaser will cause each of the Transferred Entities to advance to each D&O Releasee all Losses incurred in connection with any Transferred Entity Released Claim (including in circumstances where Purchaser or the Transferred Entities has assumed the defense of such claim) promptly after receipt of reasonably detailed statements therefor to the extent required by the relevant Organizational Documents of the applicable Transferred Entities or any indemnification agreement between such D&O Releasee and the Transferred Entities; provided that the Person to whom Losses are to be advanced provides an undertaking to repay such advances if it is ultimately determined by a final and non-appealable judgment of a court of competent jurisdiction that such Person is not entitled to indemnification.
(b)The obligations of Purchaser under this Section 5.13 shall not be terminated or modified in such a manner as to adversely affect any D&O Releasee without the express written consent of such affected D&O Releasee. The rights of the D&O Releasees under this Section 5.13 shall be in addition to any rights such D&O Releasees may have under the Organizational Documents of the Transferred Entities, or under any applicable Contracts or Laws. All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Closing and rights to advancement of expenses relating thereto now existing in favor of any D&O Releasee as provided in the Organizational Documents of the Transferred Entities or any indemnification agreement between such D&O Releasee and the Transferred Entities shall survive the Closing and shall not be terminated, amended, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such D&O Releasee without the consent of such D&O Releasee and each Person entitled to insurance coverage under this Section 5.13, respectively, and his or her heirs and legal representatives.
Section 5.14 [Reserved]
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Section 5.15 Financing Cooperation
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(a)Prior to the Closing or the earlier termination of this Agreement in accordance with Section 8.1, Sellers shall use their commercially reasonable efforts to provide, and shall use commercially reasonable efforts to cause their respective officers, directors, employees, managers, advisors and representatives to use commercially reasonable efforts to provide, customary cooperation necessary or desirable for the arrangement of the Debt Financing to the extent reasonably requested by Purchaser (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of Sellers or any of their Affiliates), including using commercially reasonable efforts to: (i) cause each Transferred Entity’s senior officers, at reasonable times to be mutually agreed between Sellers and Purchaser and upon, reasonable prior notice to participate in a reasonable number of meetings (including customary one-on-one meetings between the Financing Parties and senior officers of such Transferred Entity), lender presentations, and sessions with rating agencies (and provide customary executed authorization and management representation and management representation letters and agency engagement letters) (in each case, which may be virtual); (ii) cooperate with the marketing efforts of Purchaser and the Financing Parties; (iii) furnish on a confidential basis Purchaser and the Financing Parties as promptly as reasonably practicable any customary information necessary or advisable for the preparation of any customary bank information memoranda, offering documents or similar customary documents reasonably required in connection with the Debt Financing; (iv) provide customary authorization letters to the Financing Parties authorizing the distribution of information to prospective lenders or investors and containing customary representations to the Financing Parties; (v) provide financial information and other data regarding the Purchased Entities reasonably required or requested in connection with the preparation of pro forma financial statements (it being understood and agreed that none of the Purchased Entities shall be required to prepare any pro forma financial information or post-closing financial information); (vi) cooperate with the Financing Parties in their efforts to benefit from the existing lending relationships of the Transferred Entities and their Subsidiaries; (vii) provide to Purchaser all documentation and other information with respect to the members of Sellers or any of their Affiliates as shall have been reasonably requested in writing by Purchaser at least seven Business Days prior to the Closing Date that is required in connection with the Debt Financing by U.S. regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Patriot Act and the requirements of 31 C.F.R. §1010.230, in each case, no later than five Business Days prior to the Closing Date, (viii) assist with the preparation of definitive documents for the Debt Financing and the schedules and exhibits thereto, (ix) facilitate the granting and perfection Liens or collateral, in each case, effective no earlier than the Closing Date, and (x) deliver a solvency certificate, subject to and only effective upon the occurrence of the Closing Date; provided that no Seller nor any of its Affiliates shall be required to take or permit the taking of any Limited Action. Nothing contained in this Section 5.15(a) or otherwise shall require such Seller or any of its Affiliates, prior to the Closing, to be an issuer or other obligor with respect to the Debt Financing. Sellers’ cooperation pursuant to this Section 5.15 shall be at the sole expense of Purchaser, and Purchaser shall, promptly upon request by Sellers and receipt of a reasonably detailed invoice therefor, reimburse Sellers and their Affiliates for all reasonable and documented out-of-pocket costs, fees and expenses incurred by them or their respective Representatives in connection with such cooperation and shall promptly, upon request by Sellers, reimburse, and shall indemnify and hold harmless Sellers and any of their Affiliates and their respective Representatives from and against any and all Losses suffered or incurred by them in connection with the arrangement of the Debt Financing, including by providing the cooperation contemplated by this Section 5.15 and any information used in connection therewith (other than to the extent arising from (x) the gross negligence, bad faith, fraud or willful misconduct of Sellers or their Affiliates or their respective Representatives or (y) inaccurate information provided by Sellers or their Affiliates or their respective Representatives in connection with such cooperation; provided, that Sellers, and not Purchaser, shall be responsible for (x) fees payable to existing legal, financial or other advisors of Sellers and their respective Affiliates with respect to services provided prior to the Closing (other than any services provided in connection with the cooperation contemplated by Section 5.15)), (y) any ordinary course amounts payable to existing employees of or consultants to Sellers and their respective Affiliates with respect to services provided prior to the Closing and (z) any amounts that would have been incurred in connection with the transactions contemplated hereby regardless of the Debt Financing (including the preparation and/or delivery of financial information, payoff letters and guaranty lien releases). Sellers hereby consent to the use of its and each Transferred Entity’s logos in connection with the Debt Financing; provided, that, such logos are used solely in a manner that is not intended to, nor reasonably likely to, harm or disparage any Seller.
(b) Notwithstanding anything to the contrary in Section 5.15(a), Sellers shall not be deemed to be in breach of their obligations under Section 5.15(a) unless and until (i) Purchaser or its counsel provides written notice (the “Non-Cooperation Notice”) to Parent of any alleged failure to comply, or action or failure to act which constitutes or will constitute a breach of or non-compliance with Section 5.15(a), (ii) Purchaser includes in such Non-Cooperation Notice reasonable detail regarding the cooperation required to cure such alleged failure or non-compliance (which shall not require Sellers to provide any cooperation that Sellers would not otherwise be required to provide under Section 5.15(a)) and (iii) Sellers fail to take the actions specified on such Non-Cooperation Notice within three Business Days from receipt of such Non-Cooperation Notice (or, in the case of Section 5.15(a)(vii), such shorter period as may be necessary for Purchaser to comply with the requirements described in such section in connection with any Debt Financing) (or, in each case, such later date as Purchaser may agree).
(c)The Parties acknowledge and agree that the provisions contained in this Section 5.15 describe in full the obligation of Sellers and their Affiliates with respect to cooperation in connection with the arrangement of any debt financing (including the Debt Financing) to be obtained by Purchaser with respect to the Transaction and the other transactions contemplated by this Agreement, and no other provision of this Agreement (including any Annexes, Exhibits and Schedules hereto) shall be deemed to expand or modify such cooperation obligations contained in this Section 5.15.
(d)All non-public or otherwise confidential information regarding Sellers or their Affiliates obtained by Purchaser, its Affiliates or their Representatives pursuant to this Section 5.15 shall be subject to Section 5.3(a); provided, that financing sources, ratings agencies, prospective lenders, and Debt Financing Sources and each of their respective agents and advisors shall agree to keep any applicable confidential information concerning Parent and its Subsidiaries confidential, including through “click through” confidentiality agreements and confidentiality provisions contained in customary bank books and offering memoranda.
Section 5.16 Acknowledgment of Pre-Closing Services
. Purchaser acknowledges that Sellers and their Affiliates provide various services, rights and support to the Business (including with respect to the following matters: tax, legal, compliance and governmental affairs, information technology support, audit, accounting, treasury, insurance, business development, intercompany financing and access to shared facilities), in each case, that will not continue after the Closing except to the extent expressly provided in the Transition Services Agreement.
Section 5.17 Pre-Closing Reorganization
. Except as set forth on Section 5.17 of the Disclosure Schedules, Sellers shall, and shall cause their Affiliates to, take all steps as are required to consummate the transactions constituting the Pre-Closing Reorganization in accordance with the terms set out on Exhibit A prior to the Closing, and Purchaser shall cooperate in good faith with respect thereto. Sellers shall keep Purchaser reasonably informed in respect of the actions of the Pre-Closing Reorganization. Sellers may modify the Pre-Closing Reorganization only with the prior written consent of Purchaser (such consent not to be unreasonably conditioned, withheld or delayed, it being understood that it would be reasonable for Purchaser to withhold consent with respect to any modification that that would reasonably be expected to have an adverse impact on Purchaser, its Affiliates or the Business). For purposes of determining whether Purchaser, its Affiliates, or the Business would reasonably be expected to suffer an adverse impact from any change to the Pre-Closing Reorganization, the Parties agree that the Pre-Closing Reorganization is not intended to deliver any particular quantum of Tax attributes to Purchaser or its Affiliates for any period after the Closing.
Section 5.18 Trademark Matters; Freedom to Operate License
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(a)Purchaser hereby acknowledges that all right, title and interest in and to the names set forth in Section 5.18 of the Disclosure Schedules, together with all variations and acronyms thereof and all Trademarks containing or incorporating any of the foregoing (the “Retained Names and Marks”) are owned exclusively by Sellers or their Affiliates, and that, except as expressly provided below, any and all right of the Transferred Entities to use the Retained Names and Marks shall cease as of the Closing and shall immediately revert to Seller, along with any and all goodwill associated with the use thereof. Purchaser further acknowledges that it has no rights, and is not acquiring any rights, to use the Retained Names and Marks, except as provided herein.
(b)Purchaser shall, as soon as practicable after the Closing, but in no event later than 90 days thereafter, cause the Transferred Entities, as applicable, to file amended Organizational Documents with the appropriate Governmental Entities changing its legal name, “doing business as” name, trade name and any other similar corporate identifier to a legal name,

“doing business as” name, trade name or any other similar corporate identifier that does not contain any Retained Names and Marks and to promptly supply any additional information, documents and materials that may be reasonably requested by Sellers with respect to such filings.
(c)Seller, on behalf of itself and its Affiliates, hereby grants the Transferred Entities a non-exclusive, irrevocable, sublicensable (only to Affiliates of the Transferred Entities and to service providers, consultants, or independent contractors in connection with the performance of services for the Transferred Entities and their Affiliates) license, for a period of six months (or, with respect to Internet domain names and employee, officer and director email addresses incorporating any Retained Names and Marks, a period of 12 months) after the date of the Closing, to use, solely in connection with the operation of the Business as operated immediately prior to Closing, the Retained Names and Marks, provided, that, with respect to any stocks of products, packaging, letterheads, invoice stock, informational materials, inventory and other documents and materials (“Existing Stock”) containing or displaying the Retained Names and Marks that, in each case, exist as of the expiration of such six month period, the Transferred Entities and their Affiliates may continue to use such Existing Stock for an additional six-month period solely in connection with the operation of the Business as operated immediately prior to Closing, provided, further, that Purchaser shall cause each Transferred Entity to transfer to Sellers any right with respect to Internet domain names incorporating any Retained Names and Marks at the end of the twelve-month period after the date of the Closing.
(d)Except as expressly provided in this Agreement, no other right to use the Retained Names and Marks is granted by Sellers or their Affiliates to Purchaser or any Transferred Entity, whether by implication or otherwise, and nothing hereunder permits Purchaser or any Transferred Entity to use the Retained Names and Marks on any documents, materials, products or services other than in connection with the Existing Stock. Purchaser shall ensure that all use of the Retained Names and Marks by the Transferred Entities as provided in this Section 5.18 shall be only with respect to goods and services of a level of quality equal to or greater than the quality of goods and services with respect to which the Retained Names and Marks were used in the Business prior to the Closing. Any and all goodwill generated by the use of the Retained Names and Marks under this Section 5.18 shall inure solely to the benefit of Sellers. In no event shall Purchaser or any Transferred Entity use the Retained Names and Marks in any manner that may damage or tarnish the reputation of Sellers or the goodwill associated with the Retained Names and Marks. Notwithstanding anything to the contrary in this Section 5.18, following the Closing, Purchaser and the Transferred Entities shall be permitted: (i) to retain and use copies of any books, records and other materials that, as of the Closing Date, contain or display any Retained Names and Marks; (ii) to use the Retained Names and Marks to comply with applicable Law or for litigation, regulatory or corporate filings and documents; (iii) to maintain or evidence existing quality, industry, or other certifications, registrations, or accreditations (including with respect to ISO or comparable standards) and (iv) to use the Retained Names and Marks in any manner as is or would have been permitted by applicable Law or is otherwise not an infringement with respect to trademarks, including non-trademark uses, fair use, nominal use and other uses not prohibited by Law.
(e)Sellers shall not have any responsibility for claims by third parties arising out of, or relating to, the use by the Transferred Entities of any Retained Names and Marks after the Closing. Purchaser shall indemnify and hold harmless Sellers from any and all claims that may arise out of the use thereof by Purchaser or the Transferred Entities, other than such claims that the Retained Names and Marks infringe the Intellectual Property Rights of any third party.
(f)Sellers hereby acknowledge that all right, title and interest in and to the names and Trademarks included in the Business Owned Intellectual Property (including those Trademarks set forth in Section 3.9 of the Disclosure Schedules, together with all acronyms thereof and all Trademarks containing or incorporating any of the foregoing (the “Business

Marks”) are owned, immediately as of the Closing, exclusively by one or more of the Transferred Entities or their Affiliates (including Purchaser) and, from and after the Closing, Sellers shall not, and shall cause their Affiliates not to, use any Business Marks in any manner in any country in the world. As of the Closing, all rights in the Business Marks shall immediately revert to the Transferred Entities and their Affiliates, along with any and all goodwill associated with the use thereof. Each Seller further acknowledges that it has no rights, and is not acquiring and has not acquired any rights, to use the Business Marks. Notwithstanding anything to the contrary in this Section 5.18, following the Closing, Sellers and their respective Affiliates shall be permitted: (i) to retain and use copies of any books, records and other materials that, as of the Closing Date, contain or display any Business Marks; (ii) to use the Business Marks to comply with applicable Law or for litigation, regulatory or corporate filings and documents; and (iii) to use the Business Marks in any manner as is or would have been permitted by applicable Law or is otherwise not an infringement with respect to trademarks, including non-trademark uses, fair use, nominal use and other uses not prohibited by Law.
(g) Each Seller, on behalf of itself and its Affiliates, hereby grants to each of the Transferred Entities and its and their Subsidiaries a non-exclusive, royalty-free, fully-paid, perpetual, irrevocable, non-terminable, worldwide license under all Intellectual Property Rights (other than Retained Names and Marks) owned by such Seller or any of its Affiliates as of the Closing and used during the 12 months immediately prior to Closing, in connection the Business, for use in connection with the Business (including natural evolutions or expansions thereof). The foregoing license shall be (i) sublicensable to service providers, consultants, or independent contractors in connection with the performance of services for the Transferred Entities and their Affiliates; provided that Transferred Entities and its and their Subsidiaries remain liable for any breach of this license caused by such third parties, and (ii) transferable to an acquirer or any of its Affiliates in connection with a merger, acquisition, divestiture, reorganization, or change of control of the Transferred Entities or any of their Affiliates or sale of all or substantially all of the assets of the Business, or to any lender or other financing source as collateral security. Purchaser (or any assignee, transferor, or successor in interest) shall indemnify and hold harmless Sellers from any and all claims that may arise out of any Transferred Entity’s or any of their Subsidiary’s exercise of the rights granted in this Section 5.18(g), other than such claims that such Intellectual Property Rights (other than the Retained Names and Marks) infringe the Intellectual Property Rights of any third party.
Section 5.19 Non-Solicitation
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(a)Each Seller agrees that, for a period commencing on the Closing Date and continuing for three years after the Closing Date, such Seller shall not, and shall cause each of its Affiliates (including the Remaining Seller Group) not to, without the prior written consent of Purchaser, directly or indirectly:
(i)solicit for employment or engagement (whether as an employee, contractor, consultant or otherwise) any Business Employee, or
(ii)induce, or attempt to induce, any Business Employee to terminate his or her employment with, or otherwise cease his or her relationship with, Purchaser or any of its Subsidiaries; provided that nothing in this Section 5.19(a) shall be deemed to prohibit any general solicitation for employment through advertisements and search firms not specifically directed at employees of Purchaser or any of its Subsidiaries, so long as Sellers and their Affiliates have not encouraged or advised such firm to approach any such individual. Notwithstanding anything to the contrary in this Section 5.19(a), any Seller may solicit and hire any individual whose employment was terminated by Purchaser or any of its Affiliates or who has ceased to be employed by Purchaser or any of its Affiliates for a period of at least three months prior to the date such Seller hires or first solicits such Person.
(b)Purchaser agrees that, for a period commencing on the date hereof and continuing for three years after the later of the (x) Closing Date or (y) date of termination of this Agreement pursuant to Section 8.1, Purchaser shall not, and shall cause each of its controlled Affiliates not to, without the prior written consent of Sellers, directly or indirectly:
(i)solicit for employment or engagement (whether as an employee, contractor, consultant or otherwise) any individual employed or engaged by any Seller or its Affiliates about whom Purchaser or its Affiliates received confidential information in connection with the Transaction or who Purchaser or its Affiliates had more than non-de minimis contact with in connection with the Transaction, including the negotiations therefor and relating to the performance of any Transaction Documents, including after the Closing (each, a “Seller Transaction Employee”); or
(ii)induce, or attempt to induce, any Seller Transaction Employee to terminate his or her employment with, or otherwise cease his or her relationship with, any Seller or any of its Affiliates; provided that nothing in this Section 5.19(b) shall be deemed to prohibit any general solicitation for employment through advertisements and search firms not specifically directed at employees of any Seller or any of its Affiliates, so long as Purchaser and its Affiliates have not encouraged or advised such firm to approach any such individual.
Section 5.20 Restrictive Covenants
. Sellers will not, and will cause each of their respective Affiliates (including the Remaining Seller Group) not to, during the three-year period commencing on the Closing Date, engage in the Business as conducted immediately prior to Closing in the geographic areas in which the Business sells or has sold products or services in the one-year period prior to Closing (each, a “Competing Activity”); provided that the foregoing will not prohibit Sellers or any of their Affiliates from:
(a)the acquisition of all or any portion of the equity interests of any Person engaged in a Competing Activity; provided that the Competing Activity accounts for no more than 25% of the revenues of such Person (based on its latest annual financial statements); provided further that this Section 5.20 will not be deemed to be violated if such Competing Activity accounts for more than 25% of the revenues of such Person (based on its latest annual financial statements) if Sellers use commercially reasonable efforts to divest, cease or winddown the portion of the business to the extent engaged in a Competing Activity;
(b)the acquisition, holding of investments or direct or indirect ownership of any voting stock, capital stock or other equity interest of any Person engaged in a Competing Activity, so long as such ownership interest is passive or represents less than 15% of the aggregate voting power or outstanding capital stock or other equity interests of such Person;
(c)performing any Competing Activity for the benefit of Purchaser or any of its Affiliates, including the performance of any Competing Activity required or contemplated by this Agreement or any other Transaction Document; or
(d)conducting any Retained Business.

Section 5.21 Other Investors
. Prior to the Closing, without the prior written consent of Sellers (which may be withheld in its sole discretion), Purchaser shall not enter into any Contract, undertaking, commitment, agreement, arrangement or understanding, whether written or oral, that would have the effect of permitting or enabling, or otherwise permit or enable, any Person to obtain any equity interests (or rights to obtain any equity interests) in Purchaser, except (a) as permitted by Section 9.3 of this Agreement or (b) as would not reasonably be expected to prevent, materially delay, materially impede or otherwise materially adversely affect (i) Purchaser’s ability to consummate the Closing or (ii) the ability of any of the Parties to obtain Approval or clearance for the Transactions by a Governmental Entity under any Competition/Foreign Investment Law prior to the Outside Date.
Section 5.22 Litigation Support
. In the event and for so long as any Party is prosecuting, contesting or defending any Proceeding or demand by a third party in connection with (a) any transactions contemplated under this Agreement, or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction relating to, in connection with or arising from the Excluded Liabilities, the Business, or the Transferred Entities, upon the reasonable request of Purchaser or any Seller, as applicable, Purchaser or the applicable Seller, as applicable, shall, and shall cause its Subsidiaries and Affiliates (including, in the case of Purchaser after the Closing, the Transferred Entities and, in the case of Sellers, the Remaining Seller Group) and its and their respective directors, officers and employees to, reasonably cooperate with such requesting Party and its counsel (at such requesting Party’s expense) in such prosecution, contest or defenses, by making available its personnel, and providing such testimony and access to its books and records, each as shall be reasonably necessary in connection with such prosecution, contest or defense and not otherwise available to the requesting Party or any cooperation by a Party in respect of a Proceeding, demand or claim against (or that could reasonably result in a Proceeding, demand or claim against) such Party or its Subsidiaries or Affiliates; provided that, no such cooperation shall require a Limited Action.
Section 5.23 Profit and Loss Pooling Agreement.
(a)As a basis for a German tax group (Organschaft), a profit and loss pooling agreement, dated November 7, 2024, has been concluded between TriMas Germany, as dominating enterprise and TriMas Germany Sub, as dominated enterprise (the “PLPA”). TriMas Germany shall cause the PLPA to be terminated at and as of the Closing Date, as set forth in this Section 5.23 (the “PLPA Termination”). TriMas Germany, and following the Closing Date, Purchaser, shall procure that the PLPA will be duly consummated (tatsächlich durchgeführt) and that in particular any profit transfer obligations of TriMas Germany Sub and any loss compensation obligations of TriMas Germany shall be fulfilled in compliance with applicable German tax laws and with this Section 5.23.
(b)In the event that the PLPA Termination does not fall at the end of the regular fiscal year (Geschäftsjahr) of TriMas Germany Sub, TriMas Germany shall procure that the PLTA Termination coincides with the end of a short fiscal year (Rumpfgeschäftsjahr) ending as of the Closing Date (the “Short Fiscal Year”) and shall for that purpose (i) request with and obtain from the responsible tax office of TriMas Germany Sub the consent to the change of the fiscal year of the TriMas Germany Sub, (ii) adopt the shareholder’s resolution of TriMas Germany Sub to change the fiscal year of TriMas Germany Sub so as to terminate as of the Closing Date and (iii) cause TriMas Germany Sub to promptly file such change of the fiscal year for registration with the commercial register (Handelsregister) before the end of the Closing Date.
(c)TriMas Germany and Purchaser agree that any profit transfer claim (Ansprüche auf Gewinnabführung) under the PLPA accrued until the PLPA Termination (the “Profit Transfer Claim Amount”) and any loss assumption obligation (Verlustausgleichspflichten) under the PLPA accrued until the PLPA Termination (the “Loss Assumption Obligation Amount”), in each case as determined on the basis of the approved regular financial statements of TriMas Germany Sub or in case of a Short Fiscal Year the PLPA Financial Statements, shall be settled and considered for the Purchase Price pursuant to Section 2.5 as follows:
(i)In the event of a Loss Assumption Obligation Amount such amount shall be settled by way of actual payment in cash from TriMas Germany to TriMas Germany Sub and be treated as Closing Cash Amount;
(ii)In the event of a Profit Transfer Claim Amount, Purchaser shall cause TriMas Germany Sub to settle such amount by way of actual payment in cash to TriMas Germany and such amount shall be treated as Closing Indebtedness;
(d)Purchaser shall cause TriMas Germany Sub to prepare financial statements for the TriMas Germany Sub for the Short Fiscal Year (the “PLPA Financial Statements”) within 90 days after the Closing Date. The PLPA Financial Statements shall comprise a balance sheet as of the end of the Short Fiscal Year and a profit and loss statement for the Short Fiscal Year to be prepared in accordance with German GAAP as consistently applied with past practice regarding their formal organization and measurement (unter Wahrung formeller und materieller Bilanzkontinuität) (for the avoidance of doubt, in case of any conflicts German GAAP shall prevail).
(e) With effect from the Closing Date, Purchaser shall indemnify and hold harmless TriMas Germany from (i) any obligation to provide security to creditors under analogous application of Section 303 Stock Corporation Act, and (ii) any claim of TriMas Germany Sub under analogous application of Section 302 Stock Corporation Act to compensate TriMas Germany Sub for any loss (whereas Purchaser shall use reasonable best efforts to cause TriMas Germany Sub to waive any such compensation claims under Section 302 Stock Corporation Act at the earliest legally permissible time). TriMas Germany shall waive or indemnify and hold harmless Purchaser from any claims by TriMas Germany against the TriMas German Sub for a transfer of profits relating to any fiscal years terminating on or before the Closing Date to the extent not yet paid or settled or referred to in this Section 5.23.
Section 5.24 Further Assurances
. Each of the Parties agrees to use its reasonable best efforts before and after the Closing Date to take or cause to be taken all action, to do or cause to be done, and to reasonably assist and cooperate with the other Party in doing, all things necessary, proper or advisable under applicable Laws to consummate and make effective, in the most expeditious manner practicable, the Transaction, including the execution and delivery of such instruments, and the taking of such other actions, as the other Party may reasonably require in order to carry out the intent of this Agreement.
ARTICLE VI
CERTAIN TAX MATTERS
Section 6.1 Cooperation and Exchange of Information
.
(a)From and after the Closing, each Party shall, and shall cause its Affiliates to, provide to the other Party such cooperation, documentation and information relating to the Transferred Entities as either of them may reasonably request in (i) filing or, subject to Section 6.5, amending any Tax Return or claiming a refund, (ii) determining a liability for Taxes or a right to refund of Taxes, or (iii) conducting any Tax Proceeding. Such cooperation and information shall include providing copies of all relevant portions of relevant Tax Returns, together with all relevant portions of relevant accompanying schedules and relevant work papers, relevant documents relating to rulings or other determinations by Taxing Authorities and relevant records concerning the ownership and Tax basis of property and other information, which any Party (or any of their respective Affiliates) may possess. No cooperation under this Section 6.1(a) shall require Sellers to take any Limited Action.
(b)For the avoidance of doubt, in no event shall Purchaser or any Affiliate of Purchaser (including, after the Closing, any Transferred Entity) have any right to (i) review, participate in the preparation of or otherwise obtain or have access to any Seller Tax Group Return (including any work papers with respect thereto), provided, however, in accordance with Section 6.1(a), Purchaser may have access to information from Seller Tax Group Returns to the extent related solely to any Transferred Entity, or (ii) control, participate in or otherwise be involved in or have access to any information with respect to any Tax Proceeding relating to any Seller Tax Group Return or otherwise with respect to Taxes of any Seller Tax Group or any Seller Tax Group Return.
(c)Each Party shall retain all Tax Returns (including related schedules and work papers) and all material records and other documents relating to Tax matters of the Transferred Entities for their respective Tax periods ending on or prior to, or that include, the Closing Date until the later of (i) the expiration of the statute of limitations for the Tax period to which the applicable Tax Returns and other documents relate or (ii) eight years following the due date (without extension) for the applicable Tax Returns. Thereafter, the Party holding such Tax Returns or other documents may dispose of them after offering the other Party reasonable notice and opportunity to take possession of such Tax Returns and other documents at such other Party’s own expense.
Section 6.2 Transfer Taxes
. Notwithstanding anything to the contrary in this Agreement but subject to the last sentence of this Section 6.2, each of the Sellers, on the one hand, and Purchaser, on the other hand, shall pay, when due, and be responsible for 50% of any Transfer Taxes, and where a Party other than the Party responsible for such Transfer Taxes is required under applicable Law to account to the relevant Tax authority for any Transfer Tax, the Party responsible for such Transfer Taxes under this Section 6.2 shall pay to the other Party an amount equal to such Party’s applicable portion of such Transfer Tax not less than five Business Days prior to the due date for such payment. Purchaser, or the Party responsible under applicable Law for filing the Tax Returns with respect to any such Transfer Taxes, shall prepare and timely file such Tax Returns (and Purchaser or Sellers, as applicable, shall timely provide their respective portion of payment of such Transfer Taxes, if any payment is due) and promptly provide a copy of such Tax Return to such Seller, or the other Party. The Parties shall, and shall cause their respective Affiliates to, cooperate to timely prepare and file any Tax Returns or other filings relating to such Transfer Taxes, including any claim for exemption or exclusion from the application or imposition of any Transfer Taxes, including, if applicable, through the filing of a claim for exemption or exclusion from the application or imposition of Transfer Taxes, or a claim for any reduction thereof. Notwithstanding the foregoing, Sellers and their Affiliates shall be responsible for the Transfer Taxes resulting from the Pre-Closing Reorganization.
Section 6.3 Tax Sharing Agreements
. At or before the Closing, the rights and obligations of the Transferred Entities pursuant to all Tax sharing agreements or arrangements (other than this Agreement), if any, to which any of the Transferred Entities, on the one hand, and Sellers or any of their Affiliates, on the other hand, are parties, shall terminate, and no Seller nor any of its Affiliates, on the one hand, nor any of the Transferred Entities, on the other hand, shall have any rights or obligations to each other after the Closing in respect of such agreements or arrangements.
Section 6.4 Elections and Post-Closing Actions
.
(a)Until Purchase Price is finally determined pursuant to Section 2.5, without Sellers’ consent (not to be unreasonably withheld, conditioned or delayed), Purchaser shall not (i) subject to Section 6.4(c), (make, and shall cause its Affiliates (including, after the Closing, the Transferred Entities) not to make, any election with respect to any Transferred Entity (including any entity classification election pursuant to Treasury Regulations Section 301.7701-3), or change any method of Tax accounting or any Tax accounting period of any Transferred Entity, which election or change would be effective in any Pre-Closing Tax Period, (ii) re-file, amend, modify or otherwise change any Tax Return of any Transferred Entity for any Pre-Closing Tax Period, (iii) waive or extend any statute of limitations with respect to the assessment or collection of any Tax of any Transferred Entity for any Pre-Closing Tax Period, or (iv) voluntarily approach a Taxing Authority regarding Taxes of the Transferred Entities for any Tax period (or portion thereof) ending on or prior to the Closing Date, in each case, if such action could reasonably be expected to result in Sellers or any of their Affiliates incurring a liability for Taxes that would not otherwise be so incurred, including by increasing the amount of Taxes in Working Capital or Accrued Income Taxes. On the Closing Date, after the Closing, Purchaser shall cause the Transferred Entities not to take any action outside the ordinary course of business consistent with past practice that is not expressly contemplated by this Agreement.
(b)Notwithstanding anything to the contrary in this Agreement, but subject to Section 6.4(c), in no event will any Party make, or cause or permit any of its Affiliates to make, any election under Section 336 or 338 of the Code (or any corresponding, analogous or similar election for state, local or non-U.S. Tax purposes) with respect to the purchase and sale of the Purchased Entity Equity pursuant to this Agreement.
(c)The Parties will make, or cause to be made, an election under Section 338(g) of the Code with respect to the direct or indirect purchase and sale of the equity interests in each non-U.S. Transferred Entity pursuant to this Agreement that is treated as a corporation for U.S. federal income Tax purposes and, at the election of Purchaser, an election under Section 338(h)(10) of the Code with respect to the direct or indirect purchase and sale of the equity interests in Mac Fasteners, Inc. pursuant to this Agreement (each such election, a “Specified Tax Election”). In the event that one or more Specified Tax Elections are to be made, the Parties will cooperate, and will cause their Affiliates to cooperate on a reasonable basis, in connection with preparing and filing all IRS Forms 8023 or any other forms, certifications or documentation necessary to duly make such Specified Tax Elections, and the Parties will share as-filed copies of all election forms filed with the IRS or other applicable Taxing Authority.
(d)In the event that Purchaser elects to make a Code Section 338(h)(10) election with respect to Mac Fasteners, Inc. pursuant to Section 6.4(c), Purchaser shall pay to the applicable Seller, in cash, the amount of additional consideration necessary to cause such Seller’s (including any Seller Tax Group’s) after-Tax net proceeds from the sale of the shares in Mac Fasteners, Inc. with such Specified Tax Election to be equal to the after-Tax net proceeds that such Seller (including any Seller Tax Group) would have received had such Specified Tax Election not been made, calculated on a “with and without” basis taking into account all appropriate state, federal and local Tax implications (the “Tax Adjustment Amount”). Within 30 days after the filing of such Specified Tax Election, Sellers will deliver to Purchaser a schedule setting forth Sellers’ proposed calculation of the Tax Adjustment Amount, along with supporting documentation and other information as may be reasonably requested by Seller in connection with Purchaser’s review of such calculation. If Purchaser disagrees with Sellers’ proposed calculation of the Tax Adjustment Amount, Purchaser may, within 30 days after receipt of such schedule, deliver a notice of objection to Sellers to such effect, specifying those items as to which Purchaser disagrees and setting forth such Purchaser’s proposed calculation of the Tax Adjustment Amount. If any such objection notice is duly delivered, the Parties shall, during the 30 days immediately following such delivery of such objection notice, use commercially reasonable efforts to reach agreement on the disputed items or amounts set forth in such objection notice in order to mutually determine the Tax Adjustment Amount. Notwithstanding any other provision in this Agreement to the contrary, if the Parties are unable to resolve any such dispute within the 30-day period following the delivery of such objection notice, then the Parties shall submit any such disputed items to the Independent Accounting Firm to be resolved in accordance with the procedural principles set forth in Section 2.5(d), mutatis mutandis. The amount of the Tax Adjustment Amount, as mutually agreed by the Parties or as finally determined by the Independent Accounting Firm, shall be paid to the applicable Seller within 10 days after the amount is finally determined. The payment of the Tax Adjustment Amount shall, for federal and applicable state and local income Tax purposes, be treated as an adjustment to the purchase price paid for the shares in Mac Fasteners, Inc. unless otherwise required by applicable Tax Law.
(e)To the extent Treasury Regulation Section 1.1502-36 is applicable to any Seller or any other member of a combined, consolidated or unitary group that includes any Seller or any Affiliate thereof with respect to the sale of Purchased Entity Equity pursuant to this Agreement, each relevant entity shall make, or shall cause to be made, a valid and timely election pursuant to Treasury Regulations Sections 1.1502-36(d)(6)(i)(A) and 1.1502-36(e)(5) to reduce the basis in the Purchased Entity Equity by the “attribute reduction amount,” as defined in Treasury Regulation Section 1.1502-36(d)(3), so as to avoid a reduction to the relevant Transferred Entity’s Tax “attributes” (as described in Treasury Regulation Section 1.1502-36(d)(4)) and shall not make any other election under Treasury Regulation Section 1.1502-36.
Section 6.5 Tax Treatment
.

(a)The Parties will utilize a “closing of the books” method to allocate items and not make an election under Treasury Regulations Section 1.1502-76(b)(2)(ii)(D) to ratably allocate items (or make any similar election or ratably allocate items under any corresponding provision of state, local or non-U.S. Law). To the maximum extent permitted by Treasury Regulations 1.1502-76(b)(1)(ii)(B), any transactions occurring outside the ordinary course of business on the Closing Date after the Closing at the direction of Purchaser or any of its Affiliates in respect of the Transferred Entities shall be treated as occurring on the day after the Closing Date; provided, however, that any Transaction Expenses deductible at a “more likely than not” or higher level of comfort as of the Closing Date shall be treated as incurred on the Closing Date and reported on the applicable group Tax Return of any Seller or its Affiliates to the extent permitted by applicable law at a “more likely than not” or higher level of comfort.
Section 6.6 Certain Tax Refunds
. Purchaser shall promptly pay to Sellers the amount of any refunds that Purchaser or any of its Affiliates receives of any Indemnified Taxes, including interest paid therewith; provided, that Sellers shall not be entitled to any payment to the extent the applicable refund (i) was reflected in the calculation of Purchase Price as finally determined, (ii) is attributable to a change in applicable Law after the date hereof or to the carryback of any losses or other Tax attributes from a period (or portion thereof) beginning after the Closing Date or (iii) is required to be paid over to a third party pursuant to a contract or other agreement entered into prior to the Closing. Purchaser shall make payment of any such refund described in this Section 6.6, net of any Taxes payable resulting from the receipt thereof and reasonable costs incurred by or on behalf of Purchaser in obtaining such refund, to Sellers within ten Business Days of the actual receipt of such refund.
Section 6.7    Straddle Periods. For purposes of this Agreement, with respect to any Tax for any Straddle Period, the portion of any such Tax that is allocable to the Pre-Closing Tax Period will be deemed to equal (a) in the case of income, gross receipts, employment, payroll, sales, use, withholding or other Taxes imposed based on income, profits, receipts, sales, payroll or similar items, the amount that would be payable if the Straddle Period ended on and included the Closing Date (and for such purpose, the taxable period of any “controlled foreign corporation” (within the meaning of Section 957 of the Code) and any partnership or other pass-through entity shall be deemed to terminate at such time), provided, however, that Tax items determined on an annual or periodic basis (such as deductions for depreciation or amortization (except with respect to property placed in service after the Closing)) will be allocated pursuant to clause (b) of this Section 6.7, and (b) in the case of other Taxes, such as real and personal property Taxes, the amount of such Taxes for the entire Straddle Period multiplied by a fraction the numerator of which is the number of calendar days in the Straddle Period ending at the close of the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period.
Section 6.8 Tax Indemnification. Sellers and their Affiliates (other than the Transferred Entities) shall be liable for and shall hold Purchaser, the Transferred Entities and their respective Affiliates harmless against any income Taxes for which any Transferred Entity is liable pursuant to Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. income Tax Law) as a result of such Transferred Entity having been, prior to the Closing, a member any Seller Tax Group (excluding, for the avoidance of doubt, any such group consisting solely of the Transferred Entities) (collectively, “Indemnified Taxes”). The obligations of Sellers set forth in this Section 6.8 shall survive until the date that is 30 days following the expiration of the statute of limitations applicable to the underlying Tax. Any payments made pursuant to this Section 6.8 shall be treated as an adjustment to the Purchase Price by the Parties for Tax purposes, unless otherwise required by Law. After the Closing, in the event that Purchaser or any Affiliate of Purchaser receives notice of any Tax Proceeding with respect to Indemnified Taxes, Purchaser will provide Sellers with written notice of such Tax Proceeding within 10 days after receiving notice of such Tax Proceeding, which notice will include any notices, forms or other documentation or correspondence received from the applicable Taxing Authority with respect to such Tax Proceeding. Sellers will control, at Sellers’ cost and expense, the conduct of any such Tax Proceeding, including the selection of counsel, and will keep Purchaser reasonably informed with respect to the status of such Tax Proceeding.
ARTICLE VII
CONDITIONS PRECEDENT
Section 7.1 Conditions to Each Party’s Obligations to Close
. The respective obligations of Sellers, on the one hand, and Purchaser, on the other hand, to effect the Closing are subject to the satisfaction or (to the extent permitted by Law) waiver by Sellers and Purchaser at or prior to the Closing of the following conditions:
(a)Regulatory Approvals. (i) The waiting period applicable to the consummation of the Transaction under the HSR Act, and any extensions thereof, shall have expired or been earlier terminated, and (ii) all other Regulatory Approvals set forth on Section 7.1(a) of the Disclosure Schedules shall have been obtained or applicable waiting periods have expired or have been terminated; and
(b)No Injunctions or Restraints. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Judgment or Law which is in effect and has, and no Proceeding pending by a Governmental Entity that would, if determined, reasonably be expected to have, the effect of making the Closing illegal, otherwise restraining or prohibiting consummation of the Closing or causing the Closing to be rescinded following completion thereof.
Section 7.2 Conditions to Obligations of Purchaser to Close
. The obligation of Purchaser to effect the Closing is subject to the satisfaction (or waiver by Purchaser) at or prior to the Closing of the following additional conditions:
(a)Representations and Warranties. The representations and warranties of Sellers contained in Article III (other than the Seller Fundamental Representations and the representation and warranty set forth in Section 3.7(a)) shall be true and correct as of the date hereof and as of the Closing Date as if made on and as of the date hereof and as of the Closing Date, except (i) that representations and warranties that are made as of a specific date shall be tested only on and as of such date and (ii) where the failure of such representations and warranties to be true and correct (without giving regard to any materiality qualifications set forth therein) would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect. The Seller Fundamental Representations shall be true and correct

(without giving regard to any materiality qualifications set forth therein) in all material respects as of the date hereof and as of the Closing Date as if made on and as of the date hereof and as of the Closing Date (or, in the case of representations and warranties that are made as of a specific date, as of such date). The representation and warranty set forth in Section 3.7(a) shall be true and correct (without giving regard to any materiality qualifications set forth therein) as of the date hereof and as of Closing Date as if made on and as of the date hereof and as of the Closing Date;
(b)Performance of Obligations of Sellers. The covenants and agreements of Sellers to be performed on or before the Closing Date in accordance with this Agreement shall have been performed in all material respects;
(c)No MAE. No event, circumstance, condition, change, effect or development shall have occurred which has had, or would reasonably be expected to have, a Business Material Adverse Effect;
(d)Pre-Closing Reorganization. The Pre-Closing Reorganization shall have occurred; and
(e)Officer’s Certificate. Purchaser shall have received a certificate, dated as of the Closing Date and signed on behalf of each Seller, stating that the conditions specified in Section 7.2(a) through Section 7.2(c) have been satisfied.
Section 7.3 Conditions to Obligations of Sellers to Close
. The obligation of Sellers to effect the Closing is subject to the satisfaction (or waiver by each Seller) at or prior to the Closing of the following additional conditions:
(a)Representations and Warranties. The representations and warranties of Purchaser contained in Article IV (other than the Purchaser Fundamental Representations) shall be true and correct as of the date hereof and as of the Closing Date as if made on and as of the date hereof and as of the Closing Date, except (i) that representations and warranties that are made as of a specific date shall be tested only on and as of such date and (ii) where the failure of such representations and warranties to be true and correct (without giving regard to any materiality qualifications set forth therein) would not reasonably be expected to, individually or in the aggregate, prevent or materially impair the ability of Purchaser to consummate the Transaction. The Purchaser Fundamental Representations shall be true and correct (without giving regard to any materiality qualifications set forth therein) in all material respects as of the date hereof and as of the Closing Date as if made on and as of the date hereof and as of the Closing Date (or, in the case of representations and warranties that are made as of a specific date, as of such date);
(b)Performance of Obligations of Purchaser. The covenants and agreements of Purchaser to be performed on or before the Closing Date in accordance with this Agreement shall have been performed in all material respects; and
(c)Officer’s Certificate. Sellers shall have received a certificate, dated as of the Closing Date and signed on behalf of Purchaser, stating that the conditions specified in Section 7.3(a) and Section 7.3(b) have been satisfied.
ARTICLE VIII
TERMINATION; EFFECT OF TERMINATION

Section 8.1 Termination
. Notwithstanding anything to the contrary in this Agreement, this Agreement may be terminated and the Transaction abandoned at any time prior to the Closing:
(a)by mutual written consent of the Parties;
(b)by Sellers, if any of Purchaser’s representations and warranties contained in Article IV (as modified by the Purchaser Disclosure Schedules) shall fail to be true and correct or Purchaser shall have breached or failed to perform in any material respect any of its covenants or other agreements contained in this Agreement, and such failure or breach would give rise to the failure of a condition set forth in Section 7.3(a) or Section 7.3(b) and has not been cured by the earlier of (i) the date that is 60 days after the date that Sellers have notified Purchaser (or Purchaser has notified Sellers) in writing of such failure or breach and (ii) the Outside Date; provided that no Seller is then in breach of any of its representations, warranties, covenants or agreements contained in this Agreement such that the conditions set forth in Section 7.2(a) or Section 7.2(b) would fail to be satisfied;
(c)by Purchaser, if any of Sellers’ representations and warranties contained in Article III (as modified by the Disclosure Schedules) shall fail to be true and correct or Sellers shall have breached or failed to perform in any material respect any of its covenants or other agreements contained in this Agreement, and such failure or breach would give rise to the failure of a condition set forth in Section 7.2(a) or Section 7.2(b) and has not been cured by the earlier of (i) the date that is 60 days after the date that Purchaser has notified Sellers (or Sellers have notified Purchaser) in writing of such failure or breach and (ii) the Outside Date; provided that Purchaser is not then in breach of any of its representations, warranties, covenants or agreements contained in this Agreement such that the conditions set forth in Section 7.3(a) or Section 7.3(b) would fail to be satisfied;
(d)by Sellers or by Purchaser, if the Closing shall not have occurred on or prior to the Outside Date; provided that the right to terminate this Agreement under this Section 8.1(d) shall not be available to (i) any Party whose failure to perform any covenant or obligation under this Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before such date, or (ii) any Party during the pendency of any Proceeding brought by the other Party for specific performance of this Agreement; or
(e)by Sellers or by Purchaser, if there is any final and non-appealable Judgment or Law issued after the date hereof enjoining, prohibiting or rendering illegal the consummation of the Closing; provided that the Party seeking to terminate this Agreement pursuant to this Section 8.1(e) shall have complied with its obligations to prevent the entry of such final and non-appealable Judgment to the extent required by Section 5.1 and is not in breach of any representation, warranty, covenant or other agreement contained in this Agreement in a manner such that shall have been the primary cause of such Judgment.
Section 8.2 Effect of Termination
.
(a)If this Agreement is terminated and the Closing and the other transactions contemplated by this Agreement are abandoned as described in Section 8.1, this Agreement shall become null and void and of no further force and effect, except that, the Equity Commitment Letter and the Guarantee will each survive in accordance with its terms and the indemnification provisions of Purchaser in Section 5.15(a), and the provisions of Section 5.3, Section 5.5,

Section 5.15(d), Section 5.19, Section 8.1, this Section 8.2, Section 8.3 and Article IX, including in each case, Article I, to the extent applicable thereto, will survive the termination hereof. Nothing in this Section 8.2 shall be deemed to release either Party from any liability for Fraud or Willful Breach of the terms of this Agreement by such Party.
(b)Notwithstanding anything to the contrary contained in this Agreement, if prior to Closing, Purchaser breaches this Agreement (whether willfully, intentionally, unintentionally, a willful breach, or otherwise, including with respect to any Willful Breach or Fraud) or fails to perform hereunder (whether willfully, intentionally, unintentionally or otherwise, including with respect to any Willful Breach or Fraud), then, except for the right to seek specific performance in accordance with and subject to the terms and conditions of Section 9.8, the sole and exclusive remedies of any Person (including the Seller, the Transferred Entities and their respective Affiliates) (whether at law, in equity, in contract, in tort or otherwise) against Purchaser, any Purchaser Related Party or any Non- Party Affiliates for any liability, breach, loss, damage or failure to perform under this Agreement or in respect of any oral representation made or alleged to have been made in connection herewith or therewith shall be for the Sellers to terminate this Agreement pursuant to Section 8.1(b) and seek to recover monetary damages from Purchaser; provided, that in no event shall Purchaser be subject to monetary damages (which shall include out-of-pocket costs and expenses incurred by Sellers in connection with the Transactions) in excess of [***] (the “Damages Cap”) and except as provided in the immediately foregoing clause (or as expressly set forth in the Guarantees), none of the Purchaser Related Parties or its Non-Party Affiliates or Purchaser will have any liability to any Person, including any Seller or any Affiliate or Representative of any Seller or any of their respective former, current or future general or limited partners, parents, members, predecessors, successors or assigns (collectively, “Seller Related Persons”) relating to or arising out of this Agreement or the Transactions or in respect of any other document or theory of law or equity or in respect of any oral representations made or alleged to be made in connection herewith or therewith, whether at law or equity, in contract, in tort or otherwise. For the avoidance of doubt, none of the Purchaser Related Parties or Non-Party Affiliates (other than the Purchaser solely to the extent set forth in this Agreement and equity investors to the extent set forth in the Guarantees) will have any liability for any monetary damages to any Person (including any Seller Related Persons) relating to or arising out of this Agreement or the Transactions or in respect of any other document or theory of law or equity or in respect of any oral representations made or alleged to be made in connection herewith or therewith, whether at law or equity, in contract, in tort or otherwise.
(c) The Parties acknowledge that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the parties hereto would not enter into this Agreement.
Section 8.3 Notice of Termination
. In the event of termination by Sellers or Purchaser pursuant to Section 8.1, written notice of such termination shall be given by the terminating Party to each other Party to this Agreement.
ARTICLE IX
GENERAL PROVISIONS
Section 9.1 Survival
. Notwithstanding anything to the contrary in this Agreement, none of the representations, warranties, covenants or agreements contained in this Agreement (including the Schedules and Exhibits hereto and thereto, along with the Disclosure Schedules, and the certificates delivered pursuant hereto) will survive the Closing, and none of the Parties or Transferred Entities nor any of their respective Affiliates, nor any of their respective successors and permitted assigns, heirs, officers, employees, directors, managers, members, partners, stockholders or representatives, will have any liability whatsoever with respect to any such representations, warranties, covenants or agreements, whether in contract, tort or otherwise, except that (a) any claim for actual and intentional fraud with respect to the making of the representations and warranties contained in Article III or Article IV (in each case, as modified by the Disclosure Schedules) will survive the Closing; (b) any covenant or agreement contained in this Agreement that by its terms is required to be performed in whole or in part after the Closing will survive the Closing to the extent so required to be performed after the Closing (c) the indemnification obligations under Section 9.19 shall survive for two years following the Closing; (d) the indemnification obligations under Section 6.6 shall survive for the term set forth therein; and (e) the indemnification obligations of Purchaser under Section 5.23(e) shall not become time-barred prior to the expiry of three months after the claims of the respective creditor.
Section 9.2 Entire Agreement
. This Agreement and the other Transaction Documents, and the Schedules and Exhibits hereto and thereto, and the Confidentiality Agreement, solely as set forth in Section 5.3, along with the Disclosure Schedules, constitute the entire agreement and understanding among the Parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, whether written or oral, relating to such subject matter. No Party shall be liable or bound to the other Party in any manner by any representations, warranties or covenants relating to the subject matter of this Agreement, except as specifically set forth herein. In the event of a conflict between the terms of this Agreement and the terms of any Transaction Document, the terms of this Agreement shall control. Notwithstanding anything to the contrary contained herein, nothing herein shall limit any remedy available to Purchaser or any of its Affiliates or Sellers or their Affiliates in the event of Fraud.
Section 9.3 Assignment
. Neither this Agreement nor any of the rights and obligations hereunder (including the right to sue to enforce rights or obligations hereunder) may be directly or indirectly pledged, assigned, delegated or transferred by either Party (whether by operation of Law or otherwise) without the prior written consent of the other Party, provided, that notwithstanding anything to the contrary herein, Purchaser may assign all or any portion of its rights, privileges and obligations under this Agreement to (a) to the sources of Debt Financing and any other secured lenders (including for collateral security purposes) without the consent of the Sellers, (b) one or more of its Affiliates without the consent of Sellers (but upon prior notice) and (c) Mahseer Holdings, LLC or any of its wholly owned Subsidiaries (including one or more Subsidiaries thereof that may be formed for the purposes of serving as Purchaser hereunder) without the consent of Sellers (but upon prior notice); provided, further, that no such assignment will relieve Purchaser’s obligations or liabilities under this Agreement; provided, further, that notwithstanding the foregoing,  any assignment which would reasonably be expected to prevent, materially delay, materially impede or otherwise materially adversely affect the ability of any of the Parties to obtain Approval or clearance for the Transactions by a Governmental Entity under any Competition/Foreign Investment Law prior to the Outside Date shall require Sellers’ prior consent. Any attempted pledge, assignment or transfer in violation of this Section 9.3 shall be null and void ab initio.

Subject to the two preceding sentences, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns.
Section 9.4 Amendments and Waivers
. This Agreement may not be amended or otherwise modified, except by an instrument in writing signed on behalf of each of the Parties. By an instrument in writing, Purchaser, on the one hand, or Sellers, on the other hand, may waive compliance by the other with any term or provision of this Agreement that the other Party was or is obligated to comply with or perform. The waiver by any Party of a breach of any term or provision of this Agreement shall not be construed as a waiver of, or estoppel with respect to, any subsequent breach. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.
Section 9.5 No Third-Party Beneficiaries
. Except for the D&O Releasees solely with respect to Section 5.13, this Agreement, together with the other Transaction Documents and the Exhibits and Schedules hereto and thereto are not intended to confer in or on behalf of any Person not a party to this Agreement or the other Transaction Documents (and their successors and assigns) (other than the Purchaser Indemnified Parties and the Seller Indemnified Parties, each of whom is an express third-party beneficiary hereunder and entitled to enforce certain obligations hereunder) any rights, benefits, causes of action or remedies with respect to the subject matter or any provision hereof.
Section 9.6 Notices
. All notices and other communications to be given to any Party shall be sufficiently given for all purposes hereunder if in writing and delivered by hand, courier, electronic mail or overnight courier (providing proof of delivery), and shall be directed to the addresses set forth below (or at such other address as such Party shall designate by like notice):
(i)    if to Purchaser,
Takeoff Buyer, Inc.
c/o Tinicum Incorporated
800 Third Avenue, 40th Floor
New York, NY 10022
Attention: [***]
Email: [***]
with a copy (which shall not constitute notice) to:
Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 10022

Attention: Peter Martelli, P.C.; Christopher Burwell
Email: peter.martelli@kirkland.com; christopher.burwell@kirkland.com
(ii)    if to Sellers,
c/o TriMas Corporation
38505 Woodward Avenue, Suite 200
Bloomfield Hills, MI 48304
Attention: [***]
Email: [***]
with a copy (which shall not constitute notice) to:
Jones Day
250 Vesey Street
New York, NY 10281
Jones Day
901 Lakeside Ave.
Cleveland, OH 44114
Attention:    Randi Lesnick
    Brian Grady
Email:    rclesnick@jonesday.com
    bgrady@jonesday.com

Section 9.7 Non-Recourse
. All Proceedings at Law or in equity, or arbitration or administrative or other Proceedings by or before any Governmental Entity (whether in contract or in tort, in Law or in equity) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement) or any Transaction Document, may be made only against Persons that are expressly identified as parties thereto, and then only with respect to the specific obligations set forth herein with respect to the applicable Persons. No Person who is not a party to this Agreement or such Transaction Document, including any Affiliate or other Representative of any such party (“Non-Party Affiliate”), shall have any liability for any liabilities arising under, in connection with or related to this Agreement or any Transaction Document or for any claim based on, in respect of, or by reason of this Agreement or any Transaction Document or its respective negotiation or execution, and each Party waives and releases (on behalf of itself and its Affiliates) all such liabilities against any Non-Party Affiliate. In the event that any provision of this Agreement or any Transaction Document provides that a party to such Agreement or Transaction Document shall cause its Affiliates or Representatives to take any action (or refrain from taking any action) or otherwise purports to be binding on such Party’s Affiliates or Representatives, such Party shall be liable for any breach of such provision by any such Affiliate or Representative. Without limiting the rights of any Party against the other Parties as set forth herein, in no event shall any Party, any of its Affiliates or any Person claiming by, through or on behalf of any of them institute any Proceeding, whether based on Contract, tort, fraud, strict liability, other Laws or otherwise and whether by piercing the corporate veil, by a claim by or on behalf of a Party or another Person or otherwise, against any Non-Party Affiliate. This Section 9.7 shall not limit in any way claims against a Person for Fraud committed by such Person.
Section 9.8 Specific Performance
. The Parties agree that irreparable damage, for which monetary damages (even if available) would not be an adequate remedy, would occur in the event that a Party does not perform any provision of this Agreement in accordance with its specified terms or otherwise breach such provisions. Accordingly, the Parties acknowledge and agree that the Parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof without proof of actual damages or the inadequacy of monetary relief, in addition to any other remedy to which such Party is entitled in Law or in equity. Each Party agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that the other Party has an adequate remedy at Law or that any award of specific performance is not an appropriate remedy for any reason at Law or in equity. The foregoing is in addition to any other remedy to which any Party is entitled at Law, in equity or otherwise, including monetary damages. It is explicitly agreed that each Party shall have the right to an injunction, specific performance or other equitable remedies in connection with enforcing the other Party’s obligations under this Agreement in accordance with the terms and conditions set forth herein. Without limiting the generality of the foregoing, Sellers shall be entitled to seek specific performance against Purchaser of Purchaser’s obligation to cause the Lenders and Equity Investors to comply with their respective obligations with respect to the Financing, pursuant to the terms of Section 5.14 and to fund their respective commitments pursuant to the terms of the Commitment Letters, provided, however, that notwithstanding anything in this Section 9.8 to the contrary, such right with respect to the Equity Investors shall only be available if (and only for so long as), (a) all of the conditions to Closing set forth in Section 7.1 and 7.2 were satisfied or waived (other than those conditions that by their terms can only be satisfied or waived at Closing) and Purchaser is required to complete the Closing pursuant to Section 2.3, (c) Sellers have irrevocably confirmed in writing that, if specific performance is granted and financing provided for by the Equity Commitment Letter, then the Closing will occur in accordance with Article II, and (d) Purchaser fails to complete the Closing by the date the Closing is required to have occurred pursuant to Section 3.1. The Parties acknowledge and agree that they shall not be entitled to a double remedy of specific performance and monetary damages hereunder in respect of the same breach; provided, that for the avoidance of doubt, Sellers may seek both specific performance and monetary damages (in the alternative) if either is not available with respect to any breach.
Section 9.9 Governing Law and Jurisdiction

. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without regard to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. In addition, each of the Parties (a) submits to the personal jurisdiction of the Delaware Court of Chancery in and for New Castle County, or in the event (but only in the event) that such Delaware Court of Chancery does not have subject matter jurisdiction over such dispute, the United States District Court for the District of Delaware, or in the event (but only in the event) that such United States District Court also does not have jurisdiction over such dispute, any Delaware State court sitting in New Castle County, in the event that any dispute (whether in contract, tort or otherwise) arises out of this Agreement or the Transaction or the other transactions contemplated hereby, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (c) agrees that it will not bring any Proceeding relating to this Agreement or the Transaction in any court other than the Delaware Court of Chancery in and for New Castle County, or in the event (but only in the event) that such Delaware Court of Chancery does not have subject matter jurisdiction over such Proceeding, the United States District Court for the District of Delaware, or in the event (but only in the event) that such United States District Court also does not have subject matter jurisdiction over such Proceeding, any Delaware State court sitting in New Castle County. Each Party agrees that service of process upon such Party in any such Proceeding shall be effective if notice is given in accordance with Section 9.6.
Section 9.10 Waiver of Jury Trial
. EACH PARTY WAIVES TRIAL BY JURY IN ANY PROCEEDING, COUNTERCLAIM OR OTHER LITIGATION PROCEDURE BROUGHT BY OR AGAINST EITHER OF THEM AGAINST OR BY THE OTHER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS OR THE ADMINISTRATION THEREOF OR THE TRANSACTION OR ANY OF THE OTHER TRANSACTIONS CONTEMPLATED HEREIN OR THEREIN. NO PARTY SHALL SEEK A JURY TRIAL IN ANY PROCEEDING BASED UPON, OR ARISING OUT OF, THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS OR THE ADMINISTRATION THEREOF OR THE TRANSACTION OR ANY OF THE OTHER TRANSACTIONS CONTEMPLATED HEREIN OR THEREIN. NO PARTY HERETO WILL SEEK TO CONSOLIDATE ANY SUCH PROCEEDING IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER PROCEEDING IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. EACH PARTY CERTIFIES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH ABOVE IN THIS SECTION 9.10. NO PARTY HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY THAT THE PROVISIONS OF THIS SECTION 9.10 WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.
Section 9.11 Severability
. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions,

covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the Transaction is not affected in any manner materially adverse to any Party. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the Transaction is consummated as originally contemplated to the fullest extent possible.
Section 9.12 Counterparts
. This Agreement may be executed in two or more counterparts, all of which shall be considered an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more such counterparts have been signed by each Party and delivered (by email or otherwise) to the other Party. Signatures to this Agreement transmitted by electronic mail in “portable document format” format, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signatures.
Section 9.13 Expenses
. Whether or not the Closing takes place, and except as expressly set forth otherwise in this Agreement, all costs, fees and expenses incurred in connection with this Agreement, the Transaction and the other transactions contemplated hereby shall be paid by the Party incurring such expense; provided, however, that Purchaser shall pay (a) all filing and similar costs, fees and expenses payable in connection with any filings or submissions required under any Competition/Foreign Investment Law, (b) any costs, fees and expenses related to the R&W Insurance Policy, and (c) all notary fees related to the transfer of TriMas Germany Sub.
Section 9.14 Interpretation; Absence of Presumption
. It is understood and agreed that the specification of any dollar amount in the representations and warranties or covenants and agreements contained in this Agreement or the inclusion of any specific item in the Disclosure Schedules is not intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material, and no Party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Disclosure Schedules in any dispute or controversy between the Parties as to whether any obligation, item or matter not described in this Agreement or included or not included in the Disclosure Schedules is or is not material for purposes of this Agreement. Nothing herein (for the avoidance of doubt, including the Disclosure Schedules) shall be deemed an admission by either Party or any of its Affiliates, in any Proceeding or otherwise, that such Party or any such Affiliate, or any third party, is or is not in breach or violation of, or in default in, the performance or observance of any term or provisions of any Contract or any Law. For the purposes of this Agreement: (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (b) references to the terms Article, Section, Exhibit and Schedule are references to the Articles, Sections, Exhibits and Schedules to this Agreement unless otherwise specified; (c) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, including the

Schedules and Exhibits hereto and the words “date hereof” refer to the date of this Agreement; (d) references to “$” means U.S. dollars; (e) the word “including” and words of similar import when used in this Agreement and the Transaction Documents mean “including, without limitation,” unless otherwise specified; (f) the word “or” shall not be exclusive; (g) references to “written” or “in writing” include in electronic form; (h) the headings contained in this Agreement and the other Transaction Documents are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement and the other Transaction Documents; (i) the Parties have each participated in the negotiation and drafting of this Agreement and the other Transaction Documents and if an ambiguity or question of interpretation should arise, this Agreement and the other Transaction Documents shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or burdening any Party by virtue of the authorship of any of the provisions in this Agreement or the other Transaction Documents; (j) a reference to any Person includes such Person’s successors and permitted assigns; (k) any reference to “days” means calendar days unless Business Days are expressly specified; (l) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day; (m) “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; (n) any reference to a Law means such Law as amended from time to time and includes any successor legislation thereto and any rules and regulations promulgated thereunder; (o) any reference to a Contract or instrument means such Contract or instrument as amended, supplemented and modified from time to time; and (p) a document shall be deemed to have been “made available” or “provided” to Purchaser if it was made continuously available to Purchaser or its Representatives for at least 24 hours prior to the signing of this Agreement in the “Project Takeoff” electronic data room established by Sellers and their Representatives in connection with the transactions contemplated hereby and hosted by Intralinks.
Section 9.15 Waiver of Conflicts Regarding Representation; Nonassertion of Attorney-Client Privilege
.
(a)Purchaser waives and will not assert, and agrees to cause its Affiliates, including, from and following the Closing, the Transferred Entities, to waive and not assert, any conflict of interest solely arising out of or relating to the representation, after the Closing (the “Post-Closing Representation”), of Sellers or any of their Affiliates, or any shareholder, officer, employee or director of Sellers or any of their Affiliates (any such Person, a “Designated Person”), in any matter involving this Agreement, the other Transaction Documents or any other agreements, the Transaction or any other transactions contemplated hereby or thereby, by any legal counsel currently representing any Designated Person in connection with this Agreement, the other Transaction Documents, the Transaction or any other transactions contemplated hereby or thereby, including Jones Day (the “Current Representation”).
(b)Purchaser waives and will not assert, and agrees to cause its Affiliates, including, from and following the Closing, the Transferred Entities, to waive and not assert, any attorney-client or other applicable legal privilege or protection with respect to any communication between any legal counsel, including Jones Day, and any Designated Person

(including with respect to any communication occurring at or prior to the Closing, the Business) occurring during the Current Representation (the “Privileged Communications”) or in connection with any Post-Closing Representation, including in connection with a dispute with Purchaser or its Affiliates (including, following the Closing, any Transferred Entity), it being the intention of the Parties that all such rights to such attorney-client and other applicable legal privilege or protection and to control such attorney-client and other applicable legal privilege or protection shall be retained by Sellers and their Affiliates and that Sellers, and not Purchaser or its Affiliates or the Transferred Entities, shall have the sole right to decide whether or not to waive any attorney-client or other applicable legal privilege or protection. Accordingly, from and after Closing, none of Purchaser or its Affiliates, shall have any access to any such communications or to the files of the Current Representation, all of which shall be and remain the property of Sellers and not of Purchaser or their Affiliates, or to internal counsel relating to such engagement, and none of Purchaser or its Affiliates, including, following the Closing, the Transferred Entities, or any Person acting or purporting to act on their behalf shall seek to obtain the same by any process on the grounds that the privilege and protection attaching to such communications and files belongs to Purchaser or its Affiliates, including, following the Closing, the Transferred Entities, or does not belong to Sellers. Notwithstanding the foregoing, in the event that a dispute arises between Purchaser or its Affiliates, including, following the Closing, the Transferred Entities, on the one hand, and a third party other than Sellers or their Affiliates, on the other hand, Purchaser or its Affiliates, including, following the Closing, the Transferred Entities, may seek to prevent the disclosure of the Privileged Communications to such third party and request that Sellers not permit such disclosure, and Sellers shall consider such request in good faith.
Section 9.16 [Reserved]
.
Section 9.17 Disclosure Schedules
. The Disclosure Schedules, and all schedules and attachments attached thereto, and all Exhibits attached to this Agreement shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein. Any capitalized terms used in any Exhibit or in the Disclosure Schedules but not otherwise defined therein shall be defined as set forth in this Agreement and Section 9.14 shall apply to the Disclosure Schedules. Any information, item or other disclosure set forth in any Section of the Disclosure Schedules shall be deemed to be disclosed with respect to the corresponding Section of this Agreement and to any other Section of this Agreement (or to have been set forth in any other Section of the Disclosure Schedules), if the relevance of such disclosure to such other Section is reasonably apparent on the face of such disclosure notwithstanding the omission of a reference or a cross-reference with respect thereto and notwithstanding any reference to a Section of the Disclosure Schedules in such Section of this Agreement. Disclosure of any fact or item in the Disclosure Schedules shall not necessarily mean that such fact or item is material and shall not affect the interpretation of such term for the purposes of this Agreement. It may be that certain facts and items disclosed in the Disclosure Schedules are not material and are not required to be disclosed pursuant to the terms of this Agreement. Such facts and items are being disclosed for informational purposes only. No disclosure in the Disclosure Schedules relating to a possible breach or violation of any Contract or Law shall be construed as an admission or indication that a breach or violation exists or has actually occurred. The Disclosure Schedules are not intended to constitute, and shall not be construed as constituting, representations or warranties of Sellers, except to the extent expressly provided in Article III and shall not be deemed to expand in any way the scope or effect of any of such representations or warranties expressly provided in Article III.
Section 9.18 Currency Adjustments
. For purposes of calculating the Closing Working Capital, the Closing Cash Amounts, the Closing Indebtedness and the Closing Transaction Expenses and, for the avoidance of doubt, the final determination of each such calculation pursuant to the terms hereof, any amounts that are not denominated in U.S. Dollars will be determined in U.S. Dollars using the applicable currency exchange rate reported by Bloomberg at 5:00 p.m. (Eastern Time) on the date that such calculation is made in reference to (e.g., the Closing Date in respect of the Closing Working Capital, the Closing Cash Amounts, the Closing Indebtedness and the Closing Transaction Expenses). Any other amounts required to be paid by any Party not denominated in U.S. Dollars will be converted to the U.S. Dollars equivalent of such non- U.S. Dollars amount using the applicable currency exchange rate reported by Bloomberg at 5:00 p.m. (Eastern Time) on the date that is one Business Day prior to the required payment date.
Section 9.19 Indemnification
.
(a)Following the Closing, Purchaser and the Transferred Entities shall indemnify, defend and hold harmless the Sellers and their Subsidiaries (the “Seller Indemnified Parties”) from and against any and all Losses that are incurred or suffered by any of them after the Closing as a result of or arising out of the businesses of the Transferred Entities, including the Business (whether or not such business is conducted by Purchaser, its Affiliates or any permitted assignee thereof) (for the avoidance of doubt, without prejudice to any claim or cause of action Purchaser or its Affiliates may have against the Retained Seller Group or any of its Affiliates hereunder).
(b)Following the Closing, Sellers shall indemnify, defend and hold harmless Purchaser from and against any and all Excluded Liabilities and any and all Losses that are incurred or suffered by Purchaser or any of the Transferred Entities (the “Purchaser Indemnified Parties”) after the Closing as a result of or arising out of the Retained Business (for the avoidance of doubt, without prejudice to any claim or cause of action Sellers or their Affiliates may have against Purchaser or their Affiliates hereunder).
Section 9.20 Indemnification Claims and Payment
.
(a)A claim for indemnification pursuant to Section 9.19 shall be asserted by such Seller Indemnified Party or Purchaser Indemnified Party, as applicable (the “Indemnified Party”) against Purchaser or Sellers, as applicable (the “Responsible Party”) in writing with reasonable promptness, setting forth specifically the obligation with respect to which the claim is made, the facts giving rise to such claim and the alleged basis for such claim, but any failure to so notify the Responsible Party shall not relieve the Responsible Party from any Liability that it may have to the Responsible Party other than to the extent the Responsible Party is actually prejudiced thereby. In the event the Responsible Party disputes its obligation to indemnify such

Indemnified Party under Section 9.19, as applicable, the Responsible Party shall have 30 days after receipt of notice to give written notice of such objection, and the grounds thereof, and such Indemnified Party shall thereafter have 30 days to respond in writing to the objection. If after such 30-day period there remains a dispute as to any obligation, the Parties shall attempt in good faith for 30 days to agree upon the rights of the respective Parties with respect to such indemnification obligation. Following the expiration of the 30-day good faith negotiation period set forth above, to the extent any indemnification dispute remains unresolved, any such dispute shall be resolved exclusively in accordance with Section 9.9 (Governing Law and Jurisdiction) and Section 9.10 (Waiver of Jury Trial). The Parties agree that any such dispute may be brought in the courts specified in Section 9.9 and shall be subject to the jury trial waiver in Section 9.10. For the avoidance of doubt, no payment shall be due with respect to any disputed portion of an indemnification claim until the final non-appealable resolution of such dispute by settlement agreement executed by the Parties or by a final, non-appealable judgment of a court of competent jurisdiction; provided that the Responsible Party shall timely pay any undisputed portion of such claim.
(b)Prior to asserting a claim for indemnification pursuant to Section 9.19, the applicable Indemnified Party shall use commercially reasonable efforts to avail itself of the remedies set forth in Section 5.9, including to promptly transfer, assign and convey the applicable Losses to the Responsible Party without any consideration therefor.
(c)Any indemnification owing pursuant to Section 9.19 with respect to any portion of a claim that is undisputed or that has been finally determined pursuant to Section 9.20(a) (including by final, non-appealable judgment or written settlement) shall be paid by the Responsible Party (or caused to be paid), in each case by wire transfer of immediately available funds to the Indemnified Party, within five Business Days after such undisputed amount or final determination. No Party may set off or net any indemnification amounts alleged to be owed under Section 9.19 against any amounts otherwise payable to the other Party under this Agreement or any Transaction Document, except to the extent expressly permitted in a final, non-appealable judgment or agreed in writing by the Parties. All indemnification payments made under this Section 9.20 shall be deemed to be an adjustment to the Purchase Price.
(d)Third-Party Claims.
(i)If any claim or Proceeding is asserted or commenced by a third party against any Indemnified Party that is or may give rise to indemnification under Section 9.19 (a “Third-Party Claim”), the Indemnified Party shall give the Responsible Party prompt written notice thereof describing the claim in reasonable detail; provided that any delay or failure to provide such notice shall not relieve the Responsible Party of its indemnification obligations except to the extent the Responsible Party is actually prejudiced thereby.
(ii)The Responsible Party may, by written notice to the Indemnified Party within 30 days after receipt of the notice under clause (i), elect to assume and conduct the defense of such Third-Party Claim with counsel reasonably satisfactory to the Indemnified Party; provided that the Responsible Party shall not be entitled to assume the defense of any Third-Party Claim (A) that seeks primarily equitable relief or non-monetary remedies, (B) that, if adversely determined, could reasonably be expected to result in Losses that are not indemnifiable under Section 9.19, (C) that involves a criminal allegation, fraud or willful misconduct alleged against the Indemnified Party, or (D) where the Indemnified Party reasonably determines in good faith that a conflict of interest exists that would make joint representation inappropriate.
(iii)If the Responsible Party assumes the defense, (A) the Indemnified Party may participate in the defense at its own expense and shall reasonably cooperate, and (B) the Responsible Party shall keep the Indemnified Party reasonably informed of material developments. The Responsible Party shall not settle any Third-Party Claim without the Indemnified Party’s prior written consent if such settlement (1) does not include an unconditional and irrevocable release of the Indemnified Party from all liability with respect to such Third-Party Claim, (2) imposes equitable or injunctive relief or any non-monetary obligation on the Indemnified Party, or (3) includes any admission of wrongdoing by the Indemnified Party
(iv)If the Responsible Party does not timely assume the defense or is not entitled to assume the defense pursuant to clause (i), the Indemnified Party may conduct the defense of the Third-Party Claim with counsel of its choosing, and the Responsible Party shall be liable for all reasonable and documented costs and expenses (including reasonable attorneys’ fees) incurred by the Indemnified Party in connection therewith, subject to Section 9.19. The Indemnified Party shall not settle any such Third-Party Claim without the Responsible Party’s prior written consent (not to be unreasonably withheld, conditioned or delayed), except that such consent shall not be required for any settlement that provides solely for the payment of money damages fully indemnifiable hereunder and includes an unconditional release of the Indemnified Party

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IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first written above.

TRIMAS CORPORATION
By: /s/ Jodi F. Robin
Name: Jodi F. Robin
Title: General Counsel and Secretary
[Signature Page to Equity Purchase Agreement]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first written above.

TRIMAS COMPANY LLC
By: /s/ Jodi F. Robin
Name: Jodi F. Robin
Title: Secretary
[Signature Page to Equity Purchase Agreement]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first written above.

AERO PRODUCTS GROUP LLC
By: /s/ Jodi F. Robin
Name: Jodi F. Robin
Title: Secretary

[Signature Page to Equity Purchase Agreement]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first written above.

TRIMAS INTERNATIONAL HOLDINGS LLC
By: /s/ Jodi F. Robin
Name: Jodi F. Robin
Title: Secretary
[Signature Page to Equity Purchase Agreement]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first written above.

RIEKE GERMANY GMBH & CO. KG
By: /s/ Heiner Moeller
Name: Heiner Moeller
Acting as managing director of the managing general partner, Rieke Germany Holdings GmbH (formerly: Rieke-Lamons Germany Holdings GmbH)
By: /s/ Emil Winkler
Name: Emil Winkler
Acting as managing director of the managing general partner, Rieke Germany Holdings GmbH (formerly: Rieke-Lamons Germany Holdings GmbH)

[Signature Page to Equity Purchase Agreement]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first written above.

TAKEOFF BUYER, INC.
By: /s/ Joshua Sattel
Name: Joshua Sattel
Title: Vice President

[Signature Page to Equity Purchase Agreement]